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                                                                EXHIBIT 13.7
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20529

                                   FORM 10-K
(MARK ONE)
[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
     SECURITIES EXCHANGE ACT OF 1934

                    FOR FISCAL YEAR ENDED DECEMBER 31, 1994

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

  FOR THE TRANSITION PERIOD FROM                     TO                     :

                         COMMISSION FILE NUMBER 0-25188

                            WASHINGTON MUTUAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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                  WASHINGTON                                    91-1653725
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

              1201 THIRD AVENUE
             SEATTLE, WASHINGTON                                  98101
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                     (ZIP CODE)
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       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (206) 461-2000
                            ------------------------

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

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                       TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH REGISTERED
                       -------------------                        -----------------------------------------
                          COMMON STOCK                                     THE NASDAQ STOCK MARKET
     9.12% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C               THE NASDAQ STOCK MARKET
    $6.00 NONCUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK,             THE NASDAQ STOCK MARKET
                                SERIES D
     7.60% NONCUMULATIVE PERPETUAL PREFERRED STOCK, SERIES E               THE NASDAQ STOCK MARKET
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     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of
1934 during the preceding 12 months (or for such shorter period that the
Registrant was required to file such reports), and (2) has been subject to such filing requirements for the last 90 days. Yes X No
     Indicate by check mark if disclosure of delinquent filers pursuant to Item
405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K. / /

     The aggregate market value of the voting stock held by non-affiliates of the registrant as of January 31, 1995:
                         COMMON STOCK -- $1,092,681,474

 The number of shares outstanding of the issuer's classes of common stock as of
                               January 31, 1995:

                           COMMON STOCK -- 61,996,112

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the definitive proxy statement for the Annual Meeting of Shareholders to be held April 18, 1995, are incorporated by reference into Part III.
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                            WASHINGTON MUTUAL, INC.

                        1994 ANNUAL REPORT ON FORM 10-K

                               TABLE OF CONTENTS

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PART I................................................................................    1
  Item 1. Business....................................................................    1
     General..........................................................................    1
     The Reorganization...............................................................    1
     Washington Mutual's Operating Subsidiaries.......................................    2
     Lending Activities...............................................................    3
     Asset Quality....................................................................    6
     Provision for Loan Losses and Reserve for Loan Losses............................    7
     Other Investments................................................................    8
     Sources of Funds.................................................................    9
     Asset and Liability Management...................................................   11
     Acquisitions.....................................................................   11
     Employees........................................................................   12
     Taxation.........................................................................   12
     Environmental Regulation.........................................................   13
     Regulation and Supervision.......................................................   13
     Competitive Environment..........................................................   20
     Principal Officers...............................................................   21

  Item 2. Properties..................................................................   23
  Item 3. Legal Proceedings...........................................................   23
  Item 4. Submission of Matters to a Vote of Security Holders.........................   23

PART II...............................................................................   23
  Item 5. Market for Washington Mutual's Common Stock and Related Security
          Holder Matters..............................................................   23
  Item 6. Selected Financial Data.....................................................   26
  Item 7. Management's Discussion and Analysis of Financial Position and
          Results of Operations.......................................................   27
     Results of Operations............................................................   27
     Review of Financial Condition....................................................   33
     Asset Quality....................................................................   38
     Provision for Loan Losses and Reserve for Loan Losses............................   40
     Interest Rate Risk Management....................................................   41
     Liquidity........................................................................   43
     Capital Requirements.............................................................   43
  Item 8. Financial Statements and Supplementary Data.................................   43
  Item 9. Changes in and Disagreements With Accountants on Accounting and Financial
          Disclosure..................................................................   43

PART III..............................................................................   44

PART IV...............................................................................   44
  Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K............   44
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                                     PART I
ITEM 1. BUSINESS

GENERAL

     Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company") is a Washington corporation that provides a broad range of financial services to consumers in Washington, Oregon and Idaho through its subsidiary operations. The principal asset of Washington Mutual is its direct and indirect ownership of its principal subsidiaries, Washington Mutual Bank ("WMB"), Washington Mutual, a Federal Savings Bank ("FSB"), Washington Mutual Federal Savings Bank ("WMFSB") and WM Life Insurance Co. ("WM Life"). Financial services of the Company include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. Washington Mutual, through various subsidiaries, also issues and markets annuity contracts and is the investment advisor and distributor of mutual funds. At Dec. 31, 1994, Washington Mutual, through its subsidiaries, operated a total of 232 financial centers and 22 loan centers. At Dec. 31, 1994, Washington Mutual had total assets of $18.5 billion, total deposits of $9.8 billion and stockholders' equity of $1.3 billion.

     During the first half of 1993, Washington Mutual merged with Pioneer Savings Bank ("Pioneer") and acquired Pacific First Bank ("Pacific First"). As a result of these business combinations, the Company became substantially larger, with significant operations in Oregon as well as Washington. (See
"Acquisitions.")

     During 1994, there was a significant rise in short-term market interest rates. A rising interest rate environment generally has an adverse effect on the business of thrift institutions such as WMB, FSB and WMFSB. Thrift institutions traditionally have funded loans to homeowners with short-term savings deposits and borrowings. During any given time period a large volume of savings deposits and borrowings reprice, but only a comparatively smaller volume of loans matures or reprices. As a consequence, the loans still outstanding must be financed with new or repriced liabilities bearing interest rates, which, depending on market conditions, may be considerably higher than the unchanged interest being earned on the loans. This mismatch between asset and liability maturities benefits a thrift institution when market interest rates fall, but adversely affects profitability when interest rates rise. While the Company takes various steps to reduce its exposure to increases in interest rates, its business during 1994 was nevertheless adversely affected by the increase, and future increases in market interest rates would continue to have an adverse effect on the Company.

     The principal executive offices of Washington Mutual are located in the Washington Mutual Tower, 1201 Third Avenue, Suite 1500, Seattle, Washington, 98101, and its telephone number is (206) 461-2000.

THE REORGANIZATION

     On Nov. 29, 1994, the Company's predecessor, Washington Mutual Savings Bank ("WMSB"), reorganized into a holding company structure (the "Reorganization"). To effect the Reorganization, WMSB formed WMI in August of 1994. Thereafter, WMSB caused WMI to form WMB as a wholly owned subsidiary of WMI. In the Reorganization, WMSB merged with and into WMB, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. As a result of the Reorganization, WMI became the parent company of the companies of which WMSB was, prior to the Reorganization, the parent company. Because WMI owns WMB, FSB and WMFSB, WMI is a savings and loan holding company under federal law and, as such, is subject to regulation by the Office of Thrift Supervision ("OTS").

     As a result of the Reorganization, all shareholders of WMSB became shareholders of WMI. Each outstanding share of WMSB common stock was converted into one share of WMI common stock, no par value per share, and each outstanding share of WMSB 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E, was converted on a share-for-share basis into WMI 9.12% Noncumulative Perpetual Preferred Stock, Series C; $6.00 Noncumulative Convertible Perpetual Preferred Stock,

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Series D; and 7.60% Noncumulative Perpetual Preferred Stock, Series E,
respectively, with substantially the same relative rights, privileges and preferences.

     Except where otherwise indicated, references hereinafter to "Washington Mutual" or the "Company" refer to both (i) WMI and its consolidated subsidiaries after the consummation of the Reorganization and (ii) WMSB and its consolidated subsidiaries prior to the consummation of the Reorganization.

WASHINGTON MUTUAL'S OPERATING SUBSIDIARIES

  Washington Mutual Bank

     WMB's principal business is providing a broad range of financial services, primarily to consumers. (Hereinafter, "WMB" is used to refer both to WMB and its predecessor, WMSB.) These services include the traditional savings bank activities of accepting deposits from the general public and making residential loans, consumer loans and limited types of commercial real estate loans, primarily multi-family. WMB currently operates 73 financial centers, 40 in the greater Seattle metropolitan area and 33 elsewhere in Washington and 10 loan centers in Washington.

     WMB operates under Title 32 (Mutual Savings Banks) of the Revised Code of Washington. Its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"), principally through the Bank Insurance Fund ("BIF"). Because WMB owns FSB, WMB is a savings and loan holding company under federal law and, as such, is also subject to regulation by the OTS.

  Washington Mutual, a Federal Savings Bank

     FSB's principal business is accepting deposits from the general public, making consumer loans and facilitating the origination of residential loans that are underwritten, closed and funded by WMB. In recent years, FSB has grown primarily by acquiring other institutions and by purchasing loan participations from WMB. The range of deposit and loan products offered at FSB financial centers is the same as those offered at WMB financial centers, except that FSB's deposits are insured through its membership in the Savings Association Insurance Fund ("SAIF"). FSB is subject to comprehensive regulation and examination by the OTS and to supervision and examination by the FDIC. (See "Regulation and Supervision.") FSB operates 158 financial centers, 38 in the greater Seattle metropolitan area, 41 elsewhere in Washington, 76 in Oregon and three in Idaho. FSB also operates 12 loan centers in Washington, Oregon and Idaho. Most of these financial centers were acquired in business combinations completed in the past several years.

  Washington Mutual Federal Savings Bank

     WMFSB is a federal savings bank formed in 1994 to participate in a supervisory acquisition of certain branches of a federal savings bank from the Resolution Trust Corporation. WMFSB's principal business includes the traditional savings association activity of accepting deposits from the general public, as well as the brokering of loans to other WMI subsidiaries. WMFSB also makes consumer loans. WMFSB operates one financial center in Lake Oswego, Oregon and, as of early 1995, one loan center in Utah. It is anticipated that Olympus Bank, a Federal Savings Bank ("Olympus Bank") will be merged into WMFSB in 1995. (See "Acquisitions.")

  WM Life Insurance Co.

     WM Life is an Arizona-domiciled capital life insurance company that was purchased in 1983. Subsequent to the purchase, WMB contributed additional capital and surplus to WM Life to qualify and maintain it as a direct underwriter of life insurance. WM Life is authorized under state law to issue annuities in seven states. WM Life currently issues the Income Annuity, a flexible premium annuity sold by Murphey Favre, Inc. ("Murphey Favre"), by Washington Mutual Insurance Services, Inc. ("WMIS") in Washington and by Columbia Services, Inc. ("CSI"), a subsidiary of FSB, in Oregon, and the Composite Variable Annuity, a variable annuity sold by Murphey Favre. It also underwrites other flexible premium annuities that are sold by independent agents. WM Life owns Empire Life Insurance Co. ("Empire"), which is currently

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licensed under state law to issue annuities in 26 states. Empire currently issues flexible premium annuities sold by Murphey Favre and independent agents.

  Murphey Favre, Inc.

     Murphey Favre is a registered broker-dealer that offers a broad range of securities brokerage services, including distribution of mutual funds. Murphey Favre has seven free-standing offices and offices in most of the Company's financial centers. Murphey Favre's subsidiary, Murphey Favre Securities Services, Inc., provides advisory, administrative and support services to broker-dealers and to mutual funds.

  Composite Research & Management Co.

     Composite Research & Management Co. ("Composite Research") is a registered investment advisor. Composite Research is the investment advisor of eight mutual funds and offers separate investment management for large accounts. As of Dec. 31, 1994, Composite Research had a total of $1,095.5 million in funds under management in the eight mutual funds.

LENDING ACTIVITIES

  General

     The Company's lending activities are carried on through its banking subsidiaries, WMB, FSB and WMFSB. As of Dec. 31, 1994, the Company's total loan portfolio (carried at historical cost) of $12,534.6 million (exclusive of reserve for loan losses) included $8,004.3 million in mortgage loans secured by first liens on 1-4 family residential properties; $1,675.4 million in mortgage loans secured by commercial properties such as apartment buildings, office buildings, warehouses, shopping centers and medical office buildings; $516.5 million in residential construction loans; $2,336.0 million in consumer loans; and $2.4 million in commercial credits. (For a discussion of the fair value of the loan portfolio, see "Financial Statements and Supplementary Data -- Note 27:
Fair Value of Financial Instruments.")

     Washington state law gives state-chartered savings banks such as WMB broad lending powers, subject to certain statutory restrictions on total investment in different types of loans. WMB may make loans secured by residential and commercial real estate, secured and unsecured consumer loans, and secured and unsecured commercial loans. FSB and WMFSB have narrower lending authority, but can make loans secured by residential and commercial real estate, certain secured and unsecured consumer loans, and a limited amount of secured and unsecured commercial loans.

     In originating loans, the Company must compete with other savings banks, savings and loan associations, commercial banks, mortgage companies and, primarily in the commercial real estate area, life insurance companies. In addition, the Company's lending activities are heavily influenced by economic trends affecting the availability of funds and by general interest rate levels. More specifically, the condition of the construction industry and the demand for housing directly affect residential lending volumes.

  Residential Real Estate Loans

     The Company makes available to borrowers in its primary consumer market area a full range of residential loans, including FHA-insured and VA-guaranteed loans, conventional fixed-rate loans for terms of five, 15 or 30 years, and adjustable-rate mortgage loans ("ARMs"). ARMs are advantageous to the Company because adjustable-rate loans better match its natural liability base. However, Washington Mutual's ability to originate ARMs in lieu of fixed-rate loans has varied in response to changes in market interest rates. Between 1990 and 1993, ARMs constituted less than 30 percent of residential loan originations, reflecting continuing lower market interest rates. With the rise in interest rates, ARMs totaled 62 percent of residential loan originations during 1994.

     Under the Company's current ARMs programs, the borrower may choose among loans that have the initial interest rate fixed for one, three or five years before the adjustments begin. Currently ARMs are indexed to the 1-year Treasury Securities Index and have annual caps of 2 percent. Under most options, the borrower

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may elect, between the sixth and the sixtieth months, to convert to a fixed-rate loan payable over the remainder of the original term. There is no conversion fee, and the fixed interest rate is indexed to the then current required net yield for loans sold to the Federal National Mortgage Association ("FNMA").

     Originations in 1992, 1993 and early 1994 included significant refinancing activity that was generated by low market interest rates. Higher interest rates in 1994 curtailed refinancing activity for the year. Consequently, total lending volumes in 1994 were below those in the prior year.

     All of the Company's residential mortgage lending is subject to non-discriminatory underwriting standards, and most is subject to loan origination and documentation procedures acceptable to the secondary market. Residential loans are originated using standard FNMA and Federal Home Loan Mortgage Corporation ("FHLMC") applications and appraisal forms. All loans are subject to underwriting review and approval by various levels of Company personnel, depending on the size of the loan. Residential loan applications come in through various channels, primarily the Company's loan centers and financial centers. However, all residential real estate loans are currently originated by WMB.

     Mortgage insurance currently is required on all residential real estate loans originated at a loan-to-value ratio of 90 percent and above. Any exceptions must be reported to the Board of Directors of WMB. As of Dec. 31, 1994, 4 percent of the residential real estate loan portfolio had loan-to-value ratios of 90 percent or above at origination and were without mortgage insurance.

     The Company from time to time, depending upon its asset and liability management strategy, converts a portion of its 15-year and 30-year, fixed-rate mortgage production into either FHLMC participation certificates, Government National Mortgage Association ("GNMA") mortgage-backed securities or FNMA conventional mortgage-backed securities, primarily for sale in the secondary market. This securitization of its loans provides the Company with increased liquidity both because the mortgage securities are more readily marketable than the underlying loans and can be used as collateral for borrowing.

     In addition to interest earned on loans, the Company receives fees for originating loans and for providing loan commitments. The Company also charges fees for loan modifications, late payments, changes of property ownership and other miscellaneous services. Fees received in connection with loan originations are deferred and amortized into interest income over the life of the loan. The Company also receives fees for servicing loans for others.

     Primarily as a result of recent acquisitions, the size of the Company's residential loan portfolio increased dramatically. While there has been some shifting in the geographic dispersal of the portfolio toward California and other states, the bulk of the Company's residential loan portfolio remains focused in Washington and Oregon (95 percent of the portfolio at Dec. 31, 1994). Although the residential loans made by Pacific First and Pioneer were not underwritten according to the specific guidelines of the Company, they generally were underwritten to conform to FNMA and FHLMC standards.

     Residential real estate loans totaled $8,004.3 million or 64 percent of the loan portfolio at Dec. 31, 1994, compared with $6,680.5 million or 61 percent a year earlier.

  Residential Construction Loans

     Washington Mutual provides financing for two different categories of residential construction loans. A custom construction loan is made to the intended occupant of a house to finance its construction. Speculative construction loans are made to borrowers who are in the business of building homes for resale. Speculative construction loans are made on a house-by-house basis and not as lines of credit to builders. Nevertheless, they involve somewhat more risk than custom construction loans and involve different underwriting considerations. All construction loans require approval by various levels of Company personnel, depending on the size of the loan. Construction loans for nonconforming residential properties (properties other than single-family detached houses) are subject to more stringent approval requirements.

     Residential construction loans totaled $516.5 million or 4 percent of the loan portfolio at Dec. 31, 1994, compared with $409.8 million or 4 percent a year ago.

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  Commercial Real Estate Loans

     The Boards of Directors of both WMB and FSB have adopted lending policies that generally limit future commercial real estate loan originations to Washington, Oregon, Idaho, Utah, Montana and contiguous states. The Company's existing loan portfolio is principally concentrated in Washington, Oregon and California.

     In all commercial real estate lending, the Company considers the location, marketability and overall attractiveness of the project. Washington Mutual's current underwriting guidelines for commercial real estate loans require an economic analysis of each property with regard to the annual revenue and expenses, debt service coverage and fair market value to determine the maximum loan amount. Commercial real estate loans require approval at various levels of Company personnel, depending on the size of the loan.

     Commercial real estate lending generally entails greater risks than residential mortgage lending. Commercial real estate loans typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income-producing properties usually depends on the successful operation of the related real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. In recent years, commercial real estate values in many areas of the country have substantially declined. This was the case in Texas as a result of economic conditions caused by the problems in energy related businesses and, more recently, in Arizona and California as a result of an overbuilt market and weak economies.

     During the past few years, Washington Mutual has shifted its commercial real estate lending to focus on small-to-medium size apartment lending ($2.5 million or less). During 1994, originations of apartment loans totaled $92.1 million, up from $71.8 million during 1993. Other commercial real estate lending totaled $23.0 million versus $94.0 million for the same time periods. In 1993, two commercial loans with a combined value of $65.0 million were made to the parent company of Pacific First as part of the acquisition. (By year-end 1993, both loans had been paid off.) At Dec. 31, 1994, loans on apartment buildings totaled $947.3 million and loans on other commercial real estate totaled $728.1 million or a combined 13 percent of total loans.

     In order to monitor its commercial real estate loan portfolio, the Company periodically (i) inspects real estate collateral based on the loan risk classification, the loan size and the location of the collateral; (ii) analyzes the economic condition of markets in which the Company has a geographic concentration; and (iii) reviews operating statements and rent rolls for all the properties, updated financial and tax statements of borrowers, evidence of insurance coverage and evidence that real estate taxes have been paid. These procedures are designed to analyze the economic viability of the property and to determine whether or not the debt service coverage and loan-to-value ratios remain consistent with the Company's underwriting policies. It is the intention of management to perform a continual review of the commercial real estate loan portfolio in light of the condition of the real estate market. Based upon the above procedures, the Company classifies loans that fall below underwriting standards into various risk or watch categories.

     In October 1992, responsibility for the monitoring of all commercial real estate loans in California was transferred to Washington Mutual's Special Credits department. At the time of the Pacific First and Pioneer business combinations, the department undertook a complete review of all properties located in California (including acquired loans) and revised its risk assessments of some of these loans. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Provision for Loan Losses and Reserve for Loan Losses.")

     The acquisition of Pacific First and the merger with Pioneer added approximately $966.1 million and $32.2 million, respectively, to the Company's commercial real estate loan portfolio. The acquisition of Pacific First increased the commercial real estate portfolio in California by approximately one-third or $90.0 million. The Company's Special Credits department closely monitors this portfolio and regularly revises risk assessments. The Company believes that, although they do not conform to its guidelines, the commercial real estate loans acquired from Pacific First were generally underwritten according to standards and procedures that are acceptable to management.

     As of Dec. 31, 1994, loans within Washington and Oregon accounted for 81 percent of the commercial real estate portfolio and loans on multi-family projects comprised 57 percent of the portfolio.

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     Commercial real estate loans totaled $1,675.4 million or 13 percent of the total loan portfolio at Dec. 31, 1994, compared with $1,828.3 million or 17 percent a year earlier.

  Manufactured Housing, Second Mortgage and Other Consumer Loans

     The Company offers consumer loan programs in Washington, Oregon and Idaho that include the following: (i) manufactured housing loans; (ii) second mortgage loans for a variety of purposes including purchase, renovation, or remodeling of property, and for uses unrelated to the security; (iii) loans for the purchase of automobiles, pleasure boats and recreational vehicles; (iv) student loans; and (v) loans for general household purposes, including loans made under Washington Mutual's secured line of credit programs. Consumer loans, in addition to being an important part of the Company's orientation toward consumer financial services, promote greater net interest income stability because of their somewhat shorter maturities and faster prepayment characteristics. The size of the consumer loan portfolio has grown rapidly in recent years. Lending in this area may involve special risks, including decreases in the value of collateral and transaction costs associated with foreclosure and repossession.

     Consumer loans are generally secured loans and are made based on an evaluation of the collateral and the borrower's creditworthiness, including such factors as income, other indebtedness and credit history. Secured consumer loan amounts typically do not exceed 80 percent of the value of the collateral, less the outstanding balance of any first-mortgage loan. Manufactured housing loans do not exceed 90 percent of the value of the collateral plus taxes and other costs. Additional limitations may be based on the customer's income, credit history and other factors showing creditworthiness, and lines of credit are subject to periodic review, revision and, when deemed appropriate by the Company, cancellation as a result of changes in the borrower's financial circumstances.

     As a result of the acquisition of Pacific First, the amount of loans in the Company's portfolio that were originated for the purchase of recreational vehicles, pleasure boats and automobiles increased. While Washington Mutual is authorized to make these loans, they have not been a significant part of the Company's consumer loan business in recent years. As of Dec. 31, 1994, the Company's portfolio included $112.7 million of recreational vehicle loans, $68.8 million of boat loans and $43.4 million of automobile loans. Additionally, a significant number of the Pacific First recreational vehicle and boat loans are for amounts greater than $100,000. These large recreational vehicle and boat loans carry increased risk, and this risk was considered in determining the level of the reserve for loan losses acquired from Pacific First. The merger with Pioneer did not have a material effect on the Company's consumer loan portfolio.

     Consumer loans totaled $2,336.0 million or 19 percent of the loan portfolio at Dec. 31, 1994, compared with $2,081.2 million or 19 percent a year earlier.

  Commercial Credits

     The Company's commercial credits include high-yield bonds in which the Company invested between 1986 and 1988. The market for high-yield bonds virtually evaporated during early 1990. At that time, the Company reclassified these investments to the commercial credits portion of its loan portfolio. At Dec. 31, 1994, commercial business loans resulting from acquisitions comprised the majority of commercial credits.

     Commercial credits totaled $2.4 million or less than 0.1 percent of Washington Mutual's loan portfolio at Dec. 31, 1994, down from $6.6 million a year earlier.

ASSET QUALITY

     Banks are required to review their assets on a regular basis and to classify them if any weaknesses are noted. Adequate reserves must be maintained for assets classified as substandard or doubtful. Any assets classified as loss must be immediately written-off. Washington Mutual has a comprehensive process for classifying assets and asset reviews are performed on a quarterly basis. The objective of the review process is to identify any trends and determine the levels of loss exposure to evaluate the need for an adjustment to the reserve accounts. Classified assets consist of nonaccrual loans, loans under foreclosure, real estate owned

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("REO") and performing loans and securities that exhibit credit quality weaknesses. Certain performing loans included in classified assets meet the criteria of troubled debt restructurings because of modifications to loan terms.

     The principal measures of asset problems are the levels of nonaccruing loans, loans under foreclosure and REO, the size of the provision for loan losses, loan charge-offs and the size of the write-downs in the value of REO.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90-day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     Nonperforming loans include loans on which payment is 90 days or more delinquent and loans that are under foreclosure (a category that includes properties for which decrees of foreclosure have been granted but that are held under sheriffs' certificates pending expiration of the borrowers' redemption rights).

     Real estate that served as security for a defaulted loan and that became REO is recorded on the Company's books at the lower of the outstanding loan balance (net of any reserves charged-off) or fair market value, the determination of which takes into account the effect of sales and financing concessions that may be required to market the property. If management's estimate of fair market value at the time a property becomes REO is less than the loan balance, the loan is written-down at that time by a charge to the reserve for loan losses.

     In 1990, the Company established an REO reserve to provide for inherent losses that may result from unforeseen market changes in the REO portfolio and declines in fair market values of properties subsequent to their initial transfer to REO.

     REO properties are analyzed periodically to determine the adequacy of the REO reserve. Any adjustment in the reserve that results from such evaluations is either charged or credited to the results of REO operations in the period in which it is identified. Personal property that has been repossessed is recorded at the lower of the outstanding loan balance (net of any charge-offs) or fair market value at the time the property was repossessed.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Asset Quality" for further discussion.)

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

     In 1990, the Company changed its reserving methodology from a traditional loan-by-loan analysis of providing for losses to a general reserving method. General reserves are based upon management's continuing analysis of pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the portfolio, historical loan loss trends, industry wide loss experience, and current and anticipated economic conditions.

     As part of the process of determining the adequacy of the reserve for loan losses, the Company reviews its loan portfolios for specific weaknesses. A portion of the reserve is then allocated to reflect the potential loss exposure of those specific weaknesses. When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; or the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement. Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Provision for Loan Losses and Reserve for Loan Losses.")

     In connection with the acquisition of Pacific First, $46.0 million was added to the reserve for loan losses. The increase was based on an analysis of the risks inherent in the loan portfolio acquired from Pacific First.

     It is possible that the provision for loan losses may, in the future, change as a percentage of total loans. The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair market value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared, although there can be no assurance that the reserve level is in fact adequate.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Provision for Loan Losses and Reserve for Loan Losses" for further discussion.)

OTHER INVESTMENTS

  General

     WMI has authority under state law to make any investment, but may be subject to certain restrictions imposed by the Home Owners' Loan Act ("HOLA"). Under Washington state law, WMB has authority to make any investment deemed prudent by its Board of Directors, and may invest in commercial paper, corporate bonds, mutual fund shares, debt and equity securities issued by creditworthy entities and interests in real estate located inside or outside of Washington state. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), however, prohibits a state bank (such as WMB) from making or retaining equity investments that are not permissible for a national bank, subject to certain exceptions. (See "Regulation and Supervision.") FSB and WMFSB have authority to make investments specified by HOLA and applicable regulations, including governmental obligations, investment-grade commercial paper, and investment-grade corporate debt securities. Under the laws of the states of Arizona and Washington, respectively, WM Life and Empire have broad authority to make investments in debt and equity securities subject to applicable reserve requirements and risk-based capital requirements. (See "Regulation and Supervision -- Regulation of Nonbanking Affiliates.")

     Investments in corporate debt and equity securities have different risks than investments in real estate loans. The risk of loss upon default of the borrower is generally greater for corporate debt securities than for real estate loans. In addition, investments by the Company in debt or equity securities of an issuer are generally much larger than investments in any particular real estate loan, resulting in a greater impact on the Company in the event of default or decline in market value. The Company regularly analyzes these securities for impairment of value and makes adjustments in their carrying value or yield as appropriate.

     Effective Jan. 1, 1994, Washington Mutual adopted, as required, Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This standard required investment and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. These circumstances include a significant deterioration of the issuer's creditworthiness; changes in tax law that reduce the tax-exempt status of interest on the debt security; major business combinations that require a significant disposition of assets to maintain the enterprise's existing interest rate risk or credit risk policy; and certain changes in statutory or regulatory investment authority or capital requirements. Any security that might be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand or general liquidity needs, or similar factors should not be classified as held-to-maturity. Because of the increase in interest rates during 1994, the fair value of the portfolio moved from an unrealized gain of $79.4 million at the beginning of the year to an unrealized loss of $201.9 million at Dec. 31, 1994. Because the Company has the ability and intent to hold these securities to maturity, this unrealized loss was not recognized in the financial statements and will not be recognized unless the Company, for some unforeseen reason, liquidates a portion of the portfolio.

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Unrealized gains and losses on available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. (Under regulations adopted by the FDIC and OTS during fourth quarter 1994, this component is not included in regulatory capital calculations.) As of Jan. 1, 1994, a net unrealized gain (on an after-tax basis) of $13.6 million associated with the available-for-sale securities was included as a separate component of stockholders' equity. But as interest rates rose during 1994, the fair value of the available-for-sale portfolio declined resulting in a net unrealized loss (on an after-tax basis) as of Dec. 31, 1994, of $29.0 million. Further increases in interest rates will likely result in further deterioration of the market value of this portfolio.

     As of Dec. 31, 1994, the Company's investment portfolio included $2,608.6 million of held-to-maturity securities (with a fair value of $2,406.7 million), $2,535.0 million of available-for-sale securities and $572,000 of trading account securities.

     (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Investment Activities" for further discussion.)

SOURCES OF FUNDS

  Savings

     Washington Mutual competes with other financial institutions in attracting savings deposits. WMB accepts deposits at 73 financial centers in Washington state and FSB accepts deposits at 79 financial centers in Washington state, 76 financial centers in Oregon and three financial centers in Idaho. WMFSB accepts deposits at one financial center in Oregon. Competition from commercial banks has been particularly strong due to their extensive branch systems. In addition, there is strong competition for savings dollars from credit unions, mutual funds and nonbank corporations, such as securities brokerage companies and other diversified companies, some of which have nationwide networks of offices.

     Generally lower interest rates since 1985 have reduced the attractiveness of bank deposits for many customers and curtailed the Company's deposit growth. In recent years, deposit growth has resulted almost exclusively from acquisitions. At Dec. 31, 1994, the Company's deposits totaled $9,777.9 million. During 1993, the acquisition of Pacific First and the merger with Pioneer added approximately $3,831.7 million and $659.5 million in deposits, respectively. Excluding the balance of acquired deposits at their acquisition date, the Company's deposits declined $307.6 million from Dec. 31, 1992 to Dec. 31, 1994.

     The Company offers traditional passbook and statement savings accounts as well as checking accounts. In addition, the Company offers money market deposit accounts ("MMDAs"), with higher minimum balances offering higher yields. At Dec. 31, 1994, there were $2,250.1 million in MMDAs.

     Washington Mutual offers a broad range of retail time deposits and, at Dec. 31, 1994, had a total of $4,750.1 million in retail time deposits, of which $2,124.9 million had original maturities longer than one year. The most popular time deposit is Investor's Choice, which is a retail time deposit with maturities available from one to 120 months in any one of three deposit size categories. Interest rates on Investor's Choice deposits generally increase with increased maturity and amount. At Dec. 31, 1994, Investor's Choice time deposits totaled $3,817.4 million.

     Throughout 1992, 1993 and into 1994, low interest rates on bank deposits reduced their appeal to consumers, and depositors have tended to move their money from time deposits to MMDAs and checking accounts. The significant increase in deposit rates in late 1994 and early 1995 may begin to change this trend.

     In addition to its retail time deposits, the Company offers wholesale time deposits and brokered deposits. Wholesale time deposits have balances of at least $100,000 and are primarily sold to institutional investors. At Dec. 31, 1994, there was a total of $619.1 million in wholesale time deposits. Bank Investment Contracts ("BICs") were offered to qualified employee benefit plans in the past. At Dec. 31, 1994, deposits included a total of $22.8 million of BICs. As a result of FDICIA, BICs issued to nongovernmental employee benefit plans are no longer entitled to deposit insurance protection, and almost no such plans are currently interested in BICs. From time to time, Murphey Favre brokers deposits on behalf of WMB. WMB has also sold deposits through various external brokers but at Dec. 31, 1994, had no such deposits.

  Annuities

     WM Life and Empire issue fixed-rate annuity contracts. At Dec. 31, 1994, the outstanding balance of such contracts was $770.1 million. WM Life also issues variable-rate annuity contracts; at Dec. 31, 1994, the outstanding balance of such contracts was $29.1 million. All annuity contracts impose a contractual surrender charge in the event of a customer's withdrawal of funds within a certain number of years (in the case of most of WM Life's fixed-rate annuity contracts, five years) after the date of such customer's contribution of funds to the annuity contract.

  Borrowings

     In addition to accepting deposits, the Company borrows funds. Borrowings include the sale of securities subject to repurchase agreements, the purchase of federal funds, the issuance of mortgage-backed bonds or notes, capital notes and other types of debt securities, and funds obtained as advances from the Federal Home Loan Bank of Seattle ("FHLB"). The Company also has access to the Federal Reserve Bank's discount window. Under Washington state law, WMB may borrow up to 30 percent of total assets, but sales of securities subject to agreements to repurchase are not deemed borrowings under such law, and borrowings from federal, state or municipal governments, agencies or instrumentalities thereof also are not subject to the 30 percent limit.

     The Company actively engages in repurchase agreements with authorized broker-dealers and major customers selling U.S. government and corporate securities and mortgage-backed securities under agreements to repurchase them at a future date. As of Dec. 31, 1994, the Company had $2,595.7 million of such borrowings.

     During 1994, WMB, WMFSB and WM Life joined FSB as members of the FHLB. As members, a company maintains a credit line that is a percentage of its total regulatory assets, subject to collateralization requirements. At year end, WMB, WM Life and FSB had credit lines of 12 percent, 20 percent and 35 percent of total regulatory assets, respectively. WMFSB did not have a credit line. At Dec. 31, 1994, advances under these credit lines totaled $3,737.6 million and are secured in aggregate by grants of security interests in all FHLB stock owned, deposits with the FHLB, and certain mortgage loans and deeds of trust and securities of the U.S. government and agencies thereof.

     As part of the acquisition of Pacific First, the Company assumed a $75.0 million note payable to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

     In addition to the borrowings discussed above, at Dec. 31, 1994, the Company was in a position to obtain an additional $3,144.3 million, primarily through the use of collateralized borrowings and deposits of public funds using unpledged mortgage-backed securities and other wholesale borrowing sources. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Liquidity.")

ASSET AND LIABILITY MANAGEMENT

     The long-run profitability of the Company depends not only on the success of the services it offers to its customers and the quality of its loans and investments, but also the extent to which its earnings are unaffected by changes in interest rates. Historically, the Company has had a mismatch between the maturities of its assets and liabilities because its customers have traditionally preferred short-term deposits and long-term fixed-rate loans. This mismatch generally is not a problem when interest rates are stable or declining. When interest rates increase, however, the interest paid to depositors and on borrowings tends to rise much more quickly than the interest earned on loans and investments, reducing the Company's net interest spread and impacting its net interest income. The Company's asset and liability management strategy attempts to reduce the risk of a significant decrease in net interest income caused by interest rate changes without unduly penalizing current earnings.

     One means of reducing the effect of interest rate volatility on net interest income is to shorten asset maturities. In recent years, the Company has attempted to do this by emphasizing ARMs and short-term consumer loan programs. During periods of moderate to high market interest rates, originations of ARMs have been well received by customers. But during periods of low market interest rates, customers have preferred fixed-rate mortgage loans. At the end of 1990, 52 percent of the Company's residential, residential construction and commercial real estate mortgage loan portfolio had variable or adjustable rates; at the end of 1991, 39 percent of such portfolio had variable or adjustable rates. Since then, the level of the Company's variable or adjustable-rate residential, residential construction and commercial real estate mortgage loan portfolio has stayed constant at approximately 40 percent, reflecting the low interest rate environment throughout much of the period.

     Another way to reduce the effect of the volatility of interest rates is to lengthen liability maturities, which is difficult because of depositors' preferences for liquidity. This was apparent from the fact that at Dec. 31, 1994, the Company's MMDAs accounted for $2,250.1 million or 25 percent of total retail deposits and retail time deposits with maturities less than one year totaled $2,589.0 million or 29 percent of total retail deposits. However, in the first two months of 1994, the Company did convert approximately $750.0 million of its short-term FHLB borrowings into FHLB advances with average maturities of three years.

     From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination of ARMs and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production; and the use of derivative instruments, such as interest rate exchange agreements, interest rate cap agreements and options on such instruments.

     As of Dec. 31, 1994, interest-sensitive assets of $7,081.5 million and interest-sensitive liabilities of $11,890.7 million were scheduled to mature or reprice within one year. A conventional measure of interest rate sensitivity for thrift institutions is to divide the difference between assets maturing or repricing within one year and total liabilities maturing or repricing within one year by total assets -- "one-year gap". At Dec. 31, 1994, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $759.0 million and $1,700.0 million, respectively. Without these instruments the Company's one-year gap at Dec. 31, 1994, would have been a negative 26.1 percent as opposed to a negative 14.3 percent. (See "Management's Discussion and Analysis of Financial Position and Results of Operations -- Interest Rate Risk Management" and "Financial Statements and Supplementary Data -- Note 14: Interest Rate Risk Management" for a discussion of the use of derivative instruments.)

ACQUISITIONS

     Most of the Company's growth since 1988 has occurred as a result of banking acquisitions. These acquisitions have generally been into FSB, rather than WMB, primarily for regulatory reasons. The acquired institutions or branches had deposits insured through the SAIF, which in the past prevented the acquisition from being made by WMB, the deposits of which were insured exclusively through the BIF until the merger with Pioneer. In addition, FSB has had clear regulatory authority to have branches in Oregon, so acquisitions involving Oregon branches have been made by FSB.

     The following table summarizes Washington Mutual's acquisitions since the formation of FSB in April 1988:


Acquisition Name                            Date Acquired       Loans   Deposits     Assets    Branches
- -------------------------------------------------------------------------------------------------------
                                                                 (dollars in millions)
Columbia Federal Savings Bank and
  Shoreline Savings Bank                   April 29, 1988      $551.0     $555.0     $752.6          26
Old Stone Bank(1)                          June 1, 1990         229.5      292.6      294.0           7
Frontier Federal Savings Association       June 30, 1990           --       95.6         --           6
Williamsburg Federal Savings Bank(2)       Sept. 14, 1990          --       44.3         --           3
VanFed Bancorp                             July 31, 1991        200.1      253.4      260.7           7
CrossLand Savings, FSB(2)                  Nov. 8, 1991            --      185.4         --          15
Sound Savings and Loan Association         Jan. 1, 1992          16.8       20.5       23.5           1
World Savings and Loan Association(2)      March 6, 1992           --       37.8         --           2
Great Northwest Bank                       April 1, 1992        603.2      586.4      710.4          17
Pioneer Savings Bank(3)                    March 1, 1993        624.5      659.5      926.5          17
Pacific First Bank                         April 9, 1993      3,770.7    3,831.7    5,861.3         129
Far West Federal Savings Bank(4)           April 15, 1994          --       42.2         --           3
Summit Savings Bank(3)                     Nov. 14, 1994        127.5      169.3      188.1           4

(1) This was an acquisition of selected assets and liabilities.
(2) The acquisition was of branches and deposits only. The only assets acquired were branch facilities or loans collateralized by acquired savings deposits.
(3) This was a merger into WMB.
(4) Reflects purchase of three branches by WMFSB, two of which were subsequently sold to FSB.

     (See "Financial Statements and Supplementary Data -- Note 25: Acquisitions" for a discussion of the accounting treatment of the acquisition of Pacific First and the merger with Pioneer.)

     On July 25, 1994, Washington Mutual announced the signing of a merger agreement with Olympus Capital Corporation, of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank. At Dec. 31, 1994, Olympus (on a consolidated basis) had assets of $392.3 million, deposits of $286.6 million and stockholders' equity of $35.0 million. Olympus Bank operates nine branches in Utah, as well as one branch and a satellite facility in Butte, Montana. Under the terms of the transaction, Olympus Bank will merge into WMFSB. Approvals from banking regulators and the Olympus shareholders are anticipated during the second quarter of 1995.

EMPLOYEES

     The number of full-time equivalent employees at the Company decreased from 4,697 at Dec. 31, 1993, to 4,371 at Dec. 31, 1994. The reductions were primarily at financial centers, loan centers and in lending administration, and reflected lower levels of lending activity during 1994. The Company believes that it has been successful in attracting quality employees and believes its employee relations to be excellent.

TAXATION

     For federal income tax purposes, the Company reports its income and expenses using the accrual method of tax accounting and uses the calendar year as its tax year. Except for the bad debt reserve deduction and interest expense rules pertaining to certain tax exempt income applicable to banks, the Company is subject to federal income tax, under existing provisions of the Code, in generally the same manner as other corporations.

     The state of Washington does not currently have a net income tax. A business and occupation tax based on a percentage of gross receipts is assessed on businesses. Currently, interest received on loans secured by first mortgages or deeds of trust on residential properties is not subject to such tax. However, it is possible that legislation will be introduced which would repeal or limit this exemption.

     The state of Oregon has a corporate income tax which is imposed on the privilege of doing business in the state. Although Oregon does not permit taxpayers to carry back net operating losses, it does permit such losses to be carried forward to offset future years' taxable income for a period of up to eight years. As the Company's operations in Oregon increase, the Oregon corporate income tax has an increasing impact on the Company's financial results.

     If and to the extent the Company carries on activities in other states, it may in certain circumstances be subject to such states' tax laws.

ENVIRONMENTAL REGULATION

     The business of the Company is affected from time to time by federal and state laws and regulations relating to hazardous substances. Under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), owners and operators of properties containing hazardous substances may be liable for the costs of cleaning up the substances. CERCLA and similar state laws can affect the Company both as an owner of branches and other properties used in its business and as a lender holding a security interest in property which is found to contain hazardous substances. While CERCLA contains an exemption for holders of security interests, the exemption is not available if the holder participates in the management of a property, and some courts have broadly defined what constitutes participation in management of a property. Moreover, CERCLA and similar state statutes can affect the Company's decision of whether or not to foreclose on a property. Before foreclosing on commercial real estate, it is the Company's general policy to obtain an environmental report, thereby increasing the costs of foreclosure. In addition, the existence of hazardous substances on a property securing a troubled loan may cause the Company to elect not to foreclose on the property, thereby reducing the Company's flexibility in handling the loan.

REGULATION AND SUPERVISION

  General

     WMI, in its capacity as a savings and loan holding company, is subject to regulation by the OTS. WMB is subject to regulation and supervision by the Director of the Department of Financial Institutions of the State of Washington ("State Director"). Its deposit accounts are insured by the FDIC, primarily through the BIF and, as a result of the mergers with Pioneer and Summit Savings Bank ("Summit"), partially through the SAIF. The FDIC undertakes examination and regulation of WMB and other state-chartered banks that are not members of the Federal Reserve system ("Non-Fed Banks"). Federal and state laws and regulations govern, among other things, investment powers, deposit activities, borrowings, maintenance of guaranty funds and retained earnings. FSB and WMFSB are subject to extensive regulation and examination by the OTS, which is their primary federal regulator. Their deposit accounts are insured through the SAIF by the FDIC, which also examines and regulates FSB and WMFSB. Because it owns FSB, WMB is also a savings and loan holding company.

     The description of statutory provisions and regulations applicable to depository institutions, insurance companies, securities companies and their holding companies set forth in this annual report does not purport to be a complete description of the statutes and regulations mentioned herein, nor of all such statutes and regulations.

  Holding Company Regulation

     WMI is a multiple savings and loan holding company, as defined by federal law, because it owns three savings associations -- WMB, FSB and WMFSB. WMB has elected to be treated as a savings association for purposes of the federal savings and loan holding company law. WMB is a unitary savings and loan holding company, as defined by federal law, because it owns one savings association, FSB. (See "Washington Mutual's Operating Subsidiaries.") In order for WMI and WMB to avoid certain regulatory restrictions, each of their savings association subsidiaries must remain a qualified thrift lender ("QTL"), meaning generally that at least 65 percent of a specified asset base must consist of certain assets related to domestic residential real estate. Failure by a savings association to remain a QTL would restrict its holding company's activities and restrict the association's ability, among other things, to branch, to pay dividends, and to obtain advances from the FHLB. WMB, FSB and WMFSB are each currently in compliance with QTL standards. Moreover, FSB must merge with WMFSB or WMB prior to Sept. 30, 1996, in order to avoid certain regulatory restrictions on the activities of the Company under current law.

     HOLA and OTS regulations require WMI and WMB, as savings and loan holding companies, to file periodic reports with the OTS. In addition, they must observe such recordkeeping requirements as the OTS may prescribe and are subject to holding company examination by the OTS. The OTS may take enforcement action if the activities of a savings and loan holding company constitute a serious risk to the financial safety, soundness, or stability of a subsidiary savings association. FSB and WMFSB, as holding company subsidiaries that are members of the SAIF, are subject to both qualitative and quantitative limitations on the transactions they conduct with WMI and its other subsidiaries.

     The FDIC has authority to require FDIC-insured banks and savings associations to reimburse the FDIC for losses incurred by the FDIC in connection with the default of a commonly controlled depository institution or with the FDIC's provision of assistance to such an institution. Institutions are commonly controlled if they are controlled by the same holding company or if one depository institution controls another depository institution (as WMB controls FSB and WMI controls WMB, FSB and WMFSB).

  State Regulation and Supervision

     Savings banks in Washington, such as WMB, are empowered by state statute to take deposits and pay interest thereon, to make loans on or invest in residential and other real estate, to make consumer loans, to invest, with certain limitations, in securities, and to offer various trust and banking services to their customers. (See "General" and "Washington Mutual's Operating Subsidiaries.") Under state law, savings banks in Washington also generally have all of the powers that federal mutual savings banks have under federal laws and regulations.

  FDIC Insurance

     Deposits in WMB, FSB and WMFSB are separately insured by the FDIC to the applicable maximum limits in each institution. The FDIC administers two separate deposit insurance funds. The SAIF is a deposit insurance fund for most savings associations, such as FSB and WMFSB. The BIF is a deposit insurance fund for commercial banks and state-chartered banks such as WMB.

     In the past, the annual assessment for FDIC insurance was a specified percentage of the insured institution's total amount of deposits as adjusted under the statute. FDICIA, however, required the FDIC to develop a deposit insurance system, under which the assessment rate for an insured depository institution would vary according to the level of risk it poses to the BIF or SAIF. The FDIC adopted a risk-based system, which went into effect on Jan. 1, 1994. This system bases an institution's risk category partly upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. (See "Regulation and Supervision -- Capital Requirements.") Each insured depository institution is also assigned to one of three supervisory subgroups based on reviews by the institution's primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Based on its capital and supervisory subgroups, each institution is assigned an annual FDIC assessment rate varying between 0.23 percent of total adjusted deposits and 0.31 percent of total adjusted deposits. All of Washington Mutual's banking subsidiaries qualify for the 0.23 percent or lowest rate. Regardless of the potential risk to the insurance fund, FDICIA prohibits assessment rates from falling below the current assessment rate of 23 cents per $100 of eligible deposits if the insurance fund has outstanding borrowings from the U.S. Treasury Department or the insurance fund's ratio of reserves to insured deposits is less than 1.25 percent.

     In early 1995, the FDIC proposed to amend its regulation on assessments to establish a new assessment rate schedule varying between 0.04 percent of total adjusted deposits and 0.31 percent of total adjusted deposits for members of the BIF to apply to the semiannual period in which the reserve ratio of the BIF reaches the designated reserve ratio of 1.25 percent of total insured deposits and to semiannual periods thereafter. Based on current projections, the BIF reserve ratio is expected to reach 1.25 percent of insured deposits between May 1 and July 31, 1995. Such a reduction in BIF assessment rates would benefit WMB, although WMB will continue to pay assessments at the SAIF assessment rate on the amount of deposits received from Pioneer and Summit, increased, for future assessments, by an imputed growth factor based on the overall growth of WMB's deposits. However, the assessment rates would not be lowered for SAIF institutions, which include FSB and WMFSB, and this will place such institutions at a competitive disadvantage. At Dec. 31, 1994, approximately 36 percent of the Company's deposits were insured through BIF and 64 percent were insured through SAIF.

  Capital Requirements

     WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to FDIC capital requirements, while FSB and WMFSB are subject to OTS capital requirements.

     FDIC regulations recognize two types or tiers of capital: core ("Tier 1") capital and supplementary ("Tier 2") capital. Tier 1 capital generally includes common stockholders' equity and noncumulative perpetual preferred stock, less most intangible assets. Tier 2 capital, which is limited to 100 percent of Tier 1 capital, includes such items as cumulative perpetual preferred stock, mandatory convertible debt, term subordinated debt and limited life preferred stock; however, the amount of term subordinated debt and intermediate term preferred stock (original maturity of at least five years but less than 20 years) that may be included in Tier 2 capital is limited to 50 percent of Tier 1 capital.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC's minimum leverage capital requirement specifies a minimum ratio of Tier 1 capital to total assets. Most banks are required to maintain a minimum leverage ratio of at least 4.00 percent to 5.00 percent. The FDIC retains the right to require a particular institution to maintain a higher capital level based on an institution's particular risk profile. WMB, which must consolidate FSB and its other subsidiaries when calculating capital, has calculated its leverage ratio to be 5.90 percent as of Dec. 31, 1994.

     FDIC regulations also establish a measure of capital adequacy based on ratios of qualifying capital to risk-weighted assets. Assets are placed in one of four categories and given a percentage weight -- zero percent, 20 percent, 50 percent or 100 percent -- based on the relative risk of that category. For example, U.S. Treasury Bills and GNMA securities are placed in the zero percent risk category, FNMA and FHLMC securities are placed in the 20 percent risk category, loans secured by one-to-four family residential properties and certain privately issued mortgage-backed securities are generally placed in the 50 percent risk category, and commercial real estate and consumer loans are generally placed in the 100 percent risk category. In addition, certain off-balance sheet items are converted to balance sheet credit equivalent amounts, and each amount is then assigned to one of the four categories. Under the guidelines, the ratio of total capital (Tier 1 capital plus Tier 2 capital) to risk-weighted assets must be at least 8.00 percent, and the ratio of Tier 1 capital to risk-weighted assets must be at least 4.00 percent. WMB (consolidated with FSB and its other subsidiaries) has calculated its total risk-based ratio to be 11.89 percent as of Dec. 31, 1994, and its Tier 1 risk-based capital ratio to be 10.97 percent. In evaluating the adequacy of a bank's capital, the FDIC may also consider other factors that may affect a bank's financial condition. Such factors may include interest rate risk exposure, liquidity, funding and market risks, the quality and level of earnings, concentration of credit risk, risks arising from nontraditional activities, loan and investment quality, the effectiveness of loan and investment policies, and management's ability to monitor and control financial operating risks.

     The OTS requires savings associations, such as FSB and WMFSB, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital (which may include, for a limited time, certain amounts of qualifying supervisory goodwill) of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. As of Dec. 31, 1994, FSB's core capital and tangible capital ratios were 7.29 percent and 7.24 percent, respectively, and WMFSB's ratios were 14.90 percent and 14.90 percent, respectively. Most savings institutions are required to maintain a minimum leverage ratio of at least 4.00 percent. As of Dec. 31, 1994, the leverage capital ratio of FSB was 7.29 percent and for WMFSB it was 14.90 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent. As of Dec. 31, 1994, FSB had core risk-based and total risk-based capital ratios of 12.13 percent and
12.56 percent, respectively, and WMFSB's ratios were 109.97 percent and 109.97 percent, respectively. The extraordinary high ratios for risk-based capital ratios for WMFSB result from the fact that the majority of WMFSB's assets are GNMA mortgage-backed certificates which receive a zero risk weight.

     FDICIA created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB, FSB and WMFSB, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure, and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations that implement this statutory framework. Under these regulations, an institution is treated as well capitalized if its ratio of total capital to risk-weighted assets is 10 percent or more, its ratio of core capital to risk-weighted assets is 6 percent or more, its ratio of core capital to adjusted total assets is 5 percent or more and it is not subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized.

     Undercapitalized institutions are subject to certain prompt corrective action requirements, regulatory controls and restrictions, which become more extensive as an institution becomes more severely undercapitalized. Failure by WMB, FSB or WMFSB to comply with applicable capital requirements would, if unremedied, result in restrictions on their activities and lead to enforcement actions against WMB by the FDIC or against FSB or WMFSB by the OTS, including, but not limited to, the issuance of a capital directive to ensure the maintenance of required capital levels. FDICIA requires the federal banking regulators to take prompt corrective action with respect to depository institutions that do not meet minimum capital requirements. Additionally, FDIC or OTS approval of any regulatory application filed for their review may be dependent on compliance with capital requirements.

     FDICIA required the federal banking agencies (including the FDIC and the OTS) to revise their risk-based capital guidelines, to take into account interest rate risk, concentration of credit risk, and risks associated with nontraditional activities. It also requires the guidelines to reflect the actual performance and expected risk of loss of multi-family mortgages. These provisions will affect the capital standing of all institutions, and may result in a need for increased capital. However, the ultimate effect of FDICIA risk-based capital provisions cannot be determined until final implementing regulations are adopted.

     On Sept. 14, 1993, the FDIC and some other federal banking agencies (not including the OTS) requested public comment on a proposal to modify their existing risk-based capital standards to take adequate account of interest rate risk when assessing the capital adequacy of the institution and published corrections to this proposal on Oct. 12, 1993. The proposal addressed the measurement of interest rate risk exposure as changing market interest rates affect the net economic value of an institution's assets, liabilities and off-balance sheet positions. In the measurement of an institution's interest rate risk exposure, the proposed rule used: (i) a quantitative screen to exempt low risk institutions from additional reporting requirements; (ii) an institution's approved internal risk measurement model where available; and (iii) a basic supervisory model to be used by examiners to evaluate the adequacy of an internal model, or in order to measure risk when an internal model does not exist. The agencies requested comment on two alternative methods for determining the amount of additional capital required for interest rate risk. The minimum capital standard approach would reduce an institution's risk-based capital ratio based on risk exposure in excess of a supervisory threshold. The risk assessment approach would assess the need for capital on a case-by-case basis based upon the level of measured exposure and qualitative risk factors.

     The OTS has adopted a rule, to be implemented as of March 31, 1995, incorporating an interest rate risk component into the risk-based capital requirement for savings associations such as FSB and WMFSB. Under this rule, an institution's interest rate risk is measured by the decline in net portfolio value ("NPV") resulting from a hypothetical 200 basis point increase or decrease in interest rates (whichever leads to the lower NPV) divided by the estimated economic value of its assets. An institution would be required to make a deduction from total capital for purposes of calculating its risk-based capital if a decline in its NPV (resulting from a 200 basis point shock) exceeds 2 percent of its assets (expressed in present value terms). Such an institution will be required to deduct from its total risk-based capital an amount equal to one-half of the difference between its measured interest rate risk and 2 percent, multiplied by the estimated economic value of its assets. Management has analyzed the effect of the regulation and believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause either FSB or WMFSB to cease to be well capitalized.

     As a condition of its acquisition of FSB, WMB agreed that it would cause the regulatory capital of FSB to be maintained at levels consistent with applicable regulations. (See "Supervision and Regulation -- Regulatory Restrictions on WMSB.")

  Legal Restrictions on Dividends of Depository Institutions

     A depository institution such as WMB, FSB or WMFSB may not make a capital distribution if, following such distribution, the association will be undercapitalized under the FDICIA provisions described above. In addition, Washington state law prohibits WMB from declaring or paying a dividend greater than its retained earnings or if doing so would cause its net worth to be reduced below (i) the amount required for the protection of preconversion depositors or (ii) the net worth requirements, if any, imposed by the State Director.

     OTS regulations limit the ability of savings associations such as FSB or WMFSB to pay dividends and make other capital distributions according to the institution's level of capital and income, with the greatest flexibility afforded to institutions that meet or exceed their OTS capital requirements. Under current OTS regulations, a savings association that exceeds its OTS regulatory capital requirements both before and after a proposed dividend (or other distribution of capital) and has not been advised by the OTS that it is in need of more than normal supervision may, after prior notice to but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (i) 100 percent of its income during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the institution's excess capital over its capital requirements) at the beginning of the calendar year or (ii) 75 percent of its net income over the most recent four-quarter period. In addition, such an institution may make capital distributions in excess of the foregoing limits if the OTS does not object within a 30-day period following notice by the institution.

     A savings association that would not meet OTS capital requirements following payment of a dividend is subject to additional restrictions. It is not anticipated that FSB or WMFSB will pay any dividend that would cause them to fail to meet OTS capital requirements.

  FDIC and OTS Regulation and Examination

     The FDIC has adopted regulations to protect the deposit insurance funds and the customers of FDIC-insured institutions. These regulations cover various subjects including advertising, forms of insured accounts, and shifting between the BIF and SAIF funds. The FDIC has also adopted numerous regulations to protect the safety and soundness of Non-Fed Banks in particular. These regulations cover a wide range of subjects including financial reporting, change in bank control, affiliations with securities firms and capital requirements. In certain instances, these regulations restrict the exercise of powers granted by state law.

     An FDIC regulation and a joint FDIC/OTS policy statement place a number of restrictions on the activities of WMB's securities and insurance affiliates, and on such affiliates' transactions with WMB, FSB and WMFSB. These restrictions include requirements that such affiliates follow practices and procedures to distinguish them from WMB, FSB and WMFSB and that such affiliates give customers notice from time to time of this distinction and of the distinction between deposits and nondeposit products.

     FDICIA also prohibits banks such as WMB and their subsidiaries from exercising certain powers that were granted by state law to make investments or carry on activities as principal (i.e. for their own account) unless either (i) national banks have power under federal law to make such investments or carry on such activities, or (ii) the bank and such investments or activities meet certain requirements established by FDICIA and the FDIC.

     FDICIA imposed new supervisory standards requiring annual examinations, independent audits, uniform accounting and management standards, and prompt corrective action for problem institutions. As a result of FDICIA, depository institutions and their affiliates are subject to federal standards governing asset growth, interest rate exposure, executive compensation, and many other areas of depository institution operations. FDICIA contains numerous other provisions, including reporting requirements and revised regulatory standards for, among other things, real estate lending.

     The FDIC may sanction any Non-Fed Bank that does not operate in accordance with FDIC regulations, policies and directives. Proceedings may be instituted against any Non-Fed Bank, or any institution affiliated party, such as a trustee, director, officer, employee, agent, or controlling person of the bank who engages in unsafe and unsound practices, including violations of applicable laws and regulations. The FDIC may revalue assets of an institution, based upon appraisals, and may require the establishment of specific reserves in amounts equal to the difference between such revaluation and the book value of the assets. The State Director has similar authority under Washington state law and the OTS has similar authority under HOLA. The FDIC has additional authority to terminate insurance of accounts, after notice and hearing, upon a finding that the insured institution is or has engaged in any unsafe or unsound practice that has not been corrected, or is operating in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, or order of or condition imposed by the FDIC.

     Federal savings institutions, such as FSB and WMFSB, are subject to regulatory oversight and examination by the OTS and the FDIC. HOLA and OTS regulations delimit such institutions' investment and lending powers. Federal savings institutions may not invest in noninvestment-grade debt securities, nor may they generally make equity investments, other than investments in service corporations.

     Federal law and regulations require FSB and WMFSB to maintain, for each calendar month, an average daily balance of liquid assets equal to not less than 5 percent of its average daily balance of total savings accounts and borrowings payable in one year or less, subject to certain adjustments for deposit outflows. This liquidity requirement may be changed from time to time.

     Federal regulation of depository institutions is intended for the protection of depositors (and the BIF and SAIF), and not for the protection of stockholders or other creditors. In addition, a provision in the Omnibus Budget Reconciliation Act of 1993 ("Budget Act") requires that in any liquidation or other resolution of any FDIC-insured depository institution, claims for administrative expenses of the receiver and for deposits in U.S. branches (including claims of the FDIC as subrogee of the insured institution) shall have priority over the claims of general unsecured creditors.

  Regulatory Restrictions on WMSB

     The regulatory approvals for the acquisitions of Columbia Federal Savings Bank ("Columbia Federal") and Shoreline Savings Bank by WMSB were subject to numerous conditions relating to the manner in which WMSB would operate the acquired institution. Among these conditions were (i) a requirement to maintain the regulatory capital of the acquired institution at a level consistent with applicable regulations (see "Regulation and Supervision -- Capital Requirements"); (ii) restrictions relating to the payment of dividends by the acquired institution; (iii) a prohibition on causing or encouraging the transfer or shift of certain deposit accounts from the acquired institution to WMSB; and
(iv) a requirement for advance notice of material changes in the terms under which WMSB provides administrative services to the acquired institution.

  Federal Reserve Regulation

     Under Federal Reserve Board regulations, WMB, FSB and WMFSB are each required to maintain reserves against their transaction accounts (primarily checking and NOW accounts). Because reserves must generally be maintained in cash or in noninterest-bearing accounts, the effect of the reserve requirements is to increase an institution's cost of funds. These regulations generally require that WMB, FSB and WMFSB each maintain reserves against net transaction accounts in the amount of 3 percent on amounts of $54.0 million or less, plus 10 percent on amounts in excess of $54.0 million. Institutions may designate and exempt $4.2 million of certain reservable liabilities from these reserve requirements. These amounts and percentages are subject to adjustment by the Federal Reserve Board. A savings bank, like other depository institutions maintaining reservable accounts, may borrow from the Federal Reserve Bank discount window, but the Federal Reserve Board's regulations require the savings bank to exhaust other reasonable alternative sources before borrowing from the Federal Reserve Bank.

     Numerous other regulations promulgated by the Federal Reserve Board affect the business operations of the Company's banking subsidiaries. These include regulations relating to equal credit opportunity, electronic fund transfers, collection of checks, truth in lending, truth in savings and availability of funds.

  Community Reinvestment Act

     The Community Reinvestment Act ("CRA") requires financial institutions regulated by the federal financial supervisory agencies to ascertain and help meet the credit needs of their delineated communities, including low-income and moderate-income neighborhoods within those communities, while maintaining safe and sound banking practices. The agencies evaluate an institution's CRA performance based on a four-tiered descriptive rating system and are required to make public an institution's rating and written evaluation. The four possible ratings of meeting community credit needs are outstanding, satisfactory, needs to improve, and substantial noncompliance.

     Many factors play a role in assessing a financial institution's CRA performance. The institution's regulator must consider its financial capacity and size, legal impediments, local economic conditions and demographics, including the competitive environment in which it operates. The evaluation does not rely on absolute standards and the institutions are not required to perform specific activities or to provide specific amounts or types of credit.

     In November 1993, FSB received an outstanding rating from the OTS. WMB received a satisfactory rating from the FDIC in December 1992. These ratings reflect Washington Mutual's commitment to meeting the credit needs of the communities it serves. The Company maintains a CRA statement for public viewing, as well as an annual CRA highlights document. These documents describe Washington Mutual's credit programs and services, community outreach activities, public comments and other efforts to meet community credit needs.

  Recent and Proposed Federal Legislation

     Federal legislation was enacted in 1994 which will repeal, effective June 1, 1997, certain restrictions on the establishment of interstate branches by national banks and state-chartered banks. In addition, one year after the enactment of the legislation, bank holding companies will be generally permitted to buy banks in any state. FSB and WMFSB already have authority to establish interstate branches under current federal law and regulations, so management expects that such legislation will primarily benefit competitors of the Company.

     Various legislative proposals relating to depository institutions have been or are expected to be introduced in the current session of Congress. These include proposals which, if enacted, would restrict or further regulate the sales of mutual funds and annuities by depository institutions or their affiliates.

  Regulation of Nonbanking Affiliates

     As insurance companies, WM Life and Empire are subject to comprehensive regulation and supervision by the states in which they are domiciled (WM Life is domiciled in the state of Arizona and Empire is domiciled in the state of Washington) as well as the states in which they transact business. The laws of the various states establish supervisory agencies with broad administrative and supervisory powers. Such agencies to set standards related to granting and revoking licenses to transact business, regulation of trade practices and market conduct, licensing of agents, approval of policy forms, regulating of certain premium rates, setting of insurance liability and investment reserve requirements, determining the form and content of required financial statements, determining the reasonableness and adequacy of capital and surplus, and prescribing the types and amounts of permitted investments. Insurance companies are subject to periodic examinations by such supervisory agencies. State insurance laws and regulations also impose limits on the extent to which the insurance company subsidiaries may pay dividends or lend or otherwise supply funds to the Company.

     As a broker-dealer registered with the Securities and Exchange Commission and as a member of the National Association of Securities Dealers ("NASD"), Murphey Favre is subject to various regulations and restrictions imposed by those entities, as well as by various state authorities. As a registered investment advisor, Composite Research is subject to various federal and state securities regulations and restrictions.

     On Dec. 15, 1994, the NASD proposed rules concerning NASD member operations conducted in branches of depository institutions. Although many of the NASD's proposed requirements are substantially similar to the joint FDIC/OTS policy statement governing the activities of WMB's securities affiliates, the NASD proposal could impose additional restrictions on these affiliates.

COMPETITIVE ENVIRONMENT

     Financial institutions operate in a competitive environment. Washington Mutual competes with commercial banks, other savings banks and associations, finance companies, money market funds, credit unions and other financial institutions, some of which have substantially greater financial resources than the Company. Additionally, the consolidation of the financial institutions industry in the Northwest in recent years has increased the level of competition.

     Although consolidation has decreased the number of institutions competing in the Company's market, both thrifts and commercial banks have re-emphasized their focus on the consumer, making competition for retail deposits and loans extremely fierce. While the increased competitive pressures make the banking environment more difficult, the Company remains a strong market force. For 1994, the Company's originations of residential mortgage loans ranked first in Washington state and second in Oregon and at Sept. 30, 1994, the Company had 12 percent of total deposits held by commercial banks, thrifts and credit unions in Washington and Oregon.

PRINCIPAL OFFICERS

     The following table sets forth certain information regarding the principal officers of Washington Mutual and its operating subsidiaries. Each officer's responsibilities include dual officership of WMI and WMB unless otherwise noted in the table.

                                                                                     Employee of
Principal Officers     Age               Capacity in Which Served                  Company Since
- ------------------------------------------------------------------------------------------------
Kerry K. Killinger      45    Chairman of the Board of Directors, President and         1983
                              Chief Executive Officer
William A.              51    Senior Executive Vice President and                       1982
  Longbrake(1)                Chief Financial Officer
Lee D. Lannoye          57    Executive Vice President                                  1988
Deanna W. Oppenheimer   36    Executive Vice President                                  1985
Craig E. Tall           49    Executive Vice President                                  1985
Michael D. Towers       50    Executive Vice President                                  1986
S. Liane Wilson         52    Executive Vice President                                  1985
Marc R. Kittner         40    Senior Vice President and Corporate Counsel               1988
Norman H. Swick         45    Senior Vice President and General Auditor                 1980
Douglas G. Wisdorf      40    Senior Vice President and Controller                      1976
Michael L. Amato        38    Senior Vice President of WMB                              1982
Susan C. Barrett        38    Senior Vice President of WMB                              1980
Larry R. Bond           60    Senior Vice President of WMB                              1965
Jack A. Cornick         49    Senior Vice President of WMB                              1965
Alan J. Doman           49    Senior Vice President of WMB                              1976
Robert J. Flowers       52    Senior Vice President of WMB                              1970
Steven P. Freimuth      38    Senior Vice President of WMB                              1988
Lindy J. Friedlander    46    Senior Vice President of WMB                              1981
Robert J. Mathison      47    Senior Vice President of WMB                              1988
David G. Murphy         44    Senior Vice President of WMB                              1972
Gregory D. Newton       43    Senior Vice President of WMB                              1992
M. Lynn Ryder           57    Senior Vice President                                     1974
William L. Lynch        43    Vice President, Corporate Secretary                       1982

(1) As of Feb. 28, 1995, Mr. Longbrake resigned from his position as Senior Executive Vice President and Chief Financial Officer of WMI to become Chief Financial Officer and Deputy to the Chairman for Financial Policy at the FDIC. Washington Mutual will immediately begin a nationwide search for a chief financial officer which is expected to take three to six months.

     Mr. Killinger has been Chairman, President and Chief Executive Officer of WMI since its organization. He has been Chairman of the Board of Directors of WMB since 1991 and Chief Executive Officer since 1990. Mr. Killinger became an Executive Vice President of WMB in 1983, a Senior Executive Vice President of WMB in 1986 and the President and a director of WMB in 1988.

     Mr. Longbrake has been Senior Executive Vice President and Chief Financial Officer of WMI since its organization. He has been the Chief Financial Officer of WMB since 1988 and a member of the WMB Executive Committee since its formation in 1990. Mr. Longbrake became an Executive Vice President and Treasurer of WMB in 1982 and a Senior Executive Vice President of WMB in 1986.

     Mr. Lannoye has been an Executive Vice President of WMI since its organization. He has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Lannoye is responsible for lending administration.

     Ms. Oppenheimer has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1993 and a member of the Executive Committee since its formation in 1990. In this capacity, Ms. Oppenheimer is responsible for corporate relations and marketing. She has been an officer of WMB since 1985. She became an Assistant Vice President of WMB in 1986, a Vice President in 1987 and a Senior Vice President in 1989.

     Mr. Tall has been an Executive Vice President of WMI since its organization. He had been an Executive Vice President of WMB since 1987 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Tall is responsible for corporate development.

     Mr. Towers has been an Executive Vice President of WMI since its organization. He has been an Executive Vice President of WMB since 1986 and a member of WMB's Executive Committee since its formation in 1990. In his capacity as Executive Vice President, Mr. Towers is responsible for retail financial services.

     Ms. Wilson has been an Executive Vice President of WMI since its organization. She has been an Executive Vice President of WMB since 1988 and a member of WMB's Executive Committee since its formation in 1990. In her capacity as Executive Vice President, Ms. Wilson is responsible for operations and administration.

     Mr. Kittner has been Senior Vice President, Corporate Counsel and Assistant Corporate Secretary of WMI since its organization. He has been Senior Vice President and Corporate Counsel of WMB since 1992. Mr. Kittner joined WMB in 1988 as Vice President and Staff Attorney and became Senior Counsel of WMB in 1989. From 1983 to 1988, Mr. Kittner was an attorney with the law firm of Preston, Thorgrimson, Holman and Ellis (now Preston, Gates and Ellis).

     Mr. Swick has been Senior Vice President and General Auditor of WMI since its organization. He has been an officer of WMB since 1980. Mr. Swick became a Vice President in 1984, Senior Vice President in 1988, and General Auditor of WMB in 1989. In this capacity, he monitors WMI's internal controls and compliance with all laws and regulations.

     Mr. Wisdorf has been Senior Vice President and Controller of WMI since its organization. Mr. Wisdorf has been Senior Vice President and Controller of WMB since 1991. In this capacity he serves as principal accounting officer of WMI. He joined WMB in 1976 and has been an officer since 1978. Since 1986, he has served as Vice President and Controller.

     Mr. Amato has been a Senior Vice President, Retail Financial Services since 1994. He joined WMB in 1982, became an officer in 1987 and a Regional Vice President in 1991.

     Ms. Barrett has served as Senior Vice President since 1993. She joined WMB in 1980, became an officer in 1984 and Vice President of WMB in 1987.

     Mr. Bond has served as a Senior Vice President of WMB since 1988. He became an officer of WMB in 1965, a Vice President in 1973 and a Regional Vice President in 1984.

     Mr. Cornick has served as a Senior Vice President of WMB since 1988. He joined WMB in 1965 and has served as an officer since 1971 and a Regional Vice President since 1984.

     Mr. Doman has served as a Senior Vice President of WMB since 1985. He became an officer of WMB in 1976 and a Vice President in 1978.

     Mr. Flowers became a Senior Vice President of WMB in 1991. He joined WMB in 1970 and became a Vice President in 1976.

     Mr. Freimuth became a Senior Vice President of WMB in 1991. He joined WMB in 1988 as a Vice President when WMB acquired Columbia Federal.

     Ms. Friedlander has served as a Senior Vice President of WMB since 1988. She joined WMB in 1981 and has served as an officer since 1982 and a Vice President since 1984.

     Mr. Mathison joined WMB in 1988 as Senior Vice President. Mr. Mathison previously was a Vice President of Peoples National Bank of Washington.

     Mr. Murphy has served as a Senior Vice President of WMB since 1988. He joined WMB in 1972, became an officer in 1976 and a Vice President in 1981.

     Mr. Newton became Senior Vice President in 1994. He joined WMB as Vice President, Portfolio Management in 1992. Previously he was Vice President and Manager, Investments and Treasury at First Interstate Bank of Washington.

     Ms. Ryder has been a Senior Vice President of WMI since its organization. She has served as Senior Vice President of WMB since 1984. She joined WMB in 1974, became an officer in 1976 and a Vice President in 1978.

     Mr. Lynch has been Vice President and Corporate Secretary of WMI since its organization. He became Vice President of WMB in 1989. He joined WMB in 1982 and became Corporate Secretary of WMB in 1985.

ITEM 2. PROPERTIES

     Washington Mutual's administrative offices are located at 1201 Third Avenue, Seattle, Washington, 98101 where, as of Dec. 31, 1994, WMB leased approximately 160,000 square feet pursuant to a lease agreement that terminates in 2007 with multiple options to renew at WMB's discretion. WMB also leased approximately 130,000 square feet of space in Seattle in the Second and Seneca Building and approximately 75,000 square feet in the adjoining building, pursuant to leases that terminate in 2007, with multiple options to renew at WMB's discretion. As of Dec. 31, 1994, Washington Mutual's banking subsidiaries conducted business from 232 financial centers and 22 loan centers in Washington, Oregon and Idaho. Nonbanking subsidiary operations were conducted in 17 nonfinancial center locations in Washington and Oregon. (See "Financial Statements and Supplementary Data -- Note 8: Premises and Equipment.")

ITEM 3. LEGAL PROCEEDINGS

     Washington Mutual has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a materially adverse effect on the Company's financial position.

     On March 15, 1993, a lawsuit was filed in Washington state court against WMSB, WM Financial, Inc. (the holding company for Murphey Favre),Murphey Favre, and certain present and former directors and officers of Murphey Favre. The lawsuit concerned claims related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. During 1994, the parties negotiated a settlement of the lawsuit, which was subsequently approved by the court. The Company recognized as expense $5.0 million in connection with the settlement.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

                                    PART II

ITEM 5. MARKET FOR WASHINGTON MUTUAL'S COMMON STOCK AND RELATED SECURITY HOLDER MATTERS

COMMON STOCK

     Washington Mutual's common stock trades on The Nasdaq Stock Market under the symbol WAMU. As of Dec. 31, 1994, there were 61,970,704 shares issued and outstanding held by 11,620 shareholders of record.

     The following table shows the high and low common stock prices by quarter for the two years ended Dec. 31, 1994, adjusted for the third quarter 1993 50 percent stock dividend:

                                                                1994                  1993
- -------------------------------------------------------------------------------------------------
                                                            High        Low       High        Low
- -------------------------------------------------------------------------------------------------
First quarter                                             $25.00     $19.13     $24.08     $17.92
Second quarter                                             21.50      18.25      23.00      18.08
Third quarter                                              21.63      19.63      27.38      22.25
Fourth quarter                                             20.63      15.75      28.38      22.63
- -------------------------------------------------------------------------------------------------

     Retained earnings of the Company at Dec. 31, 1994, included a bad debt reserve for tax purposes of approximately $234.3 million for which no federal income taxes had been provided. In the future, if this tax bad debt reserve is used to pay dividends or for any other purpose except to absorb bad debt losses, or if any of the banking subsidiaries do not meet the 60 percent qualified assets test, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

     In December 1985, Washington Mutual's Board of Directors declared its first dividend on common stock of 10 cents per share (before adjustment for the stock dividends discussed below). In the third quarters of 1987 and 1986, Washington Mutual's Board of Directors declared a 50 percent stock dividend along with the continuance of a regular cash dividend on its shares of common stock. In the first quarter of 1992 and the third quarter of 1993, Washington Mutual's Board of Directors declared 50 percent stock dividends along with the continuance of regular cash dividends on its shares of common stock. All four stock dividends had the effect of three-for-two stock splits. The cash dividends declared by quarter for the two years ended Dec. 31, 1994, adjusted for the effect of the third quarter 1993 stock dividend, were as follows:

- ----------------------------------------------------------------------------------------------
                                                                                1994      1993
- ----------------------------------------------------------------------------------------------
First quarter                                                                  $0.16     $0.10
Second quarter                                                                  0.17      0.11
Third quarter                                                                   0.18      0.14
Fourth quarter                                                                  0.19      0.15
- ----------------------------------------------------------------------------------------------

PREFERRED STOCK

  9.12% Noncumulative Perpetual Preferred Stock, Series C

     Washington Mutual's Series C Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUO. The Series C Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. At Dec. 31, 1994, there were 2,800,000 shares issued and outstanding held by 559 shareholders of record. The following table shows the high and low stock prices by quarter for the two years ended Dec. 31, 1994:

                                                                1994                  1993
- -------------------------------------------------------------------------------------------------
                                                            High        Low       High        Low
- -------------------------------------------------------------------------------------------------
First quarter                                             $27.88     $25.75     $27.63     $25.25
Second quarter                                             26.63      25.13      28.25      27.00
Third quarter                                              26.25      25.50      28.38      27.00
Fourth quarter                                             26.13      24.50      28.50      26.63
- -------------------------------------------------------------------------------------------------

  $6.00 Noncumulative Convertible Perpetual Preferred Stock, Series D

     Washington Mutual's Series D Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUN. The Series D Preferred Stock has a liquidation preference of $100.00 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington

Mutual's Board of Directors, are at an annual rate of $6.00 per share. At Dec. 31, 1994, there were 1,400,000 shares issued and outstanding held by 20 shareholders of record. The following table shows the high and low stock prices by quarter for the two years ended Dec. 31, 1994:

                                                              1994                   1993
- -------------------------------------------------------------------------------------------------
                                                          High        Low        High         Low
- -------------------------------------------------------------------------------------------------
First quarter                                          $116.25     $96.75     $111.25     $ 96.75
Second quarter                                           97.00      90.00      110.50      101.50
Third quarter                                            96.25      90.63      121.00      110.00
Fourth quarter                                           93.50      78.50      124.50      112.50
- -------------------------------------------------------------------------------------------------

  7.60% Noncumulative Perpetual Preferred Stock, Series E

     Washington Mutual's Series E Preferred Stock trades on The Nasdaq Stock Market under the symbol WAMUM. The Series E Preferred Stock has a liquidation preference of $25.00 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. At Dec. 31, 1994, there were 2,000,000 shares issued and outstanding held by 464 shareholders of record. The following table shows the high and low prices for the two quarters the Series E stock traded in 1993 and by quarter for the year ended Dec. 31, 1994:

                                                                1994                  1993
- -------------------------------------------------------------------------------------------------
                                                            High        Low       High        Low
- -------------------------------------------------------------------------------------------------
First quarter                                             $25.50     $23.38     $   --     $   --
Second quarter                                             23.75      21.88         --         --
Third quarter                                              23.63      22.50      25.38      24.50
Fourth quarter                                             23.00      20.50      26.00      24.75
- -------------------------------------------------------------------------------------------------

PAYMENT OF DIVIDENDS AND POLICY

     Payment of future dividends is subject to a declaration by Washington Mutual's Board of Directors. Factors considered in determining the size of dividends are the amount and stability of profits, adequacy of capitalization, and expected asset and deposit growth of its subsidiaries. The dividend policy of Washington Mutual is also dependent on the ability of WMB, FSB and WMFSB to make dividends to their respective parent companies, which is influenced by legal, regulatory and economic restrictions. (See "Business -- Regulation and Supervision -- Legal Restrictions on Dividends of Depository Institutions.")

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth certain selected consolidated financial data of the Company at and for the years ended December 31:

(dollars in thousands, except for per share
             amounts)                          1994          1993         1992         1991         1990
- --------------------------------------------------------------------------------------------------------
Net interest income                        $571,225      $529,431     $329,558     $234,061     $193,057
Provision for loan losses                    20,000        35,000       14,000       21,627       61,549
Other income                                107,838       143,862       90,692       94,475       66,924
Other expense                               384,312       369,264      230,896      183,792      166,295
- --------------------------------------------------------------------------------------------------------
Income before income taxes,
  extraordinary items and cumulative
  effect of change in tax accounting
  method                                    274,751       269,029      175,354      123,117       32,137
Income taxes                                102,447        93,765       60,247       42,526       20,508
Extraordinary items, net of federal
  income tax effect                              --        (8,953)      (4,638)          --           --
Cumulative effect of change in tax
  accounting method                              --        13,365           --           --           --
- --------------------------------------------------------------------------------------------------------
Net income                                 $172,304      $179,676     $110,469     $ 80,591     $ 11,629
========================================================================================================
Net income attributable to common
  stock                                    $153,720      $166,118     $105,594     $ 75,716     $  6,754
========================================================================================================
Net income per common share(1):
  Primary                                     $2.54         $2.82        $2.01        $1.65        $0.15
  Fully diluted                                2.46          2.67         1.91         1.58         0.15
Cash dividend declared per share:
  Preferred stock                            $10.18         $7.56        $3.75        $3.75        $3.75
  Common stock(1)                              0.70          0.50         0.33         0.24         0.20
Common stock dividend payout ratio            24.50%        15.98%       19.22%       17.35%       83.27%
Return on average assets                       1.02          1.31         1.24         1.04         0.15
Return on average stockholders' equity        13.69         16.92        15.16        14.08         2.27
Return on average common stockholders'
  equity                                      14.24         17.73        15.17        14.08         2.27
Assets                                  $18,457,682   $15,827,228   $9,911,602   $7,970,427   $7,659,973
Available-for-sale securities             2,535,018            --           --           --           --
Held-to-maturity securities               2,608,585     4,012,000    2,585,550    2,115,487    2,109,260
Loans:
  Residential                             8,004,319     6,680,466    4,332,236    3,182,502    3,071,241
  Residential construction                  516,486       409,789      350,736      326,508      328,262
  Commercial real estate                  1,675,406     1,828,266      988,712      832,393      826,781
  Manufactured housing, second
    mortgage and other consumer           2,335,984     2,081,189    1,087,997      940,252      769,940
  Commercial credits                          2,443         6,606       13,969       22,208       54,381
  Reserve for loan losses                  (128,049)     (115,214)     (53,970)     (52,305)     (52,843)
- --------------------------------------------------------------------------------------------------------
                                         12,406,589    10,891,102    6,719,680    5,251,558    4,997,762
========================================================================================================
Deposits                                  9,777,912     9,351,402    6,058,112    5,410,236    5,009,947
Annuities                                   799,178       713,383      571,428      433,767      316,884
Borrowings                                6,412,301     4,337,262    2,164,224    1,355,541    1,748,588
Preferred stock                             252,034       252,053      266,633       63,152       63,151
Stockholders' equity                      1,304,568     1,195,704      995,036      658,326      505,506
Stockholders' equity ratio                     7.07%         7.55%       10.04%        8.26%        6.60%
Leverage capital ratio                         5.90          6.00         9.35         7.57         5.77
Book value per common share(1)               $17.58        $16.42       $14.37       $12.00       $10.65
Number of common shares outstanding(1)   61,970,704    60,090,996   53,787,701   49,661,491   42,277,990
Number of preferred shares outstanding    6,200,000     6,200,000    5,494,150    1,300,000    1,300,000

(1) Net income per common share, cash dividends declared per common share, book value per common share and number of common shares outstanding for 1992, 1991 and 1990 have been adjusted for the third quarter 1993 and first quarter 1992 50 percent stock dividends, each of which had the effect of a three-for-two stock split.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto, and with reference to the discussion of the operations and other financial information presented elsewhere in this report.

     During the first half of 1993, Washington Mutual merged with Pioneer and acquired Pacific First. As a result of these business combinations, the Company became substantially larger. From Dec. 31, 1992 (prior to the effect of the merger with Pioneer), to Dec. 31, 1993, total assets increased by 76 percent ($9.0 billion to $15.8 billion), loans increased by 79 percent ($6.1 billion to $10.9 billion) and deposits increased by 74 percent ($5.4 billion to $9.4 billion). The discussion below should be read in light of the significant increase in the size of the Company.

     During 1994, the increase in interest rates had an adverse effect not only on the results of operations but also on the market value of the Company's net financial assets. Other than available-for-sale securities, financial assets and liabilities were reported at historical cost and accordingly the financial statements do not reflect changes in market value. (See "Financial Statements and Supplementary Data -- Note 27: Fair Value of Financial Instruments.")

RESULTS OF OPERATIONS

     Washington Mutual's net income of $172.3 million for 1994 was down from $179.7 million in 1993, but above 1992's earnings of $110.5 million. Fully diluted earnings per share were $2.46 in 1994, compared with $2.67 in 1993 and $1.91 in 1992. Washington Mutual's return on average assets ("ROA") for 1994 equaled 1.02 percent, down from 1.31 percent in 1993 and 1.24 percent in 1992. Its return on average common stockholders' equity ("ROE") of 14.24 percent for 1994 was also down from the previous two years -- 17.73 percent in 1993 and
15.17 percent in 1992. During 1992 and 1993, Washington Mutual operated in a highly favorable interest rate environment. However, an increase of approximately 250 basis points in short-term interest rates in 1994 led to a compression of the net interest margin and a corresponding pressure on net interest income. Although Washington Mutual takes steps to protect itself from significant increases in short-term interest rates, any further increases in 1995 will continue to adversely affect net interest income.

  Net Interest Income

     Net interest income of $571.2 million for 1994 was up 8 percent from $529.4 million in 1993, which in turn was 61 percent higher than the $329.6 million earned during 1992. Most of the growth in net interest income was due to the increase in average interest-earning assets resulting from planned growth in 1994 and the acquisition of Pacific First. Although average interest-earning assets were up 23 percent during 1994, a decline in the net interest margin (net interest income divided by average interest-earning assets) limited the potential increase in net interest income.

     The increase in market interest rates during 1994 had a negative impact on the net interest margin. The net interest margin for 1994 of 3.60 percent declined from 4.12 percent in 1993 and 3.99 percent in 1992. Additional increases in market interest rates will cause further reductions in the net interest margin and, depending upon the growth of interest-earning assets, may negatively impact net interest income. (See "Financial Statements and Supplementary Data -- Note 14: Interest Rate Risk Management.")

     The low level of interest rates during 1992 and particularly 1993 resulted in a significant portion of the Company's loans being refinanced and mortgage-backed securities being prepaid, as borrowers sought to lower their interest rates. The result was a steady decline in the yield on interest-earning assets from 9.26 percent in 1992 to 8.03 percent in 1993 and to 7.57 percent in 1994. The lower interest rate levels also resulted in a lower cost of funds during 1992 and 1993. The average rate paid on deposits and borrowings fell from
5.49 percent in 1992 to 4.04 percent in 1993. However, the increase in short-term rates during 1994 caused the cost of funds to increase to 4.12 percent. The resulting net interest spread (the difference between the yield on interest-earning assets and the cost of funds) declined to 3.45 percent for 1994 from 1993's record 3.99 percent and from 3.77 percent earned during 1992.

     Average consolidated statements of financial position and analysis of net interest spread were as follows:

                                                                Year Ended December 31, 1994
- ------------------------------------------------------------------------------------------------
                                                                                        Interest
                                                                 Average                  Income
(dollars in thousands)                                        Balance(1)     Rate     or Expense
- ------------------------------------------------------------------------------------------------
Assets
  Cash equivalents                                           $    18,384     3.39%    $      666
  Available-for-sale securities(2)                             1,754,107     8.22        143,549
  Held-to-maturity securities(2)                               2,661,159     5.83        153,207
  Loans(3):
     Residential                                               7,274,704     7.26        527,791
     Residential construction                                    481,572     8.47         40,793
     Commercial real estate                                    1,728,341     8.99        155,348
     Manufactured housing, second mortgage
       and other consumer                                      2,179,040     8.56        186,429
     Commercial credits                                            1,360     2.21             30
     Reserve for loan losses                                    (120,556)      --             --
- ------------------------------------------------------------------------------------------------
                                                              11,544,461     7.89        910,391
- ------------------------------------------------------------------------------------------------
          Total interest-earning assets                       15,978,111     7.57      1,207,813
  Other assets                                                   878,367       --             --
- ------------------------------------------------------------------------------------------------
                                                             $16,856,478       --             --
================================================================================================
Liabilities
  Deposits:
     Checking accounts                                       $ 1,152,363     1.38         15,848
     Savings and money market accounts                         3,074,650     3.16         97,201
     Time deposits                                             5,150,552     4.71        242,771
- ------------------------------------------------------------------------------------------------
                                                               9,377,565     3.81        355,820
  Borrowings:
     Annuities                                                   734,969     4.51         33,143
     Securities sold under agreements to repurchase            2,213,080     4.45         98,425
     Advances from the FHLB                                    2,998,593     4.81        144,163
     Other interest-bearing liabilities                           81,792     6.16          5,037
- ------------------------------------------------------------------------------------------------
                                                               6,028,434     4.61        280,768
- ------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities                  15,405,999     4.12        636,588
  Other liabilities                                              191,834       --             --
- ------------------------------------------------------------------------------------------------
                                                              15,597,833       --             --
  Stockholders' equity                                         1,258,645       --             --
- ------------------------------------------------------------------------------------------------
          Total liabilities and stockholders' equity         $16,856,478       --             --
================================================================================================
Net interest spread and income                                               3.45%    $  571,225
================================================================================================
Net interest margin                                                          3.60%

(1) Average balances were calculated on a daily basis.
(2) The rate was adjusted to reflect tax equivalent yields on nontaxable investment income. The yields on $99.1 million, $91.6 million and $80.2 million of investment securities in 1994, 1993 and 1992, respectively, were tax affected.
(3) Nonaccruing loans were included in the daily average loan amounts outstanding.

      Year Ended December 31, 1993                 Year Ended December 31, 1992
- -------------------------------------------------------------------------------------
    Average              Interest Income        Average               Interest Income
 Balance(1)     Rate          or Expense     Balance(1)      Rate          or Expense
- -------------------------------------------------------------------------------------
$    63,130     2.69%       $    1,697       $   88,986      3.58%           $  3,182
         --       --                --               --        --                  --
  3,378,618     7.31           244,573        2,277,818      8.22             185,079
  5,667,949     7.75           439,150        3,703,656      9.22             341,589
    391,144     9.00            35,208          329,842     10.88              35,899
  1,704,532     8.90           151,641          965,978      9.61              92,867
  1,825,894     8.95           163,354        1,003,102     10.93             109,678
      8,548     3.70               316           15,084      7.04               1,062
   (101,898)      --                --          (59,063)       --                  --
- -------------------------------------------------------------------------------------
  9,496,169     8.32           789,669        5,958,599      9.75             581,095
- -------------------------------------------------------------------------------------
 12,937,917     8.03         1,035,939        8,325,403      9.26             769,356
    819,498       --                --          582,150        --                  --
- -------------------------------------------------------------------------------------
$13,757,415       --                --       $8,907,553        --                  --
=====================================================================================
$ 1,042,356     1.69            17,611        $ 575,416      1.77              10,171
  2,737,603     3.32            90,845        1,638,095      4.00              65,548
  4,936,929     4.70           232,139        3,715,093      6.25             232,346
- -------------------------------------------------------------------------------------
  8,716,888     3.91           340,595        5,928,604      5.20             308,065
    629,636     5.44            34,261          495,046      6.49              32,118
  1,526,197     3.84            58,613          826,044      5.89              48,623
  1,573,678     4.19            65,890          680,060      6.15              41,830
     97,076     7.36             7,149           76,881     11.92               9,162
- -------------------------------------------------------------------------------------
  3,826,587     4.34           165,913        2,078,031      6.34             131,733
- -------------------------------------------------------------------------------------
 12,543,475     4.04           506,508        8,006,635      5.49             439,798
    151,823       --                --          172,027        --                  --
- -------------------------------------------------------------------------------------
 12,695,298       --                --        8,178,662        --                  --
  1,062,117       --                --          728,891        --                  --
- -------------------------------------------------------------------------------------
$13,757,415                         --       $8,907,553                            --
=====================================================================================
                3.99%        $ 529,431                       3.77%           $329,558
=====================================================================================
                4.12%                                        3.99%

     An analysis of the change in net interest income was as follows:

                                        1994 vs. 1993                           1993 vs. 1992
- --------------------------------------------------------------------------------------------------------------
                        Increase (Decrease)      Due To      Total  Increase (Decrease)      Due to      Total
(dollars in thousands)            Volume(1)        Rate     Change            Volume(1)        Rate     Change
- --------------------------------------------------------------------------------------------------------------
Interest income
  Cash equivalents                $ (1,389)    $    358   $ (1,031)           $   (801)   $    (684)  $ (1,485)
  Available-for-sale
     securities(2)                      --           --         --                  --           --         --
  Held-to-maturity securities       71,32       (19,140)    52,183              84,916      (25,422)    59,494
  Loans(3):
     Residential                   118,024      (29,383)    88,641             158,907      (61,346)    97,561
     Residential construction        7,757       (2,172)     5,585               6,074       (6,765)      (691)
     Commercial real estate          2,131        1,576      3,707              66,175       (7,401)    58,774
     Manufactured housing,
       second mortgage and
       other consumer               30,468       (7,393)    23,075              76,577      (22,901)    53,676
     Commercial credits               (193)         (93)      (286)               (356)        (390)      (746)

- --------------------------------------------------------------------------------------------------------------
                                   158,187      (37,465)   120,722             307,377      (98,803)   208,574
- --------------------------------------------------------------------------------------------------------------
                                   228,121      (56,247)   171,874             391,492     (124,909)   266,583
Interest expense
  Deposits:
     Checking accounts               1,733       (3,496)    (1,763)              7,908         (468)     7,440
     Savings and money market
       accounts                     10,802       (4,446)     6,356              38,009      (12,712)    25,297
     Time deposits                  10,068          564     10,632              65,607      (65,814)      (207)
- --------------------------------------------------------------------------------------------------------------
                                    22,603       (7,378)    15,225             111,524      (78,994)    32,530
  Borrowings:
     Annuities                       5,247       (6,365)    (1,118)              7,848       (5,705)     2,143
     Securities sold under
       agreements to repurchase     29,465       10,347     39,812              31,054      (21,064)     9,990
     Advances from the FHLB         67,261       11,012     78,273              40,847      (16,787)    24,060
     Other                          (1,035)      (1,077)    (2,112)              2,032       (4,045)    (2,013)
- --------------------------------------------------------------------------------------------------------------
                                   100,938       13,917    114,855              81,781      (47,601)    34,180
- --------------------------------------------------------------------------------------------------------------
                                   123,541        6,539    130,080             193,305     (126,595)    66,710
- --------------------------------------------------------------------------------------------------------------
          Net interest income     $104,580     $(62,786)  $ 41,794            $198,187    $   1,686   $199,873
==============================================================================================================

(1) Average balances are calculated on a daily basis.
(2) Due to change in accounting for investment securities beginning in 1994, analysis for available-for-sale securities not meaningful.
(3) Nonaccruing loans are included in the daily average loan amounts outstanding.
Note: The change in interest income and interest expense due to changes in both volume and rate, which cannot be segregated, has been allocated proportionately to the change due to volume and the change due to rate.

  Other Income

     Other income of $107.8 million in 1994 was down from $143.9 million in 1993, but above the $90.7 million reported in 1992. Other income in 1993 included $41.7 million in gains on the sale of loans and other assets. The significant level of asset gains during 1993 resulted from asset restructurings to accommodate the acquisition of Pacific First. In addition, loans were sold during 1993 to take advantage of record loan origination volume fueled by home loan refinancing and a declining interest rate environment which enabled the Company to sell these loans at a gain.

     Service fees grew 3 percent in 1994 and 34 percent in 1993. Nonbanking service fees comprised 80 percent of service fees in 1992, but this level declined to 63 percent in 1993 and to 54 percent in 1994.

Although the nonbanking subsidiaries continued to provide substantial fee income, their contribution was outpaced by an increase in retail deposit fees generated by an expanded deposit customer base coupled with a revised fee structure for certain deposit services. Deposit fees of $24.4 million in 1994 were well above the prior year's $18.2 million which were more than double 1992's $8.7 million.

     Loan servicing fees decreased to $9.2 million in 1994, compared with a 29 percent increase to $13.4 million in 1993 from $10.4 million in 1992. The 1993 increase resulted from an expanded loan servicing portfolio stemming from the acquisition of Pacific First. The decision to retain loans originated in the latter half of 1993 and into 1994, coupled with the significant refinancing activity of 1993, resulted in a shrinkage of the portfolio of loans serviced for others to $3,897.5 million at Dec. 31, 1994, from $4,698.8 million one year earlier. In addition, prepayment activity required a write-down of servicing rights of $6.1 million in 1993 and $6.9 million in 1992.

     The gain on sale of loans, inclusive of write-downs on mortgage servicing rights, totaled $427,000 in 1994, compared with $14.1 million in 1993 and $11.5 million in 1992. Sales activity in 1994 was minimal as Washington Mutual retained most of its loan production. The gain on loan sales equaled $20.2 million in 1993 and $18.4 million in 1992, based on sales volumes of $1,710.9 million and $1,162.9 million, respectively.

     Gains on the sale of other assets in 1994 were $3.7 million, down from $27.5 million in 1993 and $6.6 million in 1992. The gains generated in 1994 were from the available-for-sale portfolio. Adjustments to Washington Mutual's balance sheet to accommodate the acquisition of Pacific First were primarily responsible for the large gains on the sale of other assets during 1993. During this restructuring, Washington Mutual primarily sold mortgage-backed securities to reduce the pre-acquisition size of its balance sheet.

  Other Expense

     Total other expense of $384.3 million in 1994 was up from $369.3 million in 1993 and $230.9 million in 1992. This increase reflected the growth in total assets and particularly the growing number of financial centers. One commonly accepted measure of a bank's operating efficiency is the ratio of its operating expenses to revenues (net interest income and other income). The Company has established a long-term operating efficiency goal of 50 percent. Washington Mutual's operating efficiency ratios were 56.6 percent for 1994 versus 54.8 percent for 1993 and 54.9 percent for 1992.

     At year-end 1994, staffing for the organization totaled 4,371 full-time equivalent employees, compared with 4,697 at the end of 1993 and 3,022 at the end of 1992. The decline in the number of full-time equivalent employees during 1994 was the result of reducing staffing levels to match lower lending volumes. This decline helped to keep the upward pressure on salary and employee benefits expense to a modest 7 percent. Most of the employee growth in 1993 was due to an almost doubling of the number of financial centers to 228 brought about by acquisitions completed that year. This increase drove salary and employee benefits expense to $162.5 million in 1993 from $107.0 million in 1992.

     The increase in occupancy and equipment expense to $63.0 million in 1994 from $55.9 million in 1993 and $33.2 million in 1992 was primarily due to the growth in the number of financial centers, an expansion of head office facilities, and technology upgrades to accommodate the Company's re-engineering efforts. Also included during 1993 were some duplicative costs incurred before full consolidation of acquired companies could be completed.

     Deposit insurance paid to the FDIC totaled $22.4 million in 1994, up from $20.4 million in 1993 and $13.6 million in 1992. The increases were solely the result of the increase in total deposits outstanding.

     Other operating expenses were $96.2 million (inclusive of a $5.0 million one-time expense of a legal settlement, see "Legal Proceedings") in 1994, down slightly from $96.9 million in 1993. Other operating expenses rose in 1993 from $61.9 million in 1992 due to the increased size of the Company.

     Goodwill and other intangible assets have resulted from business combinations accounted for as purchase transactions. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which originally ranged from three to 10 years. The acquisition of Pacific First in the second quarter of 1993 was the most significant of such business combinations and resulted in the creation of $178.2 million in goodwill and other intangible assets to be amortized over 10 years. The amortization of goodwill and other intangible assets was $29.1 million in 1994, compared with $24.7 million in 1993 and $10.4 million in 1992, respectively.

     The expense associated with REO operations, inclusive of write-downs was $12,000 in 1994, compared with $6.3 million in 1993 and $2.1 million in 1992. During 1994, 1993 and 1992, write-downs of $100,000, $7.3 million and $4.7 million, respectively, were taken to increase the REO reserve for losses. (See "Financial Statements and Supplementary Data -- Note 7: REO" for further discussion of REO operations.)

     Write-downs of other assets consisted of $2.5 million on real estate held for investment during 1993. In 1992, $2.7 million in write-downs of other assets were taken due to valuation adjustments on securities that were determined to have declines in value that were other than temporary.

  Extraordinary Items

     In 1993, Washington Mutual redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. It also called, in 1992, all $60.0 million of its 15.00 percent subordinated capital notes due June 15, 1997. During 1993 and 1992, Washington Mutual prepaid advances from the FHLB totaling $432.6 million and $175.0 million, respectively.

  Taxation

     Income taxes include federal income taxes and applicable state income taxes. (See "Business -- Taxation.")

     As a result of the Budget Act, which was signed into law on Aug. 10, 1993, the corporate tax rate increased to 35 percent effective Jan. 1, 1993. The increased tax provision required in the third quarter as a result of enactment of the bill was approximately $600,000. Washington Mutual was also required under the Budget Act to report certain securities and other assets at fair market value effective Jan. 1, 1993. This rule, however, has not had a material impact on the income tax provision of the Company.

     In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS No. 109, "Accounting for Income Taxes," that changed the accounting principle governing accounting for income taxes. The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exception from the provision of deferred income taxes on thrift bad debt reserves. Washington Mutual implemented the change in first quarter 1993, as required by FASB. The change resulted in a cumulative positive adjustment to earnings of $13.4 million, on an after-tax basis.

  Nonbanking Subsidiary Operations

     Nonbanking subsidiary operations generally comprise approximately 5 percent of the Company's total profitability. Pretax operating income (net income before amortization of goodwill and intangible assets and elimination of intercompany transactions) was $14.4 million in 1994, compared with $18.6 million in 1993 and $13.4 million in 1992. The securities and insurance operations typically account for more than 90 percent of nonbanking pretax operating income.

     WM Life improved its operating performance, posting pretax operating income of $12.5 million in 1994, up from $9.9 million in 1993 and $6.0 million in 1992. Contributing to the improvement in earnings were strong sales of annuities. However, annuities outstanding at year-end 1994 were $799.2 million, up only 12 percent from $713.4 million at the end of 1993 due to a high level of surrenders of annuity contracts. In contrast, annuities outstanding at the end of 1993 were up 25 percent from 1992's level of $571.4 million. The pretax operating income for 1992 included a $2.9 million provision for loss to cover WM Life's guarantee fund assessment from the failure of a large out-of-state insurance company that had done business in Washington.

     The decline in the securities subsidiaries' operating income to $605,000 in 1994 from $6.9 million in 1993 and $6.3 million in 1992 resulted primarily from the $5.0 million one-time expense of a legal settlement. (See "Legal Proceedings.")

     The 1994 pretax operating income of Mutual Travel was $1.2 million, compared with $1.3 million in 1993 and $924,000 in 1992. On Feb. 1, 1995, WMI announced the execution of an agreement to sell Mutual Travel to a company, the principal shareholders of which are Mutual Travel's management team. While Mutual Travel continues to perform satisfactorily during a sustained period of difficulty for the travel industry, its business focus is different from Washington Mutual's primary mission. The sale price is contingent upon the operating performance of Mutual Travel over the next three years, but has a base price that is expected to result in a minimum pretax gain of approximately $2.7 million. The gain will be recognized when a substantial portion of the applicable provisions of the sale agreement are met, which is anticipated to be in late 1995 or early 1996.

     During 1993, Washington Mutual exited the employee benefits services business by selling the operations of Benefit Service Corp. and WM Trust Co. Management determined that these businesses were not consistent with Washington Mutual's overall strategic plan of providing consumer financial services, and the operating performance of these companies had been less than satisfactory in recent years.

     Nonbanking subsidiary results of operations were as follows:

                                                                    Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                           1994        1993        1992
- -----------------------------------------------------------------------------------------------
Securities:
  Murphey Favre, Inc.                                           $(2,249)    $ 4,334     $ 4,416
  Composite Research & Management Co.                             2,854       2,539       1,882
- -----------------------------------------------------------------------------------------------
                                                                    605       6,873       6,298
WM Life Insurance Co.                                            12,482       9,900       6,002
Mutual Travel, Inc.                                               1,178       1,266         924
WM Financial, Inc. and other                                        118         536         194
- -----------------------------------------------------------------------------------------------
Net income before amortization of goodwill and other
  intangible assets, elimination of intercompany transactions,
  and federal income taxes                                       14,383      18,575      13,418
Amortization of goodwill and other intangible assets              1,501       1,874       1,409
- -----------------------------------------------------------------------------------------------
Net income before elimination of intercompany transactions
  and federal income taxes                                      $12,882     $16,701     $12,009
===============================================================================================

REVIEW OF FINANCIAL CONDITION

  Assets

     Assets grew substantially in 1994 as they did in 1993. During 1994, total assets grew $2,630.5 million to end the year at $18,457.7 million. At Dec. 31, 1993, total assets were $15,827.2 million, an increase of $5,915.6 million from Dec. 31, 1992. Approximately three-quarters of the growth in 1993 resulted from the acquisition of Pacific First. In addition to the acquisition of Pacific First, growth these past two years has come from retaining originated loans and acquiring investment-grade securities.

  Investment Activities

     In 1994, Washington Mutual leveraged its capital and increased its investment securities by 28 percent to $5,143.6 million at Dec. 31, 1994, from $4,012.0 million at Dec. 31, 1993. The increase was funded mostly through borrowings. By leveraging the balance sheet through the use of these wholesale activities, Washington Mutual generated additional net interest income.

     As of Dec. 31, 1994, the Company's investment portfolio included $2,608.6 million held-to-maturity securities (with a fair value of $2,406.7 million), $2,535.0 million available-for-sale securities and $572,000 trading account securities. (See "Business -- Other Investments.")

     Available-for-sale securities reported on the financial statements at fair value consisted of the following:

                                                                             December 31,
- ------------------------------------------------------------------------------------------------
(dollars in thousands)                                             1994          1993       1992
- ------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                        $  254,103       $ --       $ --
  Corporate debt obligations                                       135,060         --         --
  Equity securities                                                265,010         --         --
- ------------------------------------------------------------------------------------------------
                                                                   654,173         --         --
Mortgage-backed securities:
  U.S. government agency                                         1,471,070         --         --
  Corporate                                                        349,431         --         --
- ------------------------------------------------------------------------------------------------
                                                                 1,820,501
Derivative instruments:
  Interest rate exchange agreements                                 18,654         --         --
  Interest rate cap agreements                                      41,690         --         --
- ------------------------------------------------------------------------------------------------
                                                                    60,344         --         --
- ------------------------------------------------------------------------------------------------
                                                                $2,535,018       $ --       $ --
================================================================================================

     The stated maturities of the Company's available-for-sale securities were as follows:

                                                               December 31, 1994
- -------------------------------------------------------------------------------------------------------
                                        Due after one   After five                   No
                                         but within     but within     After       stated
(dollars in thousands)                   five years      10 years     10 years    maturity     Total
- -------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
     obligations                          $176,864       $ 9,215     $   68,024   $     --   $  254,103
  Corporate debt obligations                81,254        47,925          5,881         --      135,060
  Equity securities                             --            --             --    265,010      265,010
- -------------------------------------------------------------------------------------------------------
                                           258,118        57,140         73,905    265,010      654,173
Mortgage-backed securities:
  U.S. government agency                    47,845         6,159      1,417,066         --    1,471,070
  Corporate                                     --         9,436        339,995         --      349,431
- ------------------------------------------------------------------------------------------------------
                                            47,845        15,595      1,757,061         --    1,820,501
Derivative instruments:
  Interest rate exchange agreements         18,654            --             --         --       18,654
  Interest rate cap agreements              41,690            --             --         --       41,690
- -------------------------------------------------------------------------------------------------------
                                            60,344            --             --         --       60,344
- -------------------------------------------------------------------------------------------------------
                                          $366,307       $72,735     $1,830,966   $265,010   $2,535,018
=======================================================================================================
Weighted average yield                        4.94%         7.08%         6.42%       6.48%        6.23%

     The available-for-sale portfolio is maintained as a source of investment income as well as potential liquidity should it be necessary for the Company to raise cash or reduce its asset size. Because the available-for-sale portfolio is required to be carried at fair value, its carrying value fluctuates with changes in market factors, primarily interest rates. This portfolio is partially comprised of mortgage-backed securities of which approximately 41 percent have adjustable rates. In an attempt to modify the interest flows on these securities as well as protect against market value changes, certain interest rate exchange agreements and interest rate cap agreements have been designated to the available-for-sale portfolio. The effect of such agreements in a rising interest rate environment is to shorten the effective repricing period of the underlying assets. Specifically, as short-term interest rates increase, the overall yield of the portfolio rises. However, the yield is constrained by periodic and lifetime interest rate adjustment limits or caps on the underlying adjustable-rate assets. Therefore, the Company seeks to shorten the repricing period by entering into interest rate cap agreements that are intended to provide an additional layer of interest rate protection against the effect of the periodic and lifetime interest rate adjustment limits or caps of the portfolio. Through the use of specific interest rate cap agreement provisions, management attempts to reduce the repricing ceiling of the portfolio and to effectively shorten the repricing period. Thus, the Company has a degree of interest rate protection when interest rates rise because the interest rate cap agreements provide a mechanism for repricing the investment portfolio generally on pace with current market rates. In a similar way, interest rate exchange agreements are utilized to provide protection in an increasing rate environment, but also result in sensitivity in a downward market. There can be no assurance that interest rate exchange agreements and interest rate cap agreements will provide the Company with protection in all scenarios or to the full extent of the Company's exposure.

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio currently (as of Dec. 31, 1994) or in a rising interest rate environment:

                                                                 December 31, 1994
- ---------------------------------------------------------------------------------------------------------
                                                          After six       After one
                                          Due within     months but      but within      After
(dollars in millions)                     six months   within one year    two years    two years   Total
- ---------------------------------------------------------------------------------------------------------
Principal amount of securities             $  230        $ 210             $ 600        $1,435     $2,475
Effect of derivative instruments            1,375         (210)             (600)         (565)        --
- ---------------------------------------------------------------------------------------------------------
  Principal amount of securities after
     effect of derivative instruments      $1,605        $  --             $  --        $  870     $2,475
=========================================================================================================

     The following table presents the effect interest rate exchange agreements and interest rate cap agreements have on the repricing period of securities in the available-for-sale portfolio in a decreasing interest rate environment:

                                                                 December 31, 1994
- ---------------------------------------------------------------------------------------------------------
                                                          After six       After one
                                          Due within     months but      but within      After
(dollars in millions)                     six months   within one year    two years    two years   Total
- ---------------------------------------------------------------------------------------------------------
Principal amount of securities             $230          $ 210             $ 600        $1,435     $2,475
Effect of derivative instruments            500           (210)             (290)           --         --
- ---------------------------------------------------------------------------------------------------------
  Principal amount of securities after
     effect of derivative instruments      $730          $  --             $ 310        $1,435     $2,475
=========================================================================================================

     The held-to-maturity portfolio by investment type consisted of the following:

                                                                       December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1994           1993           1992
- -------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency obligations                 $    7,563     $  277,022     $    8,962
  Corporate debt obligations                                360,233        447,240        248,992
  Municipal obligations                                      78,521         70,493         58,267
  Equity securities                                              --        240,637         85,754
- -------------------------------------------------------------------------------------------------
                                                            446,317      1,035,392        401,975
Mortgage-backed securities:
  U.S. government agency                                  2,044,216      2,322,768      1,464,540
  Corporate                                                 118,052        653,840        719,035
- -------------------------------------------------------------------------------------------------
                                                          2,162,268      2,976,608      2,183,575
- -------------------------------------------------------------------------------------------------
                                                         $2,608,585     $4,012,000     $2,585,550
=================================================================================================

     The stated maturities of the Company's held-to-maturity securities were as follows:

                                                            December 31, 1994
- -------------------------------------------------------------------------------------------------------
                                 Due within     After one      After five
                                        one    but within      but within          After
(dollars in thousands)                 year    five years        10 years       10 years          Total
- -------------------------------------------------------------------------------------------------------
Investment securities:
  U.S. government and agency
     obligations                   $   --       $ 1,006         $  6,557      $       --     $    7,563
  Corporate debt obligations        5,867        85,848          172,661          95,857        360,233
  Municipal obligations                --           227           26,968          51,326         78,521
- -------------------------------------------------------------------------------------------------------
                                    5,867        87,081          206,186         147,183        446,317
Mortgage-backed securities:
  U.S. government agency               --            --           12,296       2,031,920      2,044,216
  Corporate                            --            --              548         117,504        118,052
- -------------------------------------------------------------------------------------------------------
                                       --            --           12,844       2,149,424      2,162,268
- -------------------------------------------------------------------------------------------------------
                                   $5,867       $87,081         $219,030      $2,296,607     $2,608,585
=======================================================================================================
Weighted average yield               5.30%         8.13%            7.13%           7.17%          7.19%

     The held-to-maturity portfolio primarily consists of long-term fixed-rate mortgage-backed securities and other debt securities that the Company intends to hold until maturity. This portfolio had a market value depreciation of 8 percent or $201.9 million on a pretax basis at year-end 1994, compared with a market value appreciation of 2 percent or $79.4 million on a pretax basis at Dec. 31, 1993. The decline in value was due to the significant increase in interest rates during 1994.

     During 1994, there were no transfers between the available-for-sale and held-to-maturity portfolios, nor were there any sales from the held-to-maturity portfolio.

  Loans

     Loans grew 14 percent during 1994 to $12,406.6 million at Dec. 31, 1994, up from $10,891.1 million at Dec. 31, 1993.

     The total amount of loans originated in 1994 was $4,128.9 million compared with $5,722.6 million in 1993. Residential loan originations of $2,040.3 million in 1994 were down from the 1993 record level of $3,815.0 million. The decrease reflected the significant decline in loan refinancing activity resulting from rising interest rates. Although the market for existing homes remained strong during 1994, originations slowed as interest rates rose during the year. For the year, originations of loans to purchase homes were $1,187.2 million compared with $897.9 million last year, but refinancing activity in 1994 accounted for only $853.1 million of the residential lending volume, compared with $2,917.1 million in 1993. At year-end 1994, 1-4 family residential loans comprised nearly two-thirds of total loans outstanding.

     Residential construction originations of $1,034.2 million for 1994 increased from $847.2 million in 1993. Custom built homes for the final purchaser were responsible for approximately two-thirds of these originations during both years. The remainder were to builders for resale. At year-end 1994, total residential construction loans outstanding for custom homes were $349.0 million and builder loans totaled $167.5 million, or collectively 4 percent of total loans. Because of their short-term nature and relatively high profit margins, residential construction lending is very profitable. Residential construction loans also contain a higher degree of risk than other residential loans. For this reason, Washington Mutual has strict lending and monitoring policies to limit credit exposure. At year-end 1994, just over 1 percent of residential construction loans were nonperforming, and loan charge-offs were minimal during the year.

     Although consumer loan originations of $939.3 million for all of 1994 were above the prior year's level of $894.6 million, lending volumes gradually slowed as short-term interest rates rose during the year. The majority of consumer lending was for second mortgage and manufactured housing loans. Both of these loan areas are natural extensions of shelter-based lending and have higher yields and generally shorter terms than traditional first mortgages. At year-end 1994, consumer loans accounted for 19 percent of total loans.

     During the past few years, commercial real estate lending has decreased in importance and constitutes a small portion of total loan originations.

     Loans originated consisted of the following:

                                                        Year Ended December 31,
- -----------------------------------------------------------------------------------------------------
(dollars in thousands)                   1994          1993          1992          1991          1990
- -----------------------------------------------------------------------------------------------------
Residential (1-4 family units):
  Fixed-rate                       $  772,080    $2,994,210    $2,142,054    $1,217,845    $  877,763
  Adjustable-rate                   1,268,187       820,743       679,559       126,950       378,277
  Residential construction
     adjustable-rate                1,034,176       847,217       652,952       459,029       567,032
- -----------------------------------------------------------------------------------------------------
                                    3,074,443     4,662,170     3,474,565     1,803,824     1,823,072
Consumer:
  Second mortgage and other
     consumer                         710,327       704,089       434,377       306,376       294,578
  Manufactured housing                229,011       190,555       172,827       146,131       137,437
- -----------------------------------------------------------------------------------------------------
                                      939,338       894,644       607,204       452,507       432,015
Commercial real estate:
  Apartment buildings                  92,135        71,771        59,959        31,177        15,767
  Other                                22,974        93,978        33,951        30,081        24,180
- -----------------------------------------------------------------------------------------------------
                                      115,109       165,749        93,910        61,258        39,947
- -----------------------------------------------------------------------------------------------------
                                   $4,128,890    $5,722,563    $4,175,679    $2,317,589    $2,295,034
=====================================================================================================

  Deposits

     Total deposits increased to $9,777.9 million at Dec. 31, 1994, from $9,351.4 million at Dec. 31, 1993. Retail deposits were up $200.4 million to $9,049.1 million. Wholesale activities -- predominately deposits greater than $100,000 -- were up $226.1 million. Wholesale deposits are an alternative to other borrowings and their levels are determined by management's decisions as to the most economic funding sources. The deposit market continued to be difficult but showed improvement as short-term interest rates rose throughout the year.

     The following table sets forth information relating to deposit flows, total deposits and the weighted average interest rate on deposit accounts for the periods indicated:

                                                                 Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                      1994(1)           1993           1992
- -------------------------------------------------------------------------------------------------
Increase due to deposit inflow, net                      $   70,690     $2,952,695     $  339,811
Increase due to interest credited                           355,820        340,595        308,065
- -------------------------------------------------------------------------------------------------
  Increase in total deposits                             $  426,510     $3,293,290     $  647,876
=================================================================================================
  Total deposits at end of year                          $9,777,912     $9,351,402     $6,058,112
Weighted average rate for the year                             3.81%          3.91%          5.20%

(1) Includes $169.3 million of acquired deposits.

     The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 14: Interest Rate Risk Management.")

  Nondeposit Products

     Through its nonbanking subsidiaries, Washington Mutual offers to its customers alternative retail investment products. Annuities underwritten by WM Life increased $85.8 million to $799.2 million. Assets of the Composite Group of mutual funds, managed by Composite Research ended the year at $1,095.5 million, down from $1,254.9 million at Dec. 31, 1993. The decline was due primarily to a reduction of market valuation brought about by rising interest rates in 1994.

  Borrowings

     Washington Mutual's borrowings primarily take the form of securities sold under agreements to repurchase and advances from the FHLB. These two borrowing sources grew to $2,595.7 million and $3,737.6 million, respectively, by year-end 1994 from a combined level of $4,253.6 million at Dec. 31, 1993. The increase was used to fund the Company's asset growth.

     The Company utilizes interest rate exchange agreements and interest rate cap agreements to reduce its exposure to rising interest rates. (See "Financial Statements and Supplementary Data -- Note 14: Interest Rate Risk Management.")

ASSET QUALITY

     Classified assets, which consist of nonaccrual loans, loans under foreclosure, REO and performing loans (including troubled debt restructurings) and securities that exhibit credit quality weaknesses, were as follows:

                                                                            December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1994           1993
- ----------------------------------------------------------------------------------------------
Nonaccrual loans and loans under foreclosure                           $ 60,840       $ 77,043
REO                                                                      19,048         34,057
- ----------------------------------------------------------------------------------------------
  Total nonperforming assets                                             79,888        111,100
Troubled debt restructurings                                             10,289          8,144
Other classified assets                                                 163,579        186,815
- ----------------------------------------------------------------------------------------------
                                                                       $253,756       $306,059
==============================================================================================

     Nonperforming assets decreased to $79.9 million at the end of the 1994 from $111.1 million at Dec. 31, 1993. Nonperforming assets as a percentage of total assets also declined substantially to 0.43 percent at Dec. 31, 1994, from 0.70 percent at Dec. 31, 1993. All asset categories reflected lower nonperforming asset levels.

     Nonperforming commercial real estate assets declined to $35.6 million at Dec. 31, 1994, from $48.3 million a year ago. Approximately half of the improvement was due to a decline in large commercial REO (properties valued at $1.0 million or more). During 1994, four large loans were placed on nonaccrual -- a California loan for $4.6 million and three Washington loans totaling $3.8 million. During 1994, three REO properties were sold. Of the three properties sold, one was an office building in California with a basis of $4.0 million and the other two were in Washington with a combined basis of $5.4 million. Also during 1994, a Washington loan for $1.2 million was paid off and two loans -- one in Hawaii for $1.6 million and one in California for $2.4 million -- were returned to current status. At the end of 1994, large troubled assets in California totaled less than 10 percent of total nonperforming assets.

     Nonperforming assets and troubled debt restructurings consisted of the following:

                                                                  December 31, 1994
- ---------------------------------------------------------------------------------------------------------------------
                                    Nonaccruing                        Total             As a
                                   Loans & Loans                   Nonperforming     Percentage of     Troubled Debt
   (dollars in thousands)        Under Foreclosure       REO          Assets         Total Assets      Restructurings
- ---------------------------------------------------------------------------------------------------------------------
Residential                                $27,658     $ 6,733           $34,391              0.19%           $    --
Residential construction                     4,640       1,691             6,331              0.04                 --
Apartment buildings                          9,106         729             9,835              0.05              1,680
Other commercial real estate                10,828      14,972            25,800              0.14              8,609
Second mortgage and other
  consumer                                   6,296         692             6,988              0.04                 --
Manufactured housing                         1,643         736             2,379              0.01                 --
Commercial credits                             669          --               669                --                 --
Reserve for REO losses                          --      (6,505)           (6,505)            (0.04)                --
- ---------------------------------------------------------------------------------------------------------------------
                                           $60,840     $19,048           $79,888              0.43%           $10,289
=====================================================================================================================

                                                                  December 31, 1993
- ---------------------------------------------------------------------------------------------------------------------
                                    Nonaccruing                        Total             As a
                                   Loans & Loans                   Nonperforming     Percentage of     Troubled Debt
   (dollars in thousands)        Under Foreclosure       REO          Assets         Total Assets      Restructurings
- ---------------------------------------------------------------------------------------------------------------------
Residential                                $31,916     $ 7,473          $ 39,389              0.25%           $    --
Residential construction                     8,527       1,379             9,906              0.06                 --
Apartment buildings                          7,430       5,299            12,729              0.08              5,789
Other commercial real estate                11,403      24,158            35,561              0.23              2,355
Second mortgage and other
  consumer                                  12,048         483            12,531              0.08                 --
Manufactured housing                         2,207         740             2,947              0.02                 --
Commercial credits                           3,512          --             3,512              0.02                 --
Reserve for REO losses                          --      (5,475)           (5,475)            (0.04)                --
- ---------------------------------------------------------------------------------------------------------------------
                                           $77,043     $34,057          $111,100              0.70%           $ 8,144
=====================================================================================================================
December 31, 1992                          $45,010     $87,427          $132,437              1.34%           $ 9,631
December 31, 1991                           39,270      93,029           132,299              1.66              8,431
December 31, 1990                           50,613      96,482           147,095              1.92             17,279

     Nonperforming commercial real estate and troubled debt restructurings by geographic distribution and property type consisted of the following:

                                                                     December 31, 1994
- --------------------------------------------------------------------------------------------------------------------------------
                              Nonaccruing                        Total           Total        As a Percentage
                             Loans & Loans                   Nonperforming       Loans           of Total         Troubled Debt
(dollars in thousands)     Under Foreclosure       REO          Assets           & REO          Loans & REO       Restructurings
- --------------------------------------------------------------------------------------------------------------------------------
Washington                            $ 9,135    $15,005           $24,140     $1,116,333                2.16%           $ 1,108
California                              8,870        634             9,504        212,060                4.48              9,181
Arizona                                 1,855         --             1,855         14,188               13.07                 --
Other states                               74         62               136        348,526                0.04                 --
- --------------------------------------------------------------------------------------------------------------------------------
                                      $19,934    $15,701           $35,635     $1,691,107                2.11%           $10,289
================================================================================================================================
Office buildings                      $ 5,619    $10,476           $16,095      $ 165,992                9.70%           $ 8,609
Apartment buildings                     9,106        729             9,835        948,051                1.04              1,680
Shopping centers                           --      1,262             1,262        134,613                0.94                 --
Other                                   5,209      3,234             8,443        442,451                1.91                 --
- --------------------------------------------------------------------------------------------------------------------------------
                                      $19,934    $15,701           $35,635     $1,691,107                2.11%           $10,289
================================================================================================================================

PROVISION FOR LOAN LOSSES AND RESERVE FOR LOAN LOSSES

     The provision for loan losses during 1994 was $20.0 million compared with $35.0 million in 1993 and $14.0 million in 1992. The 1994 provision reflected the Company's strong level of reserves and continued improvement in asset quality. The growth in the provision during 1993 was determined necessary by management because of uncertainty about the economic conditions in some lending markets as well as caution about the asset quality of the loans acquired from Pacific First.

     The reserve for loan losses increased to $128.0 million at Dec. 31, 1994, from $115.2 million at Dec. 31, 1993. Loan charge-offs, net of recoveries for 1994 totaled $8.1 million. This was less than half the level of net charge-offs in 1993 and 1992 of $19.8 million and $17.7 million, respectively. During 1993 and 1992, net charge-offs of commercial real estate loans accounted for $13.3 million and $14.4 million, respectively, of total net charge-offs. However, with the improved performance of the commercial real estate portfolio, net charge-offs on commercial real estate loans dropped to $318,000 during 1994. Of the $8.1 million of net charge-offs taken in 1994, $4.3 million was the result of consumer loan activity in large part due to loans acquired from Pacific First. Net charge-offs on consumer loans have grown to the current level from $2.1 million in 1993 and $883,000 in 1992.

     Changes in the reserve for loan losses were as follows:

                                                            Year Ended December 31,
- --------------------------------------------------------------------------------------------------
           (dollars in thousands)               1994       1993       1992       1991       1990
- --------------------------------------------------------------------------------------------------
Balance, beginning of year                    $115,214   $ 53,970   $ 52,305   $ 52,843   $ 25,167
Provision for loan losses                       20,000     35,000     14,000     21,627     61,549
Reserves added through business combinations       921     46,000      5,320        571        367
Reserves charged-off:
  Residential                                   (1,604)    (1,612)    (1,138)      (379)      (401)
  Residential construction                        (190)      (297)      (937)      (139)      (181)
  Commercial real estate                        (2,263)   (13,786)   (14,932)    (5,285)   (10,627)
  Manufactured housing, second mortgage and
     other consumer                             (5,223)    (2,664)    (1,028)    (1,097)      (606)
  Commercial credits                            (1,712)    (2,590)    (1,096)   (18,457)   (23,383)
- --------------------------------------------------------------------------------------------------
                                               (10,992)   (20,949)   (19,131)   (25,357)   (35,198)
Reserves recovered:
  Residential                                       17         45         17         36        125
  Residential construction                          --         --         --        314         --
  Commercial real estate                         1,945        514        494        563        662
  Manufactured housing, second mortgage and
     other consumer                                944        600        145        109        171
  Commercial credits                                --         34        820      1,599         --
- --------------------------------------------------------------------------------------------------
                                                 2,906      1,193      1,476      2,621        958
- --------------------------------------------------------------------------------------------------
Balance, end of year                          $128,049   $115,214   $ 53,970   $ 52,305   $ 52,843
==================================================================================================

     As part of the process of determining the adequacy of the reserve for loan losses, management reviews the loan portfolio for specific weaknesses. A portion of the reserve is then allocated to reflect the loss exposure. Residential real estate and consumer loans are not individually analyzed for loss exposure because of the significant number of loans, their relatively small balances and historically low level of losses. At year-end 1994, the analysis of residential construction, commercial real estate and commercial credits resulted in an allocation of $16.9 million of the reserve for loan loss exposure, compared with an allocation of $22.6 million a year earlier. Contributing to the decline was a reduction in the level of allocated reserves related to commercial real estate in California. While the quality of the California commercial real estate portfolio appears to have stabilized, reserves allocated to this portfolio comprised approximately two-thirds of total allocated reserves.

     Unallocated reserves are established for loss exposure that may exist in the remainder of the loan portfolio but has yet to be identified. In determining the adequacy of unallocated reserves, management considers changes in the size and composition of the loan portfolio, actual historical loan loss experience, and current and anticipated economic conditions. The high level of unallocated reserves at year-end 1993 reflected the significant increase in total loans outstanding, a change in the mix of loans in the portfolio, some uncertainty as to the long-term credit quality of acquired loan portfolios as well as caution over future economic conditions. Given the significant decline in nonperforming assets and continued growth of the reserve for loan losses during 1994, management is projecting a reduction in the provision for loan losses to $2.5 million for first quarter 1995 or $10.0 million on an annualized basis. Further analysis of the reserve for loan losses during 1995 will determine if that level will be sustainable throughout 1995 and beyond.

     An analysis of the reserve for loan losses was as follows:

                                                               December 31,
- --------------------------------------------------------------------------------------------------
       (dollars in thousands)              1994         1993        1992        1991        1990
- --------------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                 $ 15,594     $ 19,354     $21,746     $ 5,736     $ 4,705
  Commercial credits                           --        1,718       5,597      10,064      20,156
  Residential construction                  1,327        1,503       1,219       1,901          --
- --------------------------------------------------------------------------------------------------
                                           16,921       22,575      28,562      17,701      24,861
Unallocated reserves                      111,128       92,639      25,408      34,604      27,982
- --------------------------------------------------------------------------------------------------
                                         $128,049     $115,214     $53,970     $52,305     $52,843
==================================================================================================
Total reserve for loan losses as a
  percentage of:
     Total loans                             1.03%        1.06%       0.80%       1.00%       1.06%
     Nonperforming loans                   210.47       149.55      119.91      133.19      104.41

INTEREST RATE RISK MANAGEMENT

     Washington Mutual's banking subsidiaries traditionally have had a mismatch between the maturities of their assets and liabilities because customers generally prefer short-term deposits and long-term fixed-rate loans. This mismatch is not a problem when interest rates are stable or declining. However, when short-term interest rates rise, as they did in 1994, the interest paid on deposits and other short-term borrowings rises much more quickly than the interest earned on loans and investments. The inevitable result for Washington Mutual was a reduction in its net interest spread and the corresponding pressure on net interest income. Washington Mutual engages in a comprehensive asset and liability management program that attempts to reduce the risk of significant decreases in net interest income caused by interest rate changes. The implementation of strategies to reduce interest rate risk, however, generally has the negative effect of lowering current period earnings. Management tries to balance these two factors in administering its interest rate risk program. While the Company monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates, rising interest rates or a flattening of the yield curve could nevertheless adversely affect the Company's operations.

     As part of this program, management actively manages the actual asset and liability maturities and at various times uses derivative instruments, such as interest rate exchange agreements, interest rate cap agreements and options on such instruments, to reduce the negative effect that rising rates could have on net interest income. Derivative instruments have received a lot of attention lately because of the financial exposure they may cause if not used appropriately. Management, in conjunction with the Company's Board of Directors, has established strict policies and guidelines for their use. Moreover, Washington Mutual has used these instruments for many years solely to mitigate interest rate risk. Under no circumstances are these instruments used as techniques to generate earnings by speculating on the movements of interest rates, nor does the Company act as a dealer of these instruments. (See "Financial Statements and Supplementary Data -- Note 14: Interest Rate Risk Management.")

     At the end of 1994, Washington Mutual's one-year gap was a negative 14.3 percent, up from a negative 10.8 percent at the end of 1993. The one-year gap is a conventional measure of interest sensitivity for thrift institutions.

     Interest sensitivity analysis by maturity or repricing period was as follows:

                                                          December 31, 1994
- ----------------------------------------------------------------------------------------------------
                                              After       After
                                               one         two        After
                                    Due        but         but         five
                                  within      within      within       but
                                    one        two         five       within      After
      (dollars in millions)        year       years       years      10 years    10 years     Total
- ----------------------------------------------------------------------------------------------------
Interest-sensitive assets
  Cash, cash equivalents, and
     trading account
     securities(1)                $   334     $    --      $   --      $   --      $   --    $   334
  Available-for-sale
     securities(2)(6)               1,461         109         501         271         232      2,574
  Held-to-maturity securities         282         178         496         715         937      2,608
  Loans(3):
     Residential                    2,718         823       1,872       1,328       1,308      8,049
     Residential construction         341          24          96          34          30        525
     Commercial real estate         1,068         199         326          68          11      1,672
     Manufactured housing, second
       mortgage and other
       consumer                       878         435         647         295          60      2,315
     Commercial credits                --          --           2          --          --          2
- ----------------------------------------------------------------------------------------------------
                                    5,005       1,481       2,943       1,725       1,409     12,563
- ----------------------------------------------------------------------------------------------------
                                    7,082       1,768       3,940       2,711       2,578     18,079
Interest-sensitive liabilities
  Deposits(4)                       6,213       2,136       1,354          57           3      9,763
  Borrowings and other
     liabilities                    5,678         365       1,161           8           6      7,218
- ----------------------------------------------------------------------------------------------------
                                   11,891       2,501       2,515          65           9     16,981
Derivative instruments affecting
  interest rate sensitivity:
     Interest rate exchange agreements:
       Designated against
          available-for-sale
          securities(6)              (350)        350          --          --          --         --
       Designated against
          short-term borrowings
          and deposits(5)            (115)        115          --          --          --         --
     Interest rate cap
       agreements:
       Designated against
          available-for-sale
          securities(6)              (875)        600         275          --          --         --
       Designated against
          short-term borrowings
          and deposits               (825)        825          --          --          --         --
- ----------------------------------------------------------------------------------------------------
                                   (2,165)      1,890         275          --          --         --
- ----------------------------------------------------------------------------------------------------
Net (liability) asset sensitivity $(2,644)    $(2,623)     $1,150      $2,646      $2,569    $ 1,098
====================================================================================================
Net (liability) asset sensitivity
  as a percentage of total assets  (14.33)%    (14.21)%      6.23%      14.35%      13.91%      5.96%

(1) Includes accrued interest on interest-earning assets.
(2) Excludes mark-to-market adjustment.
(3) Excludes deferred loan fees, reserve for loan losses and premium on purchased loans.
(4) Excludes premium on purchased deposits. Deposits without stated maturity are included in the category "Due within one year."
(5) Does not include one interest rate exchange agreement based on the yield curve where both parties pay a variable rate. The agreement has a notional amount of $75.0 million with a stated maturity of Aug. 13, 1996. As of Dec. 31, 1994, Washington Mutual was in a net payable position.
(6) See "Investment Activities" regarding the effect of derivative instruments on the repricing period of available-for-sale securities against which the derivative instruments are designated.

     While the one-year gap helps provide some information about a financial institution's interest sensitivity, it does not predict the trends of future earnings. For this reason, Washington Mutual uses financial modeling to forecast earnings under different interest rate projections. The year-end 1994 financial analysis indicated that if, rather than remaining unchanged, interest rates increased by 100 basis points as of Jan. 1, 1995, and remained at the higher level for the remainder of the year, net interest income would be reduced by approximately 7 percent and earnings per share by approximately 40 cents. Conversely, the analysis indicated that a similar decrease in interest rates for a year would increase net interest income and earnings per share by approximately the same amounts. Although this modeling is very helpful in managing interest rate risk, it does require significant assumptions for the projection of loan prepayment rates, loan origination volumes and liability funding sources that may prove to be inaccurate.

LIQUIDITY

     Liquidity management focuses on the need to meet both short-term funding requirements and long-term growth objectives. The long-term growth objectives of the Company are to attract and retain stable consumer deposit relationships and to maintain stable sources of wholesale funds. Because the low interest rate environment of recent years inhibited consumer deposits, Washington Mutual has supported its growth by acquiring other financial institutions and by increasing its use of wholesale borrowings. Should the Company not be able to increase deposits either internally or through acquisitions, it ability to grow would be dependent upon, and to a certain extent limited by, its borrowing capacity.

     Washington Mutual actively manages its ability to meet short-term cash requirements under both normal (operating) and extreme (contingent) circumstances using guidelines established by its Board of Directors. The operating liquidity ratio is used to ensure that normal short-term secured borrowing capacity is sufficient to satisfy unanticipated cash needs. The contingent liquidity ratio measures the ability to raise cash by liquidating assets in the event of a very adverse business environment. At Dec. 31, 1994, the Company had excess liquidity compared to its established guidelines.

     To meet its immediate needs for funds as well as long-term lending demands, Washington Mutual maintains various sources of liquid assets and borrowing capabilities. At Dec. 31, 1994, the Company was able to borrow an additional $3,144.3 million through the use of collateralized borrowings using unpledged mortgage-backed securities and other wholesale sources.

CAPITAL REQUIREMENTS

     Washington Mutual's banking subsidiaries exceeded all current regulatory capital requirements to be classified as well capitalized institutions, the highest regulatory standard. In order to be categorized as a well capitalized institution, the FDIC requires banks it regulates to maintain a leverage ratio, defined as Tier 1 capital divided by total regulatory assets, of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and Tier 1 (or core) capital of at least 6.00 percent of risk-weighted assets. At Dec. 31, 1994, WMB's consolidated ratio of leverage capital to assets was 5.90 percent, the ratio of total capital to risk-weighted assets was 11.89 percent, and the ratio of core capital to risk-weighted assets was 10.97 percent.

     Washington Mutual's federal savings bank subsidiaries are also required by the OTS to maintain certain capital levels. In order to be classified as well capitalized institutions, the OTS requires banks it regulates to maintain a leverage ratio of at least 5.00 percent; total capital of at least 10.00 percent of risk-weighted assets; and core capital of at least 6.00 percent of risk-weighted assets. At Dec. 31, 1994, both subsidiaries were in compliance with all well capitalized requirements.

     (See "Financial Statements and Supplementary Data -- Note 21: Regulatory Capital Requirements.")

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     For financial statements, see index on page 46.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

     Part III is incorporated by reference from the Company's definitive proxy statement issued in conjunction with the Company's Annual Meeting of Shareholders to be held April 18, 1995. Certain information regarding the principal officers of Washington Mutual is set forth in "Business -- Principal Officers."

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a) (1) Financial Statements

        See Index to Consolidated Financial Statements on page 46.

    (2) Financial Statement Schedules

        All financial statement schedules are omitted because they are not applicable or not required, or because the required information is included in the consolidated financial statements or the notes thereto.

(b) Reports on 8-K:

    (1) November 29, 1994, Reorganization of the Company (Item 5), including Consolidated Financial Statements of Washington Mutual, Inc. and its predecessor, Washington Mutual Savings Bank, set forth in the Quarterly Report of Washington Mutual Savings Bank for the quarters ended September 30, 1994, June 30, 1994, and March 31, 1994 and the 1993 Annual Report to Shareholders of Washington Mutual Savings Bank.

(c) Exhibits:

    See Index of Exhibits on page 86.

                              SIGNATURES BY REGISTRANT

     Pursuant to the requirements of the Section 13 of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on Feb. 21, 1995.

                                     WASHINGTON MUTUAL, INC.

                                            /s/  Kerry K. Killinger
                                            ----------------------------------
                                            Kerry K. Killinger
                                            President and Chief Executive
                                            Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities indicated on Feb. 21, 1995.

/s/ Kerry K. Killinger                           /s/ William A. Longbrake
- -------------------------------------            ------------------------------------------
Kerry K. Killinger                               William A. Longbrake
Chairman, President and Chief                    Senior Executive Vice President and
  Executive Officer; Director                    Chief Financial Officer
  (Principal Executive Officer)                  (Principal Financial Officer)

                                                 /s/ Douglas G. Wisdorf
                                                 ------------------------------------------
                                                 Douglas G. Wisdorf
                                                 Senior Vice President and Controller

/s/ Sally S. Behnke                              /s/ Dr. William P. Gerberding
- -------------------------------------            ------------------------------------------
Sally S. Behnke                                  Dr. William P. Gerberding
Director                                         Director

/s/ Douglas P. Beighle                           /s/ Dr. Samuel B. McKinney
- -------------------------------------            ------------------------------------------
Douglas P. Beighle                               Dr. Samuel B. McKinney
Director                                         Director

/s/ Herbert M. Bridge                            /s/ Michael K. Murphy
- -------------------------------------            ------------------------------------------
Herbert M. Bridge                                Michael K. Murphy
Director                                         Director

/s/ Roger H. Eigsti                              /s/ Louis H. Pepper
- -------------------------------------            ------------------------------------------
Roger H. Eigsti                                  Louis H. Pepper
Director                                         Director

/s/ John W. Ellis                                /s/ William G. Reed, Jr.
- -------------------------------------            ------------------------------------------
John W. Ellis                                    William G. Reed, Jr.
Director                                         Director

- -------------------------------------            ------------------------------------------
Daniel J. Evans                                  Janet H. Skadan
Director                                         Director

/s/ Anne V. Farrell
- -------------------------------------            ------------------------------------------
Anne V. Farrell                                  James H. Stever
Director                                         Director

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Independent Auditors' Report..........................................................   47
Consolidated Statements of Income,
  Years ended December 31, 1994, 1993 and 1992........................................   48
Consolidated Statements of Financial Position,
  December 31, 1994 and 1993..........................................................   49
Consolidated Statements of Stockholders' Equity,
  Years ended December 31, 1994, 1993 and 1992........................................   50
Consolidated Statements of Cash Flows,
  Years ended December 31, 1994, 1993 and 1992........................................   51
Notes to Consolidated Financial Statements............................................   53

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Washington Mutual, Inc.:

We have audited the accompanying consolidated statements of financial position of Washington Mutual, Inc. and subsidiaries (the Company) as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Washington Mutual, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, on January 1, 1994. Also, as discussed in Note 17 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, on January 1, 1993.


(SIG - LOGO]


Deloitte & Touche LLP

Seattle, Washington
February 14, 1995

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                 Year Ended December 31,
- ------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)            1994           1993         1992
- ------------------------------------------------------------------------------------------------
INTEREST INCOME
Loans                                                     $  910,391     $  789,669     $581,095
Available-for-sale securities                                143,549             --           --
Held-to-maturity securities                                  153,207        244,573      185,079
Cash equivalents                                                 666          1,697        3,182
- ------------------------------------------------------------------------------------------------
  Total interest income                                    1,207,813      1,035,939      769,356
INTEREST EXPENSE
Deposits                                                     355,820        340,595      308,065
Borrowings                                                   280,768        165,913      131,733
- ------------------------------------------------------------------------------------------------
  Total interest expense                                     636,588        506,508      439,798
- ------------------------------------------------------------------------------------------------
     Net interest income                                     571,225        529,431      329,558
Provision for loan losses                                     20,000         35,000       14,000
- ------------------------------------------------------------------------------------------------
     Net interest income after provision for loan losses     551,225        494,431      315,558
OTHER INCOME
Service fees                                                  70,621         68,862       51,363
Loan servicing fees                                            9,209         13,381       10,380
Other operating income                                        23,840         19,963       10,897
Gain on sale of loans, inclusive of write-downs                  427         14,133       11,477
Gain on sale of other assets                                   3,741         27,523        6,575
- ------------------------------------------------------------------------------------------------
  Total other income                                         107,838        143,862       90,692
OTHER EXPENSE
Salaries and employee benefits                               173,615        162,516      106,997
Occupancy and equipment                                       63,000         55,936       33,163
Deposit insurance                                             22,404         20,425       13,579
Other operating expense                                       96,205         96,914       61,927
Amortization of goodwill and other intangible assets          29,076         24,690       10,407
Real estate owned ("REO") operations, inclusive of
  write-downs                                                     12          6,295        2,111
Write-down of other assets                                        --          2,488        2,712
- ------------------------------------------------------------------------------------------------
  Total other expense                                        384,312        369,264      230,896
- ------------------------------------------------------------------------------------------------
     Income before income taxes, extraordinary items and
       cumulative effect of change in tax accounting
       method                                                274,751        269,029      175,354
Income taxes                                                 102,447         93,765       60,247
- ------------------------------------------------------------------------------------------------
     Income before extraordinary items and cumulative
       effect of change in tax accounting method             172,304        175,264      115,107
Extraordinary items, net of federal income tax effect             --         (8,953)      (4,638)
Cumulative effect of change in tax accounting method              --         13,365           --
- ------------------------------------------------------------------------------------------------
Net Income                                                $  172,304     $  179,676     $110,469
================================================================================================
Net Income Attributable to Common Stock                   $  153,720     $  166,118     $105,594
================================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $2.54         $ 2.74       $ 2.10
  Extraordinary items, net of federal income tax effect           --          (0.15)       (0.09)
  Cumulative effect of change in tax accounting method            --           0.23           --
- ------------------------------------------------------------------------------------------------
     Net Income                                                $2.54         $ 2.82       $ 2.01
================================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative
     effect of change in tax accounting method                 $2.46         $ 2.60       $ 1.99
  Extraordinary items, net of federal income tax effect           --          (0.14)       (0.08)
  Cumulative effect of change in tax accounting method            --           0.21           --
- ------------------------------------------------------------------------------------------------
     Net Income                                                $2.46         $ 2.67       $ 1.91
================================================================================================

See Notes to Consolidated Financial Statements.

                 CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                             December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                                  1994            1993
- -----------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                           $   222,435     $   194,389
Trading account securities                                                  572           1,098
Available-for-sale securities                                         2,535,018              --
Held-to-maturity securities                                           2,608,585       4,012,000
Loans                                                                12,406,589      10,891,102
REO                                                                      19,048          34,057
Premises and equipment                                                  173,805         158,927
Goodwill and other intangible assets                                    190,998         217,112
Other assets                                                            300,632         318,543
- -----------------------------------------------------------------------------------------------
     Total assets                                                   $18,457,682     $15,827,228
===============================================================================================

LIABILITIES
Deposits:
  Checking accounts                                                 $ 1,117,545     $ 1,224,854
  Savings and money market accounts                                   3,268,697       3,060,731
  Time certificates                                                   5,391,670       5,065,817
- -----------------------------------------------------------------------------------------------
     Total deposits                                                   9,777,912       9,351,402
Annuities                                                               799,178         713,383
Securities sold under agreements to repurchase                        2,595,651       2,173,693
Advances from the Federal Home Loan Bank of Seattle (FHLB)            3,737,611       2,079,934
Other borrowings                                                         79,039          83,635
Other liabilities                                                       163,723         229,477
- -----------------------------------------------------------------------------------------------
     Total liabilities                                               17,153,114      14,631,524
Contingencies (Note 24)

STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares authorized --
  6,200,000 and 6,200,000 shares issued and outstanding                      --              --
Common stock, no par value: 100,000,000 shares authorized --
  61,970,704 and 60,090,996 shares issued and outstanding                    --              --
Capital surplus                                                         639,409         619,776
Valuation reserve for available-for-sale securities                     (28,980)             --
Retained earnings                                                       694,139         575,928
- -----------------------------------------------------------------------------------------------
     Total stockholders' equity                                       1,304,568       1,195,704
- -----------------------------------------------------------------------------------------------
     Total liabilities and stockholders' equity                     $18,457,682     $15,827,228
===============================================================================================

See Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   Number of Shares                                           Total
                                  ------------------                          Valuation       Stock-
                                  Preferred   Common   Capital    Retained   Reserve for     holders'
(dollars in thousands)              Stock     Stock    Surplus    Earnings   Securities       Equity
- -------------------------------------------------------------------------------------------------------
Balance at January 1, 1992            1,300   49,661   $304,251   $354,497    $    (422)    $  658,326
Net income                               --       --         --    110,469           --        110,469
Cash dividends declared on
  preferred stock                        --       --         --     (4,875)          --        (4,875)
Cash dividends declared on
  common stock                           --       --         --    (21,231)          --        (21,231)
Common stock issued                      --    2,340     33,277         --           --         33,277
Preferred stock issued                4,200       --    203,765         --           --        203,765
Adjustment in valuation reserve
  for equity securities                  --       --         --         --          422            422
Common stock issued through
  stock options and employee
  stock plans                            --    1,764     14,793         90           --         14,883
Conversion of preferred stock to
  common stock                           (6)      23         --         --           --             --
- -------------------------------------------------------------------------------------------------------
Balance at December 31, 1992          5,494   53,788    556,086    438,950           --        995,036
Net income                               --       --         --    179,676           --        179,676
Cash dividends declared on
  preferred stock                        --       --         --    (13,559)          --        (13,559)
Cash dividends declared on
  common stock                           --       --         --    (28,712)          --        (28,712)
Preferred stock issued                2,000       --     48,182         --           --         48,182
Common stock issued through
  stock options and employee
  stock plans                            --    1,151     15,508         18           --         15,526
Conversion of preferred stock to
  common stock                       (1,294)   5,152         --       (445)          --           (445)
- -------------------------------------------------------------------------------------------------------
Balance at December 31, 1993          6,200   60,091    619,776    575,928           --      1,195,704
Establishment of valuation
  reserve for available-for-sale
  securities                             --       --         --         --       13,565         13,565
Net income                               --       --         --    172,304           --        172,304
Cash dividends declared on
  preferred stock                        --       --         --    (18,584)          --        (18,584)
Cash dividends declared on
  common stock                           --       --         --    (42,214)          --        (42,214)
Adjustment in valuation reserve
  for available-for-sale
  securities                             --       --         --         --      (42,545)       (42,545)
Common stock issued through
  stock options and employee
  stock plans                            --      426     10,038         --           --         10,038
Immaterial business combination
  accounted for as a pooling-of-
  interests                              --    1,454      9,595      6,705           --         16,300
- -------------------------------------------------------------------------------------------------------
Balance at December 31, 1994          6,200   61,971   $639,409   $694,139    $ (28,980)    $1,304,568
======================================================================================================

See Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1994          1993          1992
- -------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                $   172,304   $   179,676   $   110,469
Adjustments to reconcile net income to net cash provided
  by operating activities:
     Provision for loan losses                                 20,000        35,000        14,000
     Cumulative effect of change in tax accounting
       method                                                      --       (13,365)           --
     Gain on sale of loans                                       (427)      (14,133)      (11,477)
     Gain on sale of other assets                              (3,741)      (27,523)       (6,575)
     REO operations, inclusive of write-downs                      12         6,295         2,111
     Write-down of other assets                                    --         2,488         2,712
     Extraordinary loss                                            --        13,028         6,837
     Depreciation and amortization                             34,946        36,458        38,229
     FHLB stock dividend                                      (16,753)      (22,943)       (4,834)
     Decrease (increase) in trading account securities            691         1,574          (109)
     (Increase) in interest receivable                        (14,249)      (32,096)       (3,087)
     Increase (decrease) in interest payable                   11,761       (24,815)        7,697
     Increase (decrease) in income taxes payable               40,500        13,190        (7,100)
     Decrease (increase) in other assets                       13,114         6,948          (844)
     (Decrease) increase in other liabilities                 (58,638)      (21,396)        2,476
- -------------------------------------------------------------------------------------------------
       Net cash provided by operating activities              199,520       138,386       150,505
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                 (1,037,632)           --            --
Principal payments and maturities of available-for-sale
  securities                                                  343,348            --            --
Sales of available-for-sale securities                        304,806            --            --
Purchases of held-to-maturity securities                     (773,498)   (1,430,792)   (1,080,062)
Principal payments and maturities of held-to-maturity
  securities                                                  188,372       920,635       751,556
Sales of held-to-maturity securities                               --       764,162        80,705
Sales of loans                                                 54,754       919,768     1,044,596
Principal payments on loans                                 2,329,872     3,545,492     1,902,376
Origination and purchases of loans                         (3,965,055)   (5,654,511)   (3,964,717)
Sales of REO                                                   32,789        52,586        21,801
Expenditures for premises and equipment                       (31,410)      (35,031)      (12,222)
Acquisitions, net of cash acquired                             40,679       387,688        30,926
- -------------------------------------------------------------------------------------------------
       Net cash (used) by investing activities             (2,512,975)     (530,003)   (1,225,041)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in deposits                               229,743      (538,029)       (6,752)
Increase in annuities                                          85,795       141,955       137,661
Increase in securities sold under agreements to
  repurchase                                                  421,958     1,112,361       341,290
Proceeds from FHLB advances                                 5,703,996     3,946,509     1,749,000
Payments for FHLB advances                                 (4,045,800)   (4,241,356)   (1,267,605)
Call of subordinated capital notes                                 --       (41,600)      (62,400)
Payments of other borrowings                                   (3,431)       (5,428)       (4,023)
Issuance of preferred stock                                       (19)       48,182       203,765
Issuance of common stock through stock options and
  employee stock plans                                         10,057        15,526        14,883
Conversion of preferred stock to common stock                      --          (445)           --
Cash dividends paid                                           (60,798)      (42,271)      (26,106)
- -------------------------------------------------------------------------------------------------
       Net cash provided by financing activities            2,341,501       395,404     1,079,713
- -------------------------------------------------------------------------------------------------
       Increase in cash and cash equivalents                   28,046         3,787         5,177
       Cash and cash equivalents at beginning of year         194,389       190,602       185,425
- -------------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year           $   222,435   $   194,389   $   190,602
=================================================================================================

SUPPLEMENTAL DISCLOSURES RELATED TO THE
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Year Ended December 31,
- ------------------------------------------------------------------------------------------------
(dollars in thousands)                                                1994       1993       1992
- ------------------------------------------------------------------------------------------------
NONCASH INVESTING ACTIVITIES
Loans exchanged for mortgage-backed securities                  $  174,572   $816,859   $143,367
Implementation of new accounting standard -- reclass to
  available-for-sale portfolio                                   2,127,890         --         --
Real estate acquired through foreclosure                            15,773     32,870     55,047

CASH PAID DURING THE YEAR FOR
Interest on deposits                                               354,531    364,022    305,469
Interest on borrowings                                             269,414    167,301    126,005
Federal income taxes                                                85,000     60,000     60,071

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of Washington Mutual, Inc. ("WMI" and together with its subsidiaries "Washington Mutual" or the "Company"). On Nov. 29, 1994, the Company's predecessor, Washington Mutual Savings Bank ("WMSB") reorganized into a holding company structure (the "Reorganization"). To effect the Reorganization, WMSB formed WMI in August of 1994. Thereafter, WMSB caused WMI to form Washington Mutual Bank ("WMB") as a wholly owned subsidiary of WMI. In the Reorganization, WMSB merged with and into WMB, with WMB as the surviving entity. WMB continued as a wholly owned subsidiary of WMI. The par value of preferred and common stock and capital surplus of the Company have been restated to reflect the new par value of the holding company, effective Nov. 29, 1994. Certain reclassifications have been made to the 1993 and 1992 financial statements to conform to the 1994 presentation. All significant intercompany transactions and balances have been eliminated. Results of operations of companies acquired and accounted for as purchases are included from the dates of acquisition. When Washington Mutual acquires a company through a pooling-of-interests, current and prior period financial statements are restated to include the accounts of acquired companies.

DERIVATIVE INSTRUMENTS

     The Company uses derivative instruments, such as interest rate exchange agreements, interest rate cap agreements and options on such instruments, to reduce its exposure to interest rate risk. These instruments have the effect of changing the interest rate characteristics of the assets or liabilities to which they are designated.

     Interest rate exchange agreements and interest rate cap agreements are designated against either the available-for-sale portfolio or short-term borrowings and deposits. Agreements designated against available-for-sale securities are included at their market value in the available-for-sale portfolio. Any mark-to-market adjustments are reported as a separate component of stockholders' equity, net of tax. The market value of interest rate exchange agreements and interest rate cap agreements designated against short-term borrowings and deposits are not reported on the balance sheet.

     The interest differential paid or received on interest rate exchange agreements is recorded as an adjustment to interest income or interest expense and classified with the interest income or interest expense of the related asset or liability. The purchase premium of interest rate cap agreements is capitalized and amortized on a straight-line basis and included as a component of interest income or interest expense over the original term of the interest rate cap agreement. No purchase premium is paid at the time an interest rate exchange agreement is entered into. Gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are recognized, consistent with the gain or loss on the asset or liability designated against the agreement. Where the asset or liability was not sold or paid off, the gains or losses are amortized on a straight-line basis as additional interest income or interest expense over the original terms of the agreements or the remaining life of the designated asset or liability, whichever is less.

     The Company may also buy put or call options on mortgage instruments. The purposes for such options are to manage the interest rate risk inherent in secondary marketing activities. The cost of such options are capitalized and amortized on a straight-line basis as a component of expense over the original terms of the options. All options are carried at market value with the corresponding gain or loss recognized in income.

INVESTMENT SECURITIES

     Effective Jan. 1, 1994, the Company adopted, as required, Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement requires investment and equity securities to be segregated into the following three categories: trading, held-to-maturity and available-for-sale.

  Trading Securities

     Trading securities are purchased and held principally for the purpose of reselling them within a short period of time. Their unrealized gains and losses are included in earnings.

  Held-To-Maturity Securities

     Investments classified as held-to-maturity are accounted for at amortized cost, but an institution must have both the positive intent and the ability to hold those securities to maturity. There are very limited circumstances under which securities in the held-to-maturity category can be sold without jeopardizing the cost basis of accounting for the remainder of the securities in this category. Recognition is provided for unrealized losses in the debt portfolio if any market valuation differences are deemed to be other than temporary.

  Available-For-Sale Securities

     Securities not classified as either trading or held-to-maturity are considered to be available-for-sale. Gains and losses realized on the sale of these securities are based on the specific identification method. Unrealized gains and losses for available-for-sale securities are excluded from earnings and reported as a net amount in a separate component of stockholders' equity until realized. As of Dec. 31, 1994, the net unrealized loss (on an after-tax basis) of $29.0 million associated with the available-for-sale securities was included as a separate component of stockholders' equity.

LOANS

     Loans held for investment are stated at the principal amount outstanding, net of deferred loan fees and any discounts or premiums on purchased loans. The deferred fees, discounts and premiums are amortized using the interest method over the estimated life of the loan. The Company sells residential fixed-rate loans in the secondary market. At the date of origination, the loans so designated and meeting secondary market guidelines are identified as held for sale and carried at the lower of net cost or market value on an aggregate basis.

     Management ceases to accrue interest income on any loan that becomes 90 days or more delinquent and reserves all interest accrued up to that time. In addition, when circumstances indicate concern as to the future collectibility of the principal of a commercial real estate loan, management stops accruing interest on the loan, whether or not it has reached the 90 day delinquency point. Thereafter, interest income is accrued only if and when, in management's opinion, projected cash proceeds are deemed sufficient to repay both principal and interest. All loans on which interest is not being accrued are referred to as loans on nonaccrual status.

     In May 1993, the Financial Accounting Standards Board ("FASB") issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of a loan by specifying how allowances for credit losses related to certain loans should be determined. This statement will become effective in 1995. Management does not believe that the implementation of this statement will have a material effect on the financial position or operations of the Company.

RESERVE FOR LOAN LOSSES

     The reserve for loan losses is maintained at a level sufficient to provide for estimated loan losses based on evaluating known and inherent risks in the loan portfolio. The reserve is based on management's continuing analysis of the pertinent factors underlying the quality of the loan portfolio. These factors include changes in the size and composition of the loan portfolio, actual loan loss experience, current and anticipated economic conditions, and detailed analysis of individual loans and credits for which full collectibility may not be assured. The detailed analysis includes techniques to estimate the fair market value of loan collateral and the existence of potential alternative sources of repayment. The appropriate reserve level is estimated based upon factors and trends identified by management at the time financial statements are prepared.

     When available information confirms that specific loans or portions thereof are uncollectible, these amounts are charged-off against the reserve for loan losses. The existence of some or all of the following criteria will generally confirm that a loss has been incurred: the loan is significantly delinquent and the borrower has not evidenced the ability or intent to bring the loan current; the Company has no recourse to the borrower, or if it does, the borrower has insufficient assets to pay the debt; the fair market value of the loan collateral is significantly below the current loan balance, and there is little or no near-term prospect for improvement.

     Commercial real estate loans are considered by the Company to have somewhat greater risk of uncollectibility than residential real estate loans due to the dependency on income production or future development of the real estate.

     The ultimate recovery of all loans is susceptible to future market factors beyond the Company's control. These factors may result in losses or recoveries differing significantly from those provided in the financial statements.

REO

     REO includes properties acquired through foreclosure that are transferred to REO at the lower of cost or fair market value, which represents the new recorded basis of the property. Subsequently, properties are evaluated and any additional declines in value are provided for in the REO reserve for losses. The amount the Company will ultimately recover from REO may differ substantially from the amount used in arriving at the net carrying value of these assets because of future market factors beyond the Company's control or because of changes in the Company's strategy for sale or development of the property.

     Commercial REO that is managed and operated by the Company is depreciated using the straight-line method over the property's estimated useful life.

PREMISES AND EQUIPMENT

     Land, buildings, leasehold improvements and equipment are carried at cost. Buildings and equipment are depreciated over their estimated useful lives on the straight-line method. Leasehold improvements are amortized over the shorter of their useful lives or lease terms.

ANNUITY AND INSURANCE ACCOUNTING

     WM Life Insurance Co. ("WM Life"), the Company's insurance underwriting subsidiary, currently issues the Income Annuity, a flexible premium annuity sold by Murphey Favre, Inc. ("Murphey Favre"), the Company's full-service brokerage subsidiary, by Washington Mutual Insurance Services, Inc. in Washington, and by Columbia Services, Inc., a subsidiary of Washington Mutual, a Federal Savings Bank ("FSB") in Oregon, and the Composite Variable Annuity, a variable annuity sold by Murphey Favre. It also underwrites other flexible premium annuities that are sold by independent agents.

     Flexible premium annuities build earnings on a tax-deferred basis with the interest rate fixed for one year. The policyholder chooses the timing and amount of subsequent deposits.

     The Company defers certain costs, such as commissions and the expenses of underwriting and issuing policies, that are involved in acquiring new annuity and life insurance business. These costs, which are included in other assets in the accompanying Consolidated Statements of Financial Position, are amortized over the lives of the policies in relation to the estimated gross profit. Annuity reserves equal the policy value as defined in the policy contract as of the balance sheet date.

FEDERAL INCOME TAXES

     In February 1992, FASB issued SFAS No. 109, "Accounting for Income Taxes." The statement requires the use of the liability method in accounting for income taxes and eliminates on a prospective basis the former exemption from provision of deferred income taxes on thrift bad debt reserves. The Company adopted the new statement as required in the first quarter of 1993. The effect of this statement on the Company's results of operations increased earnings by approximately $13.4 million on an after-tax basis. Use of the methods prescribed by SFAS No. 109 as compared with the methods used in 1992, also had the effect of increasing the federal income tax provision by $3.1 million for 1994, and decreasing the federal income tax provision by $8.1 million for 1993.

     Under the asset and liability method provided for by SFAS No. 109, deferred tax assets and liabilities are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

     The Company reports income and expenses using the accrual method of accounting and files a consolidated tax return that includes all of its subsidiaries.

NOTE 2: CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consisted of the following:

                                                                            December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                     1994           1993
- ----------------------------------------------------------------------------------------------
Cash and demand deposits                                               $220,959       $186,810
Cash equivalents:
  Time deposits                                                           1,476          7,579
- ----------------------------------------------------------------------------------------------
                                                                          1,476          7,579
- ----------------------------------------------------------------------------------------------
                                                                       $222,435       $194,389
==============================================================================================

     For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, overnight investments and time deposits. Generally, time deposits are short term.

     Federal Reserve Board regulations require depository institutions to maintain certain minimum reserve balances. Included in cash and demand deposits were required deposits at the Federal Reserve of $27.3 million and $19.8 million at Dec. 31, 1994 and 1993, respectively.

NOTE 3: AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities classified by type and contractual maturity date consisted of the following:

                                                               December 31, 1994
- ----------------------------------------------------------------------------------------------------
                                           Amortized    Unrealized  Unrealized      Fair
(dollars in thousands)                        Cost        Gains       Losses       Value      Yield(1)
- ----------------------------------------------------------------------------------------------------
Investment securities:
  U. S. government and agency
     obligations:
     Due after one but within five years   $  187,992      $     7  $  (11,135)  $  176,864     5.74%
     After five but within 10 years             9,469           --        (254)       9,215     6.08
     After 10 years                            70,340           --      (2,316)      68,024     5.97
- ----------------------------------------------------------------------------------------------------
                                              267,801            7     (13,705)     254,103     5.81
  Corporate debt obligations:
     Due after one but within five years       83,255          231      (2,232)      81,254     6.71
     After five but within 10 years            50,609          296      (2,980)      47,925     7.50
     After 10 years                             6,502           23        (644)       5,881     7.65
- ----------------------------------------------------------------------------------------------------
                                              140,366          550      (5,856)     135,060     7.04
  Equity securities:
     Preferred stock                           35,457           --      (1,790)      33,667     9.95
     FHLB stock                               230,311           --          --      230,311     6.00
     Other stock                                1,032           --          --        1,032       --
- ----------------------------------------------------------------------------------------------------
                                              266,800           --      (1,790)     265,010     6.48
- ----------------------------------------------------------------------------------------------------
                                              674,967          557     (21,351)     654,173     6.34
- ----------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  U. S. government agency:
     Due after one but within five years       52,036           --      (4,191)      47,845     5.18
     After five but within 10 years             6,152            9          (2)       6,159     7.78
     After 10 years                         1,475,882        1,272     (60,088)   1,417,066     6.51
- ----------------------------------------------------------------------------------------------------
                                            1,534,070        1,281     (64,281)   1,471,070     6.47
  Corporate:
     Due after five but within 10 years         9,716           --        (280)       9,436     5.46
     After 10 years                           355,657          511     (16,173)     339,995     6.14
- ----------------------------------------------------------------------------------------------------
                                              365,373          511     (16,453)     349,431     6.12
- ----------------------------------------------------------------------------------------------------
                                            1,899,443        1,792     (80,734)   1,820,501     6.40
- ----------------------------------------------------------------------------------------------------
Derivative instruments:
  Interest rate exchange agreements            (2,360)      21,014          --       18,654       --
  Interest rate cap agreements                  8,766       32,924          --       41,690       --
- ----------------------------------------------------------------------------------------------------
                                                6,406       53,938          --       60,344       --
- ----------------------------------------------------------------------------------------------------
                                           $2,580,816      $56,287  $ (102,085)  $2,535,018     6.23%
====================================================================================================

(1) Weighted average yield at Dec. 31, 1994.

     Proceeds from sales of investment securities in the available-for-sale portfolio during 1994 were $39.1 million. The Company realized $723,000 in gains and $100,000 in losses on these sales during 1994. Proceeds from sales of mortgage-backed securities in the available-for-sale portfolio during 1994 were $261.7 million. The Company realized $3.6 million in gains and $469,000 in losses on these sales during 1994.

     Available-for-sale mortgage-backed securities with a book value of $1,644.0 million and a market value of $1,573.4 million at Dec. 31, 1994 were pledged to secure public deposits, securities sold under agreement to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

     Other than at the adoption of SFAS No. 115, no transfers between the available-for-sale and held-to-maturity categories were made.

     At Dec. 31, 1994, net unrealized losses on the available-for-sale portfolio were $99.7 million and unrealized gains on the derivatives designated against this portfolio were $53.9 million, resulting in a combined net unrealized loss included as a separate component of stockholders' equity (on an after-tax basis) of $29.0 million.

NOTE 4: HELD-TO-MATURITY SECURITIES

     Held-to-maturity securities classified by type and contractual maturity date consisted of the following:

                                                               December 31, 1994
- ----------------------------------------------------------------------------------------------------
                                           Amortized    Unrealized  Unrealized      Fair
(dollars in thousands)                        Cost        Gains       Losses       Value      Yield(1)
- ----------------------------------------------------------------------------------------------------
Investment securities:
  U. S. government and agency
     obligations:
     Due after one but within five years   $    1,006      $    1   $       --   $    1,007     4.44%
     After five but within 10 years             6,557          --          (42)       6,515     8.25
- ----------------------------------------------------------------------------------------------------
                                                7,563           1          (42)       7,522     7.74
  Corporate debt obligations:
     Due within one year                        5,867          14          (75)       5,806     5.30
     After one but within five years           85,848       1,898       (3,422)      84,324     8.18
     After five but within 10 years           172,661         727      (13,781)     159,607     7.24
     After 10 years                            95,857         493       (8,831)      87,519     7.80
- ----------------------------------------------------------------------------------------------------
                                              360,233       3,132      (26,109)     337,256     7.58
  Municipal obligations(2):
     Due after one but within five years          227           6           (3)         230     7.39
     After five but within 10 years            26,968         812         (636)      27,144     6.51
     After 10 years                            51,326       1,867         (753)      52,440     6.88
- ----------------------------------------------------------------------------------------------------
                                               78,521       2,685       (1,392)      79,814     6.76
- ----------------------------------------------------------------------------------------------------
                                              446,317       5,818      (27,543)     424,592     7.43
- ----------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  U. S. government agency:
     Due after five but within 10 years        12,296          --       (1,019)      11,277     6.13
     After 10 years                         2,031,920          38     (175,624)   1,856,334     7.15
- ----------------------------------------------------------------------------------------------------
                                            2,044,216          38     (176,643)   1,867,611     7.14
  Corporate:
     Due after five but within 10 years           548          13           --          561    11.06
     After 10 years                           117,504         252       (3,861)     113,895     7.04
- ----------------------------------------------------------------------------------------------------
                                              118,052         265       (3,861)     114,456     7.06
- ----------------------------------------------------------------------------------------------------
                                            2,162,268         303     (180,504)   1,982,067     7.14
- ----------------------------------------------------------------------------------------------------
                                           $2,608,585      $6,121   $ (208,047)  $2,406,659     7.19%
====================================================================================================

(1) Weighted average yield at Dec. 31, 1994.
(2) The yield was adjusted to reflect tax equivalent yields on nontaxable investment income.

     There were no sales out of the held-to-maturity portfolio during 1994. Other than at the adoption of SFAS No. 115, no transfers between the held-to-maturity and available-for-sale categories were made.

     Held-to-maturity securities classified by type and contractual maturity date consisted of the following:

                                                               December 31, 1993
- -----------------------------------------------------------------------------------------------------
                                           Amortized    Unrealized   Unrealized      Fair
(dollars in thousands)                        Cost        Gains        Losses       Value      Yield(1)
- -----------------------------------------------------------------------------------------------------
Investment securities:
  U. S. government and agency
     obligations:
     Due within one year                   $   16,231     $      9    $     --    $   16,240     3.47%
     After one but within five years          222,018        6,361        (372)      228,007     5.81
     After five but within 10 years            11,137           91         (43)       11,185     4.71
     After 10 years                            27,636           54         (12)       27,678     4.55
- -----------------------------------------------------------------------------------------------------
                                              277,022        6,515        (427)      283,110     5.50
  Corporate debt obligations:
     Due within one year                          200            1          --           201     9.50
     After one but within five years          107,007        3,974        (185)      110,796     6.39
     After five but within 10 years           238,541       15,737        (725)      253,553     7.71
     After 10 years                           101,492        4,574      (1,268)      104,798     7.29
- -----------------------------------------------------------------------------------------------------
                                              447,240       24,286      (2,178)      469,348     7.30
  Municipal obligations(2):
     Due after one but within five years           65            6          --            71     9.75
     After five but within 10 years            17,468        1,471          --        18,939     9.44
     After 10 years                            52,960        6,135          --        59,095    10.24
- -----------------------------------------------------------------------------------------------------
                                               70,493        7,612          --        78,105    10.04
  Equity securities:
     Preferred stock                           26,123        1,143         (14)       27,252     9.61
     FHLB stock                               213,514           --          --       213,514    11.00
     Other stock                                1,000           --          --         1,000       --
- -----------------------------------------------------------------------------------------------------
                                              240,637        1,143         (14)      241,766    10.80
- -----------------------------------------------------------------------------------------------------
                                            1,035,392       39,556      (2,619)    1,072,329     7.82
- -----------------------------------------------------------------------------------------------------
Mortgage-backed securities:
  U. S. government agency:
     Due within one year                       14,374           --        (395)       13,979     2.76
     After one but within five years          117,171          158        (844)      116,485     4.76
     After five but within 10 years            20,742          760          --        21,502     8.09
     After 10 years                         2,170,481       53,202     (12,659)    2,211,024     6.68
- -----------------------------------------------------------------------------------------------------
                                            2,322,768       54,120     (13,898)    2,362,990     6.57
  Corporate:
     Due after five but within 10 years         1,336           --         (40)        1,296     7.43
     After 10 years                           652,504        6,637      (4,324)      654,817     6.23
- -----------------------------------------------------------------------------------------------------
                                              653,840        6,637      (4,364)      656,113     6.23
- -----------------------------------------------------------------------------------------------------
                                            2,976,608       60,757     (18,262)    3,019,103     6.50
- -----------------------------------------------------------------------------------------------------
                                           $4,012,000     $100,313    $(20,881)   $4,091,432     6.85%
=====================================================================================================

(1) Weighted average yield at Dec. 31, 1993.
(2) The yield was adjusted to reflect tax equivalent yields on nontaxable investment income.

     Proceeds from sales of investment securities in the held-to-maturity category during 1993 and 1992 were $135.6 million and $53.2 million, respectively. The Company realized $3.7 million and $3.3 million in gains and $317,000 and $1.6 million in losses on sales during 1993 and 1992, respectively. Proceeds from sales of mortgage-backed securities in the held-to-maturity category during 1993 and 1992 were $667.5 million and $5.6 million, respectively. The Company realized $23.3 million and $485,000 in gains and $33,000 and $2,000 in losses on sales during 1993 and 1992, respectively. The majority of the 1993 sales were prior to the acquisition of Pacific First Bank ("Pacific First") and resulted from the balance sheet restructuring required to accommodate the major business acquisition of Pacific First.

     Held-to-maturity mortgage-backed securities with a book value of $1,995.6 million and $2,523.7 million and a market value of $1,828.0 million and $2,561.9 million at Dec. 31, 1994 and 1993, respectively, were pledged to secure public deposits, securities sold under agreement to repurchase, other borrowings, interest rate exchange agreements and access to the Federal Reserve discount window.

NOTE 5: LOANS

     Loans consisted of the following:

                                                                          December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                               1994              1993
- -----------------------------------------------------------------------------------------------
Real estate:
  Residential                                                     $ 8,004,319       $ 6,680,466
  Residential construction                                            516,486           409,789
  Commercial                                                        1,675,406         1,828,266
- -----------------------------------------------------------------------------------------------
                                                                   10,196,211         8,918,521
Second mortgage and other consumer                                  1,689,379         1,540,971
Manufactured housing                                                  646,605           540,218
Commercial credits                                                      2,443             6,606
Reserve for loan losses                                              (128,049)         (115,214)
- -----------------------------------------------------------------------------------------------
                                                                  $12,406,589       $10,891,102
===============================================================================================

     Nonaccrual loans totaled $32.7 and $57.7 million at Dec. 31, 1994 and 1993, respectively. If interest on these loans had been recognized, such income would have been $2.8 million and $4.6 million for 1994 and 1993, respectively. Loans under foreclosure were $28.1 million and $19.3 million at Dec. 31, 1994 and 1993, respectively. In addition, at Dec. 31, 1994 and 1993, the Company had troubled debt restructurings aggregating $10.3 million and $8.1 million, respectively. During 1994 and 1993, these troubled debt restructurings returned a net yield of 8.53 percent and 9.03 percent, thereby contributing $878,000 and $781,000 to interest income, respectively. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would have been $93,000 and $8,000 for 1994 and 1993, respectively.

     Loans, exclusive of reserve for loan losses, by geographic concentration were as follows:

                                                           December 31, 1994
- ----------------------------------------------------------------------------------------------------------
(dollars in thousands)        Washington     Oregon     California    Idaho     Other States      Total
- ----------------------------------------------------------------------------------------------------------
Real estate:
  Residential                 $6,246,530   $1,342,718     $217,949   $ 86,105       $111,017   $ 8,004,319
  Residential construction       321,631      186,250           --      6,282          2,323       516,486
  Apartment buildings            642,396      167,247       74,410     13,841         49,428       947,322
  Other commercial real
     estate                      458,932       82,370      137,016      2,342         47,424       728,084
- ----------------------------------------------------------------------------------------------------------
                               7,669,489    1,778,585      429,375    108,570        210,192    10,196,211
Second mortgage and other
  consumer                     1,434,391      233,243       16,573        437          4,735     1,689,379
Manufactured housing             530,002      107,442            2      9,052            107       646,605
Commercial credits                 1,400           --           --        203            840         2,443
- ----------------------------------------------------------------------------------------------------------
                              $9,635,282   $2,119,270     $445,950   $118,262       $215,874   $12,534,638
==========================================================================================================

     Loans, exclusive of reserve for loan losses, deferred loan fees and premiums and discounts, by maturity or repricing date were as follows:

(dollars in thousands)                                                      December 31, 1994
- ---------------------------------------------------------------------------------------------
Adjustable-rate loans:
  Due within one year                                                             $ 3,355,898
  After one but within five years                                                   1,489,340
  After five but within 10 years                                                       51,760
- ---------------------------------------------------------------------------------------------
                                                                                    4,896,998
Fixed-rate loans:
  Due within one year                                                               1,649,002
  After one but within five years                                                   2,934,454
  After five but within 10 years                                                    1,674,242
  After 10 years                                                                    1,408,093
- ---------------------------------------------------------------------------------------------
                                                                                    7,665,791
- ---------------------------------------------------------------------------------------------
                                                                                  $12,562,789
=============================================================================================

     In addition to loans the Company serviced for its own portfolio, it serviced loans of $3,897.5 million and $4,698.8 million at Dec. 31, 1994 and 1993, respectively, for U.S. government agencies, institutions and private investors.

     Unamortized deferred loan fees were $92.6 million and $69.0 million at Dec. 31, 1994 and 1993, respectively.

     At Dec. 31, 1994, the Company had outstanding $466.9 million in fixed-rate mortgage loan commitments, $105.6 million in adjustable-rate mortgage loan commitments and $440.5 million in undisbursed lines of credit.

     It is the policy of Washington Mutual to not grant loans to employees who hold the position of Senior Vice President or above.

NOTE 6: RESERVE FOR LOAN LOSSES

     Changes in the reserve for loan losses were as follows:

                                                                  Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                         1994         1993         1992
- -----------------------------------------------------------------------------------------------
Balance, beginning of year                                   $115,214     $ 53,970      $52,305
Provision for loan losses                                      20,000       35,000       14,000
Reserves added through business combinations                      921       46,000        5,320
Reserves charged-off:
  Residential                                                  (1,604)      (1,612)      (1,138)
  Residential construction                                       (190)        (297)        (937)
  Commercial real estate                                       (2,263)     (13,786)     (14,932)
  Manufactured housing, second mortgage and other consumer     (5,223)      (2,664)      (1,028)
  Commercial credits                                           (1,712)      (2,590)      (1,096)
- -----------------------------------------------------------------------------------------------
                                                              (10,992)     (20,949)     (19,131)
Reserves recovered:
  Residential                                                      17           45           17
  Commercial real estate                                        1,945          514          494
  Manufactured housing, second mortgage and other consumer        944          600          145
  Commercial credits                                               --           34          820
- -----------------------------------------------------------------------------------------------
                                                                2,906        1,193        1,476
- -----------------------------------------------------------------------------------------------
Balance, end of year                                         $128,049     $115,214      $53,970
===============================================================================================

     As part of the ongoing process to determine the adequacy of the reserve for loan losses, the Company reviews the components of its loan portfolio for specific risk of principal loss. A portion of the reserve is then allocated to reflect the identified loss exposure. An analysis of the reserve for loan losses was as follows:

                                                                            December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1994           1993
- ----------------------------------------------------------------------------------------------
Allocated reserves:
  Commercial real estate                                               $ 15,594       $ 19,354
  Commercial credits                                                         --          1,718
  Residential construction                                                1,327          1,503
- ----------------------------------------------------------------------------------------------
                                                                         16,921         22,575
Unallocated reserves                                                    111,128         92,639
- ----------------------------------------------------------------------------------------------
                                                                       $128,049       $115,214
==============================================================================================
Total reserve for loan losses as a percentage of:
  Total loans                                                              1.03%          1.06%
  Nonperforming loans                                                    210.47         149.55

NOTE 7: REO

     REO consisted of the following:

                                                                             December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994          1993
- ----------------------------------------------------------------------------------------------
Real estate acquired through foreclosure                                 $24,574       $38,309
Other repossessed assets                                                     979         1,223
Reserve for losses                                                        (6,505)       (5,475)
- ----------------------------------------------------------------------------------------------
                                                                         $19,048       $34,057
==============================================================================================

     Changes in the REO reserve for losses were as follows:

- -----------------------------------------------------------------------------------------------
                                                                  Year Ended December 31,
(dollars in thousands)                                       1994          1993          1992
- -----------------------------------------------------------------------------------------------
Balance, beginning of year                                  $5,475       $ 11,239       $ 8,440
Provision for REO losses                                       100          7,300         4,686
Reserves added through business combinations                    --             --           249
Reserves charged-off, net of recoveries                        930        (13,064)       (2,136)
- -----------------------------------------------------------------------------------------------
Balance, end of year                                        $6,505       $  5,475       $11,239
===============================================================================================

     REO operations, inclusive of write-downs were as follows:

                                                                  Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                        1994         1993          1992
- -----------------------------------------------------------------------------------------------
Income from operations                                        $  88       $   665       $ 2,711
Gain on sale of REO                                              --           340          (136)
Provision for REO losses                                       (100)       (7,300)       (4,686)
- -----------------------------------------------------------------------------------------------
                                                              $ (12)      $(6,295)      $(2,111)
===============================================================================================

NOTE 8: PREMISES AND EQUIPMENT

     Premises and equipment consisted of the following:

                                                                             December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994          1993
- ----------------------------------------------------------------------------------------------
Furniture and equipment                                                 $125,058      $107,706
Buildings                                                                 70,719        55,472
Leasehold improvements                                                    35,280        37,216
- ----------------------------------------------------------------------------------------------
                                                                         231,057       200,394
Accumulated depreciation                                                 (89,126)      (70,715)
- ----------------------------------------------------------------------------------------------
                                                                         141,931       129,679
Land                                                                      31,874        29,248
- ----------------------------------------------------------------------------------------------
                                                                        $173,805      $158,927
==============================================================================================

     Depreciation expense for 1994, 1993 and 1992 was $18.9 million, $13.4 million and $7.6 million, respectively.

     The Company has noncancelable operating leases for financial centers and for office facilities and equipment. Rental expense, including amounts paid under month-to-month cancelable leases, amounted to $25.7 million, $25.7 million and $16.4 million for 1994, 1993 and 1992, respectively.

     Future minimum net rental commitments, including maintenance and other associated costs, for all noncancelable leases were as follows:

                                                                          December 31, 1994
- -------------------------------------------------------------------------------------------------
                                                                       Land &        Furniture &
(dollars in thousands)                                               Buildings        Equipment
- -------------------------------------------------------------------------------------------------
Commitments:
  Due within one year                                                $ 19,305              $2,689
  After one but within two years                                       16,233               1,535
  After two but within three years                                     15,451                 643
  After three but within four years                                    13,998                 122
  After four but within five years                                     12,561                  --
  After five years                                                     67,319                  --
- -------------------------------------------------------------------------------------------------
                                                                     $144,867              $4,989
=================================================================================================

NOTE 9: GOODWILL AND OTHER INTANGIBLE ASSETS

     Goodwill and other intangible assets consisted of the following:

                                                                             December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                                      1994           1993
- -----------------------------------------------------------------------------------------------
FSB and Washington Mutual Federal Savings Bank ("WMFSB"), net of
  amortization of $71,239 and $43,780                                   $186,407       $210,911
Murphey Favre and Composite Research & Management Co., net of
  amortization of $8,653 and $7,918                                        2,203          2,938
Mutual Travel, Inc., net of amortization of $3,136 and $2,371              1,799          2,773
Other, net of amortization of $164 and $1,525                                589            490
- -----------------------------------------------------------------------------------------------
                                                                        $190,998       $217,112
===============================================================================================

     Goodwill and other intangible assets result from business combinations accounted for as a purchase of assets and an assumption of liabilities. Other intangible assets primarily consist of core deposit intangibles and covenants-not-to-compete resulting from acquisitions of thrift branch systems. Goodwill and other intangible assets are amortized using the straight-line method over the period that is expected to be benefited, which ranges from three to 10 years. The average remaining amortization period at Dec. 31, 1994, was approximately six and one-half years.

     During 1994, WMFSB acquired three branches from Far West Federal Savings Bank, two of which were subsequently sold to FSB. This transaction was accounted for as a purchase of assets and an assumption of liabilities and increased goodwill and other intangible assets by $2.2 million.

     During 1993, FSB acquired Pacific First. This transaction was accounted for as a purchase of assets and assumption of liabilities and increased goodwill and other intangible assets by $178.2 million.

NOTE 10: DEPOSITS

     Deposits consisted of the following:

                                                                           December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994             1993
- -----------------------------------------------------------------------------------------------
Checking accounts:
  Interest bearing                                                  $  798,465       $  809,392
  Noninterest bearing                                                  319,080          415,462
- -----------------------------------------------------------------------------------------------
                                                                     1,117,545        1,224,854
Savings accounts                                                     1,018,637        1,355,578
Money market accounts                                                2,250,060        1,705,153
Time deposit accounts:
  Due within one year                                                3,868,134        3,851,209
  After one but within two years                                       749,372          545,730
  After two but within three years                                     308,655          205,054
  After three but within four years                                    190,588          244,008
  After four but within five years                                     214,896          197,131
  After five years                                                      60,025           22,685
- -----------------------------------------------------------------------------------------------
                                                                     5,391,670        5,065,817
- -----------------------------------------------------------------------------------------------
                                                                    $9,777,912       $9,351,402
===============================================================================================

     Deposits with individual account balances of $100,000 or greater aggregated $1,912.9 million and $1,668.1 million at Dec. 31, 1994 and 1993, respectively. Included in these accounts were wholesale time deposit accounts totaling $619.1 million and $208.4 million and Bank Investment Contracts ("BICs") totaling $22.8 million and $53.0 million at Dec. 31, 1994 and 1993, respectively. At Dec. 31, 1994, wholesale time deposit accounts and BICs of $305.8 million mature within three months, $126.8 million mature in three months to six months, $155.3 million mature in six months to one year, and $54.0 million mature after one year. The related interest expense on these two wholesale products was $17.7 million, $17.4 million and $32.6 million for 1994, 1993 and 1992, respectively.

     Deposits, principally wholesale time deposit accounts, from political subdivisions and public agencies in Washington, were $281.3 million and $186.1 million at Dec. 31, 1994 and 1993, respectively.

     Financial data pertaining to the weighted average cost of deposits were as follows:

                                                                    Year ended December 31,
- -----------------------------------------------------------------------------------------------
                                                                 1994         1993         1992
- -----------------------------------------------------------------------------------------------
Weighted daily average interest rate during the year             3.81%        3.91%        5.20%

NOTE 11: SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Company sold, under agreements to repurchase, specific securities of the U.S. government and its agencies and other approved investments to broker-dealers and customers. The securities underlying the agreements with broker-dealers were delivered to the dealer who arranged the transaction or were held by a safekeeping agent for the Company's account. Securities delivered to broker-dealers may be loaned out in the ordinary course of operations. The securities underlying the agreements with customers were held in a segregated account by a safekeeping agent for the Company.

     Scheduled maturities or repricing of securities sold under agreements to repurchase were as follows:

                                                                           December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994             1993
- -----------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Due within 30 days                                                $1,706,693       $1,373,417
  After 30 but within 90 days                                               --          120,000
  After 90 but within 180 days                                         394,123               --
  After 180 but within one year                                        244,360          499,103
  After one year                                                       250,475          181,173
- -----------------------------------------------------------------------------------------------
                                                                    $2,595,651       $2,173,693
===============================================================================================

     Financial data pertaining to the weighted average cost, the level of securities sold under agreements to repurchase and the related interest expense were as follows:

                                                                 Year ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1994           1993           1992
- -------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                  5.64%          3.49%          4.40%
Weighted daily average interest rate during the year           4.70           3.84           5.89
Daily average of securities sold under agreements to
  repurchase                                             $2,202,778     $1,526,197     $  826,044
Maximum securities sold under agreements to repurchase
  at any month end                                        2,676,447      2,173,693      1,107,893
Interest expense during the year                             98,425         58,613         48,623

NOTE 12:  ADVANCES FROM THE FHLB

     During 1994, three Washington Mutual subsidiaries -- WMB, WM Life and
WMFSB -- joined FSB as members of the FHLB. As members of the FHLB, each entity maintains a credit line that is a percentage of their total regulatory assets, subject to collateralization requirements. At Dec. 31, 1994, the credit lines were 35 percent, 12 percent and 20 percent of regulatory assets for FSB, WMB and WM Life, respectively. At Dec. 31, 1994, WMFSB did not yet have a credit line. Advances outstanding at Dec. 31, 1994, were collateralized in aggregate, as provided for in the Advances, Security and Deposit Agreements with the FHLB, by all FHLB stock owned, by deposits with the FHLB, and by certain mortgages or deeds of trust and securities of the U.S. government and agencies thereof.

     Scheduled maturities of advances from the FHLB were as follows:

                                                              December 31,
- ---------------------------------------------------------------------------------------------------
                                                 1994                              1993
- ---------------------------------------------------------------------------------------------------
                                                         Range of                          Range of
                                                         Interest                          Interest
(dollars in thousands)                   Amount             Rates          Amount             Rates
- ---------------------------------------------------------------------------------------------------
FHLB advances:
  Due within one year                $1,456,133      3.95% - 7.89%     $1,257,800      3.11% - 8.00%
  After one but within two years      1,369,852       4.74 - 5.78         538,500       3.06 - 9.10
  After two but within three years      774,478       4.38 - 5.60         119,000       3.18 - 8.35
  After three but within four years      57,575       5.95 - 5.99          42,000       4.38 - 8.45
  After four but within five years       60,403       6.19 - 6.28          57,000       3.12 - 8.50
  After five years                       19,170       4.50 - 8.65          65,634       4.50 - 8.65
- ---------------------------------------------------------------------------------------------------
                                     $3,737,611                        $2,079,934
===================================================================================================

     Financial data pertaining to the weighted average cost, the level of FHLB advances and the related interest expense were as follows:

                                                                  Year Ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                           1994          1993          1992
- -------------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                    5.66%         3.82%         5.30%
Weighted daily average interest rate during the year             4.54          4.19          6.15
Daily average of FHLB advances                             $3,002,174    $1,573,678    $  680,060
Maximum FHLB advances at any month end                      3,737,611     2,079,934     1,057,768
Interest expense during the year                              144,163        65,890        41,830

NOTE 13:  OTHER BORROWINGS

     Other borrowings consisted of the following:

                                                                    December 31,
- --------------------------------------------------------------------------------------------------------
                                                        1994                            1993
- --------------------------------------------------------------------------------------------------------
                                                              Range of                          Range of
(dollars in thousands)                        Amount    Interest Rates        Amount      Interest Rates
- --------------------------------------------------------------------------------------------------------
Medium-term notes                            $    --                --%      $ 2,000               7.90%
Notes payable                                 79,039       6.13 - 8.75        81,635       6.13 - 10.00
- --------------------------------------------------------------------------------------------------------
                                             $79,039                         $83,635
========================================================================================================

     As part of the acquisition of Pacific First, the Company assumed a $2.0 million medium-term note. The note matured in 1994. The Company also assumed a $75.0 million note payable to the City of Tampa. The City of Tampa issued capital improvement revenue bonds in 1988 and invested a portion of the receipts with Pacific First. The note matures in 1998 and is subject to periodic withdrawals.

     Financial data pertaining to the weighted average cost, the level of other borrowings and the related interest expense were as follows:

                                                                  Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                          1994          1993         1992
- -----------------------------------------------------------------------------------------------
Weighted average interest rate at end of year                   6.13%         6.21%        8.11%
Weighted daily average interest rate during the year            6.22          6.14         7.09
Daily average of other borrowings                            $81,071       $67,572       $8,635
Maximum other borrowings at any month end                     82,925        89,548        9,565
Interest expense during the year                               5,037         4,152          612

NOTE 14: INTEREST RATE RISK MANAGEMENT

     From time to time, the following strategies may be used by the Company to reduce its exposure to interest rate risk: the origination of adjustable-rate mortgage loans and the purchase of adjustable-rate mortgage-backed securities; the sale of fixed-rate residential mortgage loan production; and the use of derivative instruments, such as interest rate exchange agreements, interest rate cap agreements and options on such instruments.

     As of Dec. 31, 1994, interest-sensitive assets of $7,081.5 million and interest-sensitive liabilities of $11,890.7 million were scheduled to mature or reprice within one year. At Dec. 31, 1994, the Company had entered into interest rate exchange agreements and interest rate cap agreements with notional values of $759.0 million and $1,700.0 million, respectively. Without these instruments the Company's one-year gap at Dec. 31, 1994, would have been a negative 26.1 percent as opposed to a negative 14.3 percent.

     Interest rate exchange agreements and interest rate cap agreements expose the Company to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the amount of collateral pledged against the agreements and the termination value of agreements where the Company is in a favorable position. The Company controls the credit risk associated with its interest rate exchange agreements and interest rate cap agreements through counterparty credit review, counterparty exposure limits and monitoring procedures.

     The Company's use of derivative instruments reduces the negative effect that changing interest rates may have on net interest income. The Company uses such instruments to reduce the volatility of net interest income over an interest rate cycle. None of the Company's derivative instruments are what are termed leveraged derivative instruments. These types of instruments are riskier than the derivatives used by the Company in that they have significant embedded options that enhance the performance in certain circumstances but dramatically reduce the performance in other circumstances.

     From time to time, the Company terminates interest rate exchange agreements and interest rate cap agreements prior to maturity. Such circumstances arise if, in the judgment of management, such instruments no longer cost-effectively meet policy objectives. Often such instruments are within one year of maturity. During 1994, the Company terminated interest rate exchange agreements with a notional value of $370.0 million for deferred gains of $1.4 million and deferred losses of $4.8 million. In 1993, interest rate exchange agreements with a notional value of $90.0 million were terminated for deferred losses of $3.4 million. During 1994, the Company terminated interest rate cap agreements with a notional value of $375.0 million for deferred gains of $860,000. No interest rate cap agreements were terminated in 1993.

     Scheduled maturities of interest rate exchange agreements were as follows:

                                                             December 31, 1994
- ------------------------------------------------------------------------------------------------------
                                                   Short-Term
                                     Notional         Receipt        Long-Term     Carrying       Fair
(dollars in thousands)                 Amount         Rate(1)     Payment Rate        Value      Value
- ------------------------------------------------------------------------------------------------------
Designated against
  available-for-sale securities:
     Due within one year             $150,000            6.38%            4.33%    $  4,700    $ 4,700
     After one but within two years   350,000            5.69             4.54       13,954     13,954
Designated against short-term
  borrowings and deposits:
     Due within one year               69,000            5.79             7.46           --       (209)
     After one but within two years   190,000            5.80             6.75           --      2,319
- ------------------------------------------------------------------------------------------------------
                                     $759,000            5.86%            5.32%    $ 18,654    $20,764
======================================================================================================

                                                             December 31, 1994
- ------------------------------------------------------------------------------------------------------
                                                   Short-Term
                                     Notional         Receipt        Long-Term     Carrying       Fair
(dollars in thousands)                 Amount         Rate(1)     Payment Rate        Value      Value
- ------------------------------------------------------------------------------------------------------
Designated against short-term
  borrowings and deposits:
     Due within one year             $ 75,000            3.50%            6.23%        $ --   $ (1,409)
     After one but within two years   510,000            3.36             5.97           --    (11,831)
     After two but within three
       years                          140,000            3.41             6.31           --     (5,375)
- ------------------------------------------------------------------------------------------------------
                                     $725,000            3.38%            6.06%        $ --   $(18,615)
======================================================================================================

(1) The terms of each agreement have specific London Interbank Offering Rate reset and index requirements, which result in different short-term receipt rates for each agreement.

     Scheduled maturities of interest rate cap agreements were as follows:

                                                                  December 31, 1994
- ---------------------------------------------------------------------------------------------------------
                                               Notional    Strike      Short-Term      Carrying      Fair
(dollars in thousands)                           Amount      Rate    Receipt Rate         Value     Value
- ---------------------------------------------------------------------------------------------------------
Designated against available-for-sale
  securities:
     Due after one but within two years       $ 600,000      5.13%        5.76%         $24,936   $24,936
     After two years                            275,000      4.80         5.70           16,754    16,754
Designated against short-term borrowings
  and deposits:
     Due after one but within two years(1)      825,000      5.50         5.89               --    20,421
- ---------------------------------------------------------------------------------------------------------
                                             $1,700,000      5.25%        5.81%         $41,690   $62,111
=========================================================================================================

                                                                  December 31, 1994
- ---------------------------------------------------------------------------------------------------------
                                               Notional    Strike      Short-Term      Carrying      Fair
(dollars in thousands)                           Amount      Rate    Receipt Rate         Value     Value
- ---------------------------------------------------------------------------------------------------------
Designated against short-term borrowings
  and deposits:
     Due within one year                       $100,000      6.00%        3.25%            $ --    $    3
     After one but within two years             275,000      5.48         3.63               --       545
     After two years                            300,000      4.54         3.21               --     5,560
- ---------------------------------------------------------------------------------------------------------
                                               $675,000      5.14%        3.39%            $ --    $6,108
=========================================================================================================

(1) Includes $425.0 million notional amount with a weighted average cap ceiling of 8.06%.

     Changes in interest rate exchange agreements and interest rate cap agreements were as follows:

                                                              Year Ended December 31, 1994
- --------------------------------------------------------------------------------------------------
                                                             Interest Rate           Interest Rate
(dollars in thousands)                                 Exchange Agreements          Cap Agreements
- --------------------------------------------------------------------------------------------------
Notional balance, beginning of year                           $ 725,000               $ 675,000
Purchases                                                       404,000               1,400,000
Terminations and maturities                                    (370,000)               (375,000)
- --------------------------------------------------------------------------------------------------
Notional balance, end of year                                 $ 759,000              $1,700,000
==================================================================================================

     The unamortized balance of prepaid fees and deferred gains and losses from terminated interest rate exchange agreements and interest rate cap agreements are scheduled to be amortized into interest expense as follows:

                                                            December 31, 1994
- --------------------------------------------------------------------------------------------------------
                                         Gain on       Gain on Short-       Loss on Short-           Net
                                  Available-For-      Term Borrowings      Term Borrowings          Gain
(dollars in thousands)           Sale Securities         and Deposits         and Deposits         (Loss)
- --------------------------------------------------------------------------------------------------------
1995                                  $2,016               $502               $(3,802)           $(1,284)
1996                                     344                 --                  (423)               (79)
1997                                      --                 --                   (48)               (48)
- --------------------------------------------------------------------------------------------------------
Unamortized deferred gain
  (loss)                              $2,360               $502               $(4,273)           $(1,411)
========================================================================================================

     Financial data pertaining to the weighted average net effective (benefit) cost, the level of interest rate exchange agreements and the related cost (benefit) were as follows:

                                                                 Year ended December 31,
- ------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1994         1993           1992
- ------------------------------------------------------------------------------------------------
Weighted average net effective (benefit) cost at end of
  year                                                         (0.54)%       2.92%          3.77%
Weighted average net effective cost during the year             1.73         4.25           3.58
Monthly average notional amount of interest rate
  exchange agreements                                     $  890,250     $670,767     $1,040,027
Maximum notional amount of interest rate exchange
  agreements at any month end                              1,125,000      855,000      1,150,000
Net cost included with interest expense on deposits
  during the year                                             15,289       24,268         23,110
Net cost included with interest expense on borrowings
  during the year                                              1,426        4,210         14,124
Net (benefit) included with available-for-sale
  securities during the year                                  (1,316)          --             --

     Financial data pertaining to the level of interest rate cap agreements and related net (benefit) cost were as follows:

                                                                 Year ended December 31,
- ------------------------------------------------------------------------------------------------
(dollars in thousands)                                          1994         1993           1992
- ------------------------------------------------------------------------------------------------
Monthly average notional amount of interest rate cap
  agreements                                              $1,064,583     $462,500       $125,000
Maximum notional amount of interest rate cap agreements
  at any month end                                         1,700,000      675,000        250,000
Net (benefit) included with interest expense on deposits
  during the year                                               (301)          --             --
Net cost included with available-for-sale securities
  during the year                                              1,365           --             --

NOTE 15: GAIN ON SALE OF OTHER ASSETS

     Gain on sale of other assets consisted of the following:

                                                                   Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                          1994          1993         1992
- -----------------------------------------------------------------------------------------------
Trading account securities                                    $  165       $   746       $  261
Available-for-sale securities                                  3,794            --           --
Held-to-maturity securities                                       --        26,706        5,222
Premises and equipment                                           140         1,397          928
Other                                                           (358)       (1,326)         164
- -----------------------------------------------------------------------------------------------
                                                              $3,741       $27,523       $6,575
===============================================================================================

NOTE 16: WRITE-DOWN OF OTHER ASSETS

     Write-down of other assets consisted of the following:

                                                                   Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                           1994         1993         1992
- -----------------------------------------------------------------------------------------------
Held-to-maturity securities                                      $ --       $   --       $2,516
Real estate held for investment                                    --        2,488          196
- -----------------------------------------------------------------------------------------------
                                                                 $ --       $2,488       $2,712
===============================================================================================

NOTE 17: INCOME TAXES

     The provision for income taxes consisted of the following:

                                                                 Year Ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                         1994          1993          1992
- -----------------------------------------------------------------------------------------------
Current income taxes                                       $ 87,054       $72,003       $64,857
Deferred income tax expense (benefit)                        15,393        17,687        (6,721)
- -----------------------------------------------------------------------------------------------
                                                           $102,447       $89,690       $58,136
===============================================================================================

     In determining taxable income, savings banks are allowed bad debt deductions based on a percentage of taxable income or on actual experience. Each year, savings banks may select whichever method results in the most tax savings. The Company primarily used the experience method in 1994, 1993 and 1992. Effective with the adoption of SFAS No. 109, this bad debt deduction is no longer treated as a permanent difference.

     The significant components of the Company's deferred tax liabilities and assets were as follows:

                                                                           December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1994             1993
- ----------------------------------------------------------------------------------------------
Deferred tax liabilities:
  Purchase accounting adjustments                                    $ 37,331         $ 56,853
  FHLB stock dividends                                                 35,783           30,509
  Deferred loan fees                                                   19,163           24,785
  Deferred gains                                                       11,655           21,891
  Other                                                                31,318           43,469
- ----------------------------------------------------------------------------------------------
                                                                      135,250          177,507
Deferred tax assets:
  Book reserves                                                        44,655           42,446
  Purchase accounting adjustments                                      16,167           36,972
  Deferred loan fees                                                       --           30,522
  Tax benefits/credit carry forwards                                       --           22,595
  Deferred losses                                                      12,166            4,144
  Other                                                                14,181           36,080
- ----------------------------------------------------------------------------------------------
                                                                       87,169          172,759
- ----------------------------------------------------------------------------------------------
                                                                     $ 48,081         $  4,748
==============================================================================================

     In April 1994, revenue procedures were issued allowing the Company to change its method of accounting for loan fees, effective for 1993. The change allowed the Company to defer the recognition of loan fees for income tax purposes. As a result, a reclassification to the deferred tax liability was created during 1994 to offset the deferred tax asset related to deferred loan fees recorded at Dec. 31, 1993.

     At Dec. 31, 1994, deferred tax assets included the tax effect of net unrealized losses under SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" on available-for-sale securities. The tax effect is made directly to stockholders' equity and is not included in the provision for income taxes.

     The change in the net deferred tax liability was as follows:


(dollars in thousands)                                          Year Ended December 31, 1994
- --------------------------------------------------------------------------------------------
Deferred tax liability, beginning of year                                           $  4,748
  Reclassification related to change in tax accounting for loan fees and
     other miscellaneous items                                                        43,528
  Tax effect of valuation adjustment on available-for-sale securities at
     Dec. 31, 1994                                                                   (15,588)
  Deferred income tax expense                                                         15,393
- --------------------------------------------------------------------------------------------
Deferred tax liability, end of year                                                 $ 48,081
============================================================================================

     Reconciliations between income taxes computed at statutory rates and income taxes included in the Consolidated Statements of Income were as follows:

                                                                 Year ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                        1994           1993          1992
- -----------------------------------------------------------------------------------------------
Income taxes computed at statutory rates                  $ 96,163        $95,126       $59,437
  Tax effect of:
     Provision for loan losses                                  --             --         4,094
     Amortization of goodwill and other intangible
       assets                                                6,688          6,281         2,706
     Dividends received deduction                             (506)          (441)         (477)
     Tax exempt income                                      (1,624)        (1,838)       (1,217)
     Bad debt deduction                                         --             --        (3,572)
     Other                                                   1,726         (5,363)         (724)
- -----------------------------------------------------------------------------------------------
Income taxes before extraordinary items                    102,447         93,765        60,247
  Tax effect of:
     Call of subordinated capital notes                         --           (709)       (1,139)
     Penalty for prepayment of FHLB advances                    --         (3,366)         (972)
- -----------------------------------------------------------------------------------------------
Income taxes included in the Consolidated Statements of
  Income                                                  $102,447        $89,690       $58,136
===============================================================================================

NOTE 18: EXTRAORDINARY ITEMS

     Extraordinary items consisted of the following:

                                                                 Year ended December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                        1994           1993          1992
- -----------------------------------------------------------------------------------------------
Call of subordinated capital notes                            $ --       $ (2,266)      $(3,108)
Penalty for prepayment of FHLB advances                         --        (10,762)       (3,641)
- -----------------------------------------------------------------------------------------------
                                                                --        (13,028)       (6,749)
Federal income tax benefits                                     --          4,075         2,111
- -----------------------------------------------------------------------------------------------
                                                              $ --       $ (8,953)      $(4,638)
===============================================================================================

     On Sept. 15, 1993, the Company redeemed for cash all $40.0 million in principal of its 10.50 percent subordinated capital notes due March 15, 1999. The Company called on June 15, 1992, all $60.0 million of its 15.00 percent subordinated capital notes due June 15, 1997.

     The Company prepaid $432.6 million and $175.0 million in advances from the FHLB during 1993 and 1992, respectively.

NOTE 19: STOCKHOLDERS' EQUITY

COMMON STOCK

     In the third quarter of 1993 and the first quarter of 1992, Washington Mutual's Board of Directors declared 50 percent stock dividends on its shares of common stock. The stock dividends had the effect of a three-for-two stock split. Cash dividends declared, as adjusted for the above mentioned stock dividends, were as follows:

                                                                     Year ended December 31,
- -----------------------------------------------------------------------------------------------
                                                                   1994        1993        1992
- -----------------------------------------------------------------------------------------------
First quarter                                                     $0.16       $0.10       $0.07
Second quarter                                                     0.17        0.11        0.08
Third quarter                                                      0.18        0.14        0.09
Fourth quarter                                                     0.19        0.15        0.09

     Not only is the dividend policy of Washington Mutual influenced by legal, regulatory and economic restrictions, but it is also predicated on the ability of its subsidiaries to declare and pay dividends to Washington Mutual. These subsidiaries are in turn subject to legal and regulatory restrictions on their ability to pay dividends.

     Retained earnings of the Company at Dec. 31, 1994, included a bad debt reserve for tax purposes of approximately $234.3 million for which no federal income taxes had been provided. In the future, if this tax bad debt reserve is used for any purpose other than to absorb bad debt losses or if any of the banking subsidiaries do not meet the 60 percent qualified assets test, the Company will incur a federal income tax liability at the then prevailing corporate tax rate.

     On Oct. 16, 1990, the Company's Board of Directors adopted a shareholder rights plan and declared a dividend of one right for each outstanding share of common stock to shareholders of record on Oct. 31, 1990. The rights have certain anti-takeover effects. They are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all shareholders. The rights may cause substantial dilution to an acquiring party that attempts to acquire the Company on terms not approved by the Board of Directors, but they will not interfere with any friendly merger or other business combination. The plan was not adopted in response to any specific effort to acquire control of the Company.

PREFERRED STOCK

     In August 1989, the Company issued 1,300,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series A, at $50 per share for net proceeds of $63.2 million. In January 1993, the Company issued a notice of redemption to all holders of its Preferred Stock, Series A. Virtually all holders of the Preferred Stock, Series A, converted their shares into common stock prior to the redemption date of Feb. 12, 1993.

     In December 1992, the Company issued 2,800,000 shares of Noncumulative Perpetual Preferred Stock, Series C, at $25 per share for net proceeds of $67.4 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $2.28 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after Dec. 31, 1997, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption.

     Also in December 1992, the Company issued 1,400,000 shares of Noncumulative Convertible Perpetual Preferred Stock, Series D, at $100 per share for net proceeds of $136.4 million. The stock has a liquidation preference of $100 per share plus dividends accrued and unpaid for the then current dividend period. The stock is convertible at a rate of 3.870891 shares of common stock per share of preferred stock (after adjustment for the third quarter 1993 50 percent stock dividend discussed below). Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $6.00 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after Dec. 31, 1996, at an initial redemption price of $103.60 per share. The redemption price declines to $100 per share by the year 2003.

     In September 1993, the Company issued 2,000,000 shares of Noncumulative Perpetual Preferred Stock, Series E, at $25 per share for net proceeds of $48.2 million. The stock has a liquidation preference of $25 per share plus dividends accrued and unpaid for the then current dividend period. Dividends, if and when declared by Washington Mutual's Board of Directors, are at an annual rate of $1.90 per share. Dividends have been declared and paid in all quarters since issuance. The Company may redeem the stock on or after Sept. 15, 1998, at the redemption price of $25 per share plus unpaid dividends, whether or not declared, for the then current dividend period up to the date fixed for redemption.

     The Preferred Stocks, Series C, Series D and Series E, are senior to common stock as to dividends and liquidation, but they do not confer general voting rights.

NOTE 20: EARNINGS PER COMMON SHARE

     Primary earnings per common share have been calculated by dividing net income, after deducting dividends on preferred stock, by the weighted average number of shares outstanding for the period. Fully diluted earnings per common share assume conversion of the outstanding convertible preferred stock. Primary and fully diluted earnings per common share for 1992 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

     Information used to calculate earnings per share was as follows:

                                                                 Year ended December 31,
- -------------------------------------------------------------------------------------------------
(dollars in thousands)                                         1994           1993           1992
- -------------------------------------------------------------------------------------------------
Net income                                                 $172,304       $179,676       $110,469
Preferred stock dividends:
  Noncumulative Perpetual, Series C                          (6,384)        (5,628)            --
  Noncumulative Perpetual, Series E                          (3,800)          (538)            --
  Noncumulative Convertible Perpetual, Series A                  --             --         (4,875)
  Noncumulative Convertible Perpetual, Series D              (8,400)        (7,392)            --
- -------------------------------------------------------------------------------------------------
Net income available to primary common stock               $153,720       $166,118       $105,594
=================================================================================================
Net income                                                 $172,304       $179,676       $110,469
Preferred stock dividends:
  Noncumulative Perpetual, Series C                          (6,384)        (5,628)            --
  Noncumulative Perpetual, Series E                          (3,800)          (538)            --
- -------------------------------------------------------------------------------------------------
Net income available to fully diluted common stock         $162,120       $173,510       $110,469
=================================================================================================
Average number of common shares outstanding:
  Primary                                                60,494,945     58,954,059     52,529,967
  Noncumulative Convertible Perpetual, Series A                  --        643,121      5,174,055
  Noncumulative Convertible Perpetual, Series D           5,419,247      5,419,247         59,230
- -------------------------------------------------------------------------------------------------
  Fully diluted                                          65,914,192     65,016,427     57,763,252
=================================================================================================

NOTE 21:  REGULATORY CAPITAL REQUIREMENTS

     WMI is not subject to any regulatory capital requirements. However, each of its subsidiary depository and insurance institutions is subject to various capital requirements. WMB is subject to FDIC capital requirements, while FSB and WMFSB are subject to OTS capital requirements.

     The FDIC currently measures an institution's capital using a leverage limit together with certain risk-based ratios. The FDIC requires most banks it regulates to maintain a minimum leverage ratio, defined as core ("Tier 1") capital divided by total regulatory assets, of at least 4.00 percent to 5.00 percent. It also requires total capital of at least 8.00 percent of risk-weighted assets; and Tier 1 capital of at least 4.00 percent of risk-weighted assets. The OTS requires savings associations, such as FSB and WMFSB, to meet each of three separate capital adequacy standards: a core capital leverage requirement, a tangible capital requirement and a risk-based capital requirement. OTS regulations require savings associations to maintain core capital (which may include, for a limited time, certain amounts of qualifying supervisory goodwill) of at least 3.00 percent of assets and tangible capital (excluding all goodwill) of at least 1.50 percent of assets. Most savings institutions are required to maintain a minimum leverage capital ratio of at least 4.00 percent. OTS regulations incorporate a risk-based capital requirement that is designed to be no less stringent than the capital standard applicable to national banks and is modeled in many respects on, but not identical to, the risk-based capital requirements adopted by the FDIC. These regulations require a core risk-based capital ratio of at least 4.00 percent and a total risk-based capital ratio of at least 8.00 percent.

     FDICIA created a statutory framework that increased the importance of meeting applicable capital requirements. For WMB, FSB and WMFSB, FDICIA establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. An institution's category depends upon where its capital levels are in relation to relevant capital measures, which include a risk-based capital measure, a leverage ratio capital measure and certain other factors. The federal banking agencies (including the FDIC and the OTS) have adopted regulations which implement this statutory framework. Under these regulations, in order to be well capitalized a bank must have a ratio of total capital to risk-weighted assets of not less than 10.00 percent, a ratio of Tier 1 capital to risk-weighted assets of not less than 6.00 percent, and a leverage ratio of Tier 1 capital to total average assets of not less than 5.00 percent and must not be subject to any federal supervisory order or directive to meet a specific capital level. In order to be adequately capitalized, an institution must have a total risk-based capital ratio of not less than 8.00 percent, a Tier 1 risk-based capital ratio of not less than 4.00 percent, and a leverage ratio of not less than 4.00 percent. Any institution which is neither well capitalized nor adequately capitalized will be considered undercapitalized. Undercapitalized institutions are subject to certain regulatory controls and restrictions which become more extensive as an institution becomes more severely undercapitalized.

     The OTS has adopted a rule, to be implemented as of March 31, 1995, incorporating an interest rate risk component into the risk-based capital requirement for savings associations such as FSB and WMFSB. Such an institution will be required to deduct from its total risk-based capital an amount equal to one-half of the difference between its measured interest rate risk and 2 percent, multiplied by the estimated economic value of its assets. Management has analyzed the effect of the regulation and believes that the effect of including such an interest rate risk component in the calculation of risk-adjusted capital will not cause either FSB or WMFSB to cease to be well capitalized.

     Capital ratios for WMB (on a consolidated basis), FSB (on a consolidated basis) and WMFSB were as follows:

                                                                     December 31, 1994
- --------------------------------------------------------------------------------------------
                                                                   WMB         FSB     WMFSB
- --------------------------------------------------------------------------------------------
Tangible capital ratio                                            n.a.%       7.24%    14.90%
Leverage capital ratio                                            5.90        7.29     14.90
Total risk-based capital ratio                                   11.89       12.56     109.97
Tier 1 or core risk-based capital ratio                          10.97       12.13     109.97

     Reconciliation of WMB's consolidated stockholders' equity to regulatory capital was as follows:


(dollars in thousands)                                                     December 31, 1994
- --------------------------------------------------------------------------------------------
Stockholders' equity                                                              $1,207,328
Reporting differences:
  Goodwill and identifiable assets                                                  (190,275)
  Valuation reserve for available-for-sale securities                                 24,467
  Investment in securities-related subsidiaries                                       (8,125)
  Purchased mortgage servicing rights                                                   (881)
  Other nonqualifying assets                                                            (723)
- --------------------------------------------------------------------------------------------
     Total regulatory capital                                                     $1,031,791
============================================================================================

NOTE 22:  STOCK OPTION PLAN

     On March 8, 1984, the Company's stockholders approved the adoption of the 1983 incentive stock option plan, providing for the award of incentive stock options or nonqualified stock options and stock appreciation rights ("SARs") to certain officers of the Company at the discretion of the Board of Directors. On April 19, 1994, the Company's stockholders' approved the adoption of the 1994 stock option plan in which the right to purchase common stock of the Company may be granted to employees, directors, consultants and advisers of the Company. The 1994 plan is similar in some respects to the 1983 plan, which terminated according to its terms in 1993. Consistent with the Company's practice under the 1983 plan, it is anticipated that the majority of options available under the plan will be granted to the most senior management of the Company. The 1994 plan does not affect any options granted under the 1983 plan.

     Under the 1994 stock option plan, on the date of the grant, the exercise price of the option must at least equal the market value per share of the Company's common stock. The 1994 plan provides for the granting of options for a maximum of 4,000,000 common shares.

     A SAR represents the right to receive in cash an amount equal to the difference between the market value of one share of the Company's common stock on the date of exercise of the SAR and the market value of such a share on the date of the grant. The market value is the closing stock price on the date of the grant. During 1994, due to the decline in the price of the Company's common stock, a credit of $49,000 was recorded against compensation expense. The increased value of SARs during 1993 and 1992, which had been recorded as compensation expense, was $15,000 and $486,000, respectively.

     Stock options and SARs are exercisable on a phased-in schedule. At Dec. 31, 1994, stock options of 842,906 and 6,750 SARs were fully exercisable.

     Stock options and SARs granted, exercised or terminated were as follows:

                                                Stock Options(1)                    SARs(1)
- -----------------------------------------------------------------------------------------------------
                                           Average Price        Number     Average Price       Number
- -----------------------------------------------------------------------------------------------------
Outstanding January 1, 1992                       $ 6.18     1,966,005             $3.47       82,687
Granted in 1992                                    13.06       222,315                --           --
Exercised in 1992                                   4.89      (731,461)             3.26      (75,937)
- -----------------------------------------------------------------------------------------------------
Outstanding December 31, 1992                       7.86     1,456,859              5.86        6,750
Granted in 1993                                    22.25       202,500                --           --
Exercised in 1993                                   6.04      (519,019)               --           --
- -----------------------------------------------------------------------------------------------------
Outstanding December 31, 1993                      11.24     1,140,340              5.86        6,750
Granted in 1994                                    22.27       191,631                --           --
Exercised in 1994                                   7.96      (106,399)               --           --
- -----------------------------------------------------------------------------------------------------
Outstanding December 31, 1994                     $13.25     1,225,572             $5.86        6,750
=====================================================================================================

(1) Average price and number of stock options and SARs granted, exercised and terminated in 1992 and 1993 have been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

NOTE 23: EMPLOYEE BENEFITS PROGRAMS

     The Company maintains a noncontributory cash balance defined benefit pension plan ("Plan") for substantially all eligible employees. Benefits earned for each year of service are based primarily on the level of compensation in that year plus a stipulated rate of return on the benefit balance. It is the Company's policy to fund the Plan on a current basis to the extent deductible under federal income tax regulations. The net periodic pension cost for the Plan was $1.3 million, $575,000 and $189,000 for 1994, 1993 and 1992, respectively.

     The weighted average discount rate was 8.00 percent, 7.25 percent and 9.00 percent for 1994, 1993 and 1992, respectively. The long-term rate of return on assets was 8.00 percent for 1994 and 9.00 percent for 1993 and 1992. The assumed rate of increase in future compensation levels was 6.00 percent for all years presented. The Plan's assets consist primarily of listed common stocks, U. S. government obligations, corporate debt obligations and annuity contracts.

     The Plan's funded status and amounts recognized in the Company's financial statements were as follows:

                                                                            December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                     1994           1993
- ----------------------------------------------------------------------------------------------
Benefit obligations:
  Vested benefits                                                      $(34,885)      $(25,108)
  Nonvested benefits                                                     (4,690)        (2,006)
- ----------------------------------------------------------------------------------------------
     Accumulated benefit obligation                                     (39,575)       (27,114)
Effect of future compensation increases                                  (1,429)          (376)
- ----------------------------------------------------------------------------------------------
     Projected benefit obligation                                       (41,004)       (27,490)
Plan assets at fair value                                                53,037         32,910
- ----------------------------------------------------------------------------------------------
     Plan assets in excess of projected benefit obligation               12,033          5,420
Unrecognized loss (gain) due to past experience different from
  assumptions                                                             1,710         (4,064)
Unrecognized net asset at transition being recognized over 18.6 years    (3,682)        (2,679)
- ----------------------------------------------------------------------------------------------
     Prepaid pension asset (liability)                                 $ 10,061       $ (1,323)
==============================================================================================

     Net periodic pension expense included the following:

                                                                       December 31,
- -----------------------------------------------------------------------------------------------
(dollars in thousands)                                         1994          1993          1992
- -----------------------------------------------------------------------------------------------
Service cost -- benefits earned during the period           $ 2,952       $ 1,643       $ 1,754
Interest cost on projected benefit obligation                 2,695         1,904         1,665
Actual gain on Plan assets                                      463        (5,637)       (2,613)
Amortization and deferral, net                               (4,779)        2,665          (617)
- -----------------------------------------------------------------------------------------------
                                                            $ 1,331       $   575       $   189
===============================================================================================

     During 1994, the defined benefit pension plan acquired in the acquisition of Pacific First was merged into the Company's defined benefit pension plan. The fair value of plan assets exceeded the projected benefit obligation and the accrued pension cost was reduced by $10.8 million.

     In addition, the Company currently provides eligible retired employees with access to medical coverage on the same basis as active employees and provides certain other health care insurance benefits to a limited number of retired employees. Effective Jan. 1, 1993, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions." This statement requires accrual of postretirement benefits, such as retiree health benefits, during the years an employee provides services. The effect of this statement required the Company to recognize a transition obligation of $3.1 million to be amortized over 20 years. An additional liability of $1.0 million was established for retiree health care obligations assumed in the acquisition of Pacific First. The net periodic expense under SFAS No. 106 was $689,000 and $621,000 for 1994 and 1993, respectively. Prior to the adoption of the statement, the cost of retiree health insurance benefits was recognized as an expense on a pay-as-you-go basis. These costs were $262,000 during 1992.

     The funded status of these benefits were as follows:

                                                                       Year Ended December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994            1993
- ----------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation                          $(4,488)        $(4,478)
Unrecognized transition obligation                                       2,650           2,797
Unrecognized (gain)loss                                                   (189)            136
- ----------------------------------------------------------------------------------------------
     Prepaid postretirement liability                                  $(2,027)        $(1,545)
==============================================================================================

     Net periodic postretirement expense included the following:

                                                                      Year Ended December 31,
- ---------------------------------------------------------------------------------------------
(dollars in thousands)                                                    1994           1993
- ---------------------------------------------------------------------------------------------
Service cost                                                              $220           $154
Interest cost                                                              322            320
Amortization of transition obligation                                      147            147
- ---------------------------------------------------------------------------------------------
                                                                          $689           $621
=============================================================================================

     The weighted average discount rate was 8.00 percent and 7.25 percent for 1994 and 1993, respectively. The medical trend rate starts at 13.00 percent for 1993 and declines steadily to 6 percent by the year 2000. The effect of a 1 percent increase in the trend rates is not significant.

     The Company also maintains a savings plan for substantially all eligible employees that allows participants to make contributions by salary deduction equal to 15 percent or less of their salary pursuant to section 401(k) of the Internal Revenue Code. Employees' contributions vest immediately. The Company's partial matching contributions vest over five years. The Company's contributions to the savings plan in 1994, 1993 and 1992 were $8.0 million, $4.5 million and $4.3 million, respectively.

     In November 1992, the FASB issued SFAS No. 112, "Employers' Accounting for Postemployment Benefits." This statement establishes standards of financial accounting and reporting for the estimated cost of benefits provided by an employer to former or inactive employees after employment but before retirement. Effective Jan. 1, 1994, the Company adopted SFAS No. 112. There were no costs accrued under this pronouncement in 1994.

NOTE 24: CONTINGENCIES

     The Company has certain litigation and negotiations in progress resulting from activities arising from normal operations. In the opinion of management, none of these matters is likely to have a materially adverse effect on the Company's financial position.

     On March 15, 1993, a lawsuit was filed in Washington state court against WMSB, WM Financial, Inc. (the holding company for Murphey Favre), Murphey Favre, and certain present and former directors and officers of Murphey Favre. The lawsuit concerned claims related to the sale by Murphey Favre between 1987 and 1990 of bonds issued by Homestead Savings of Millbrae, California. During 1994, the parties negotiated a settlement of the lawsuit, which was subsequently approved by the court. The Company recognized as expense $5.0 million in connection with the settlement.

     At periodic intervals, the FDIC and OTS regulators examine the Company's financial statements as part of their legally prescribed oversight. Based on these examinations, the regulators can direct that the Company's financial statements be adjusted in accordance with their findings. A future examination by the FDIC or the OTS could include a review of certain transactions or other amounts reported in the Company's 1994 financial statements. The regulators have not proposed significant adjustments to the Company's financial statements in prior years and management is not aware of any basis for any such adjustments for 1994. But, in view of the uncertain regulatory environment in which the Company operates, the extent, if any, to which a forthcoming examination may ultimately result in regulatory adjustments to the 1994 financial statements cannot presently be determined.

NOTE 25: ACQUISITIONS

     On March 1, 1993, the Company merged with Pioneer Savings Bank ("Pioneer") of Lynnwood, Washington. Pioneer operated 17 branches and one mortgage lending center. At Feb. 28, 1993, Pioneer had assets of $926.5 million, deposits of $659.5 million and stockholders' equity of $114.4 million. The Company issued 8,779,581 shares of common stock (after adjustment for the third quarter 1993 50 percent stock dividend) to complete the merger with Pioneer. The financial information presented in this document reflects the pooling-of-interests method of accounting for the merger of Pioneer into the Company. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pioneer were recorded on the books of the resulting institution at their values as reported on the books of Pioneer immediately prior to the consummation of the merger with Pioneer. No goodwill was created in the merger with Pioneer. This presentation required the restatement of prior periods as if the companies had been combined.

     The following pro forma information represents the results of operations of the Company and Pioneer for 1993 and 1992, on an individual as well as combined basis. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                      Year ended December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                     1993             1992
- ----------------------------------------------------------------------------------------------
Washington Mutual:
Net interest income                                                  $522,816         $294,909
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                     173,428           99,994
Extraordinary items, net of federal income tax effect                  (8,953)          (4,638)
Cumulative effect of change in tax accounting method                   13,365               --
- ----------------------------------------------------------------------------------------------
Net income                                                           $177,840         $ 95,356
==============================================================================================
Net income attributable to common stock                              $164,282         $ 90,481
==============================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                   $ 2.78           $ 2.17
  Extraordinary items, net of federal income tax effect                 (0.15)           (0.10)
  Cumulative effect of change in tax accounting method                   0.23               --
- ----------------------------------------------------------------------------------------------
  Net income                                                           $ 2.86           $ 2.07
==============================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of
     change in tax accounting method                                   $ 2.63           $ 2.04
  Extraordinary items, net of federal income tax effect                 (0.14)           (0.09)
  Cumulative effect of change in tax accounting method                   0.21               --
- ----------------------------------------------------------------------------------------------
  Net income                                                           $ 2.70           $ 1.95
==============================================================================================

                                                                      Year ended December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands)                                                   1993             1992
- ----------------------------------------------------------------------------------------------
Pioneer:
Net interest income                                                    $6,615          $34,649
Income before extraordinary items and cumulative effect of
  change in tax accounting method                                       1,836           15,113
- ----------------------------------------------------------------------------------------------
Net income                                                             $1,836          $15,113
==============================================================================================
Net income attributable to common stock                                $1,836          $15,113
==============================================================================================

                                                                       Year Ended December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1993           1992
- ----------------------------------------------------------------------------------------------
Washington Mutual and Pioneer combined:
Net interest income                                                    $529,431       $329,558
Income before extraordinary items and cumulative effect of change in
  tax accounting method                                                 175,264        115,107
Extraordinary items, net of federal income tax effect                    (8,953)        (4,638)
Cumulative effect of change in tax accounting method                     13,365             --
- ----------------------------------------------------------------------------------------------
Net income                                                             $179,676       $110,469
==============================================================================================
Net income attributable to common stock                                $166,118       $105,594
==============================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change
     in tax accounting method                                            $ 2.74         $ 2.10
  Extraordinary items, net of federal income tax effect                   (0.15)         (0.09)
  Cumulative effect of change in tax accounting method                     0.23             --
- ----------------------------------------------------------------------------------------------
  Net income                                                             $ 2.82         $ 2.01
==============================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change
     in tax accounting method                                            $ 2.60         $ 1.99
  Extraordinary items, net of federal income tax effect                   (0.14)         (0.08)
  Cumulative effect of change in tax accounting method                     0.21             --
- ----------------------------------------------------------------------------------------------
  Net income                                                             $ 2.67         $ 1.91
==============================================================================================

     On April 9, 1993, the Company acquired Pacific First from RT Holdings, Inc. ("RTH"), a subsidiary of Royal Trustco Limited of Toronto, Canada. In April, Pacific First operated 129 branches and 14 home loan centers in Washington and Oregon. At March 31, 1993, Pacific First had assets of $5,847.5 million and deposits of $3,825.7 million.

     As part of the acquisition of Pacific First, the Company negotiated several provisions designed to reduce the effect of any Pacific First asset quality problems on the resulting combined loan portfolio. As a result of the provisions, RTH purchased $656.2 million book value in assets from Pacific First prior to the sale to the Company.

     As part of the purchase agreement, the Company received indemnification from RTH for a variety of problems Pacific First had that could result in future losses to the Company. These indemnification provisions were secured by both specific funds held in escrow and by a guarantee from RTH's parent company. The largest individual component is a $20.0 million general indemnity escrow that can be drawn upon to pay a variety of claims, including any exposure arising from transactions or acts prior to the purchase date.

     The acquisition of Pacific First was treated as a purchase for accounting purposes. Accordingly, under generally accepted accounting principles, the assets and liabilities of Pacific First have been recorded on the books of the Company at their respective fair market values at the time of the consummation of the acquisition of Pacific First. Goodwill, the excess of the purchase price over the net fair value of the assets and liabilities, including identified intangible assets, was recorded at $178.2 million. Amortization of goodwill over a 10-year period will result in a charge to earnings of approximately $17.8 million per year. Because of the amount of assets of Pacific First acquired by the Company, the financial results for Dec. 31, 1993, are not generally comparable to those of a year ago. The combined organization at Dec. 31, 1993, was significantly larger than it was a year ago.

     The accompanying financial statements include the operations of the two institutions from April 1, 1993, to Dec. 31, 1993. The following pro forma information presents the results of operations for 1993 and 1992, as though the acquisition had occurred on Jan. 1, 1992. The pro forma results do not necessarily indicate the actual results that would have been obtained, nor are they necessarily indicative of the future operations of the combined companies. The unaudited pro forma results of operations were as follows:

                                                                       Year Ended December 31,
- ----------------------------------------------------------------------------------------------
(dollars in thousands, except for per share amounts)                       1993           1992
- ----------------------------------------------------------------------------------------------
Net interest income                                                    $571,220       $502,284
Income before extraordinary items and cumulative effect of change
  in tax accounting method                                              198,327        171,578
Extraordinary items, net of federal income tax effect                    (8,953)       (15,099)
Cumulative effect of change in tax accounting method                     13,365         24,425
- ----------------------------------------------------------------------------------------------
Net income                                                             $202,739       $180,904
==============================================================================================
Net income attributable to common stock                                $189,181       $176,029
==============================================================================================
Per share amounts -- primary
  Income before extraordinary items and cumulative effect of change
     in tax accounting method                                            $ 3.13         $ 3.17
  Extraordinary items, net of federal income tax effect                   (0.15)         (0.29)
  Cumulative effect of change in tax accounting method                     0.23           0.47
- ----------------------------------------------------------------------------------------------
  Net income                                                             $ 3.21         $ 3.35
==============================================================================================
Per share amounts -- fully diluted
  Income before extraordinary items and cumulative effect of change
     in tax accounting method                                            $ 2.95         $ 2.97
  Extraordinary items, net of federal income tax effect                   (0.14)         (0.26)
  Cumulative effect of change in tax accounting method                     0.21           0.42
- ----------------------------------------------------------------------------------------------
  Net income                                                             $ 3.02         $ 3.13
==============================================================================================

     On Nov. 14, 1994, Washington Mutual merged with Summit Bancorp, Inc. The merger was treated as a pooling-of-interests for accounting purposes. Due to the immaterial nature of the transaction, prior period information has not been restated as if the companies had been combined.

     On July 25, 1994, Washington Mutual announced the signing of a merger agreement with Olympus Capital Corporation, of Salt Lake City, Utah ("Olympus"), the holding company of Olympus Bank, a Federal Savings Bank ("Olympus Bank"). At Dec. 31, 1994, Olympus (on a consolidated basis) had assets of $392.3 million, deposits of $286.6 million and stockholders' equity of $35.0 million. Olympus Bank operates nine branches in Utah, as well as one branch and a satellite facility in Butte, Montana. Under the terms of the transaction, Olympus Bank will merge into WMFSB. Approvals from banking regulators and the Olympus shareholders are anticipated during the second quarter of 1995.

NOTE 26: SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     Results of operations on a quarterly basis were as follows:

                                                           Year Ended December 31, 1994
- -------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share          First       Second        Third       Fourth
  amounts)                                         Quarter      Quarter      Quarter      Quarter
- -------------------------------------------------------------------------------------------------
Interest income                                   $276,166     $287,784     $308,427     $335,436
Interest expense                                   132,629      146,041      164,887      193,031
- -------------------------------------------------------------------------------------------------
Net interest income                                143,537      141,743      143,540      142,405
Provision for loan losses                            5,000        5,000        5,000        5,000
Other income                                        28,348       27,747       25,782       25,961
Other expense                                      100,583       96,890       93,722       93,117
- -------------------------------------------------------------------------------------------------
Income before income taxes                          66,302       67,600       70,600       70,249
Income taxes                                        24,607       25,531       26,517       25,792
- -------------------------------------------------------------------------------------------------
Net income                                        $ 41,695     $ 42,069     $ 44,083     $ 44,457
=================================================================================================
Net income attributable to common stock           $ 37,049     $ 37,423     $ 39,437     $ 39,811
=================================================================================================
Net income per common share(1)
  Primary                                            $0.62        $0.62        $0.65        $0.65
  Fully diluted                                       0.60         0.60         0.63         0.63

                                                           Year Ended December 31, 1993
- -------------------------------------------------------------------------------------------------
(dollars in thousands, except for per share          First       Second        Third       Fourth
  amounts)                                         Quarter      Quarter      Quarter      Quarter
- -------------------------------------------------------------------------------------------------
Interest income                                   $204,805     $277,457     $272,990     $280,687
Interest expense                                   102,753      137,484      132,074      134,197
- -------------------------------------------------------------------------------------------------
Net interest income                                102,052      139,973      140,916      146,490
Provision for loan losses                           12,500        7,500        7,500        7,500
Other income                                        32,985       42,548       31,614       36,715
Other expense                                       73,216      102,433       92,982      100,633
- -------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary items
  and cumulative effect of change in tax
  accounting method                                 49,321       72,588       72,048       75,072
Income taxes                                        16,501       25,563       25,162       26,539
Extraordinary items, net of federal income tax
  effect                                            (7,499)      (1,454)          --           --
Cumulative effect of change in tax accounting
  method                                            13,365           --           --           --
- -------------------------------------------------------------------------------------------------
Net income                                        $ 38,686     $ 45,571     $ 46,886     $ 48,533
=================================================================================================
Net income attributable to common stock           $ 36,754     $ 41,875     $ 43,190     $ 44,299
=================================================================================================
Per share amounts -- primary(1)
  Income before extraordinary items and
     cumulative effect of change in tax
     accounting method                              $ 0.55       $ 0.73        $0.72        $0.74
  Extraordinary items, net of federal income tax
     effect                                          (0.13)       (0.03)          --           --
  Cumulative effect of change in tax accounting
     method                                           0.23           --           --           --
- -------------------------------------------------------------------------------------------------
  Net income                                        $ 0.65       $ 0.70        $0.72        $0.74
=================================================================================================
Per share amounts -- fully diluted(1)
  Income before extraordinary items and
     cumulative effect of change in tax
     accounting method                              $ 0.49       $ 0.70        $0.70        $0.71
  Extraordinary items, net of federal income tax
     effect                                          (0.12)       (0.02)          --           --
  Cumulative effect of change in tax accounting
     method                                           0.21           --           --           --
- -------------------------------------------------------------------------------------------------
  Net income                                        $ 0.58       $ 0.68        $0.70        $0.71
=================================================================================================

(1) Net income per common share for the first two quarters of 1993 has been adjusted for the third quarter 1993 50 percent stock dividend, which had the effect of a three-for-two stock split.

NOTE 27: FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The fair value of financial instruments were as follows:

                                                                  December 31,
- ---------------------------------------------------------------------------------------------------
                                                        1994                        1993
- ---------------------------------------------------------------------------------------------------
                                                 Carrying          Fair      Carrying          Fair
(dollars in thousands)                             Amount         Value        Amount         Value
- ---------------------------------------------------------------------------------------------------
Financial assets
  Cash and cash equivalents                   $   222,435   $   222,435   $   194,389   $   194,389
  Trading account securities                          572           572         1,098         1,098
  Available-for-sale securities                 2,535,018     2,535,018            --            --
  Held-to-maturity securities                   2,608,585     2,406,659     4,012,000     4,091,432
  Loans, exclusive of reserve for loan
     losses                                    12,534,638    12,085,196    11,006,316    11,096,595
- ---------------------------------------------------------------------------------------------------
                                               17,901,248    17,249,880    15,213,803    15,383,514
Financial liabilities
  Deposits                                      9,777,912     9,771,116     9,351,402     9,390,295
  Annuities                                       799,178       777,507       713,383       693,895
  Securities sold under agreements to
     repurchase                                 2,595,651     2,594,802     2,173,693     2,173,693
  Advances from the FHLB                        3,737,611     3,671,503     2,079,934     2,087,834
  Other borrowings                                 79,039        79,039        83,635        90,393
- ---------------------------------------------------------------------------------------------------
                                               16,989,391    16,893,967    14,402,047    14,436,110
Derivative instruments(1):
  Interest rate exchange agreements:
     Designated against available-for-sale
       securities                                  18,654        18,654            --            --
     Designated against short-term
       borrowings and deposits                         --         2,110            --       (18,615)
  Interest rate cap agreements:
     Designated against available-for-sale
       securities                                  41,690        41,690            --            --
     Designated against short-term
       borrowings and deposits                         --        20,421            --         6,108
- ---------------------------------------------------------------------------------------------------
                                                   60,344        82,875            --       (12,507)
- ---------------------------------------------------------------------------------------------------
     Net financial instruments                $   972,201   $   438,788   $   811,756   $   934,897
===================================================================================================

(1) See "Note 14: Interest Rate Risk Management."

     The following methods and assumptions were used to estimate the fair value of each class of financial instrument as of Dec. 31, 1994 and 1993:

     Cash and cash equivalents -- The carrying amount represented fair value.

     Trading account securities -- Fair values were based on quoted market prices.

     Available-for-sale securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

     Held-to-maturity securities -- Fair values were based on quoted market prices or dealer quotes. If a quoted market price was not available, fair value was estimated using quoted market prices for similar securities.

     Loans -- Loans were priced using the discounted cash flow method. The discount rate used was the rate currently offered on similar products.

     Deposits -- The fair value of checking accounts, savings accounts and money market accounts was the amount payable on demand at the reporting date. For time deposit accounts, the fair value was determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

     Annuities -- Fair value was estimated to be the present surrender value for annuities with no defined maturity. The fair value of annuities with defined maturities is estimated by projecting cash flows using rates which would be offered for similar contracts with the same remaining maturities.

     Securities sold under agreements to repurchase -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Advances from the FHLB -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Other borrowings -- These were valued using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar borrowings.

     Derivative instruments -- The market value for interest rate exchange agreements was determined using the discounted cash flow method. The market prices for similar instruments were used to value interest rate cap agreements.

NOTE 28: FINANCIAL INFORMATION -- WMI

     WMI was formed Aug. 17, 1994. The following WMI (parent company only) financial information should be read in conjunction with the other notes to the consolidated financial statements.

STATEMENT OF INCOME

                                                                      Period of August 17, 1994
(dollars in thousands)                                         (inception) to December 31, 1994
- -----------------------------------------------------------------------------------------------
INTEREST INCOME
Available-for-sale securities                                                           $ 1,641
Cash equivalents                                                                             44
- -----------------------------------------------------------------------------------------------
  Total interest income                                                                   1,685
INTEREST EXPENSE
Borrowings                                                                                  884
- -----------------------------------------------------------------------------------------------
  Total interest expense                                                                    884
- -----------------------------------------------------------------------------------------------
     Net interest income                                                                    801
OTHER INCOME
Equity in net earnings of subsidiaries(1)                                                13,103
- -----------------------------------------------------------------------------------------------
  Total other income                                                                     13,103
OTHER EXPENSE
Other operating expense                                                                     228
- -----------------------------------------------------------------------------------------------
  Total other expense                                                                       228
- -----------------------------------------------------------------------------------------------
     Income before income taxes                                                          13,676
Income taxes                                                                                201
- -----------------------------------------------------------------------------------------------
Net Income(1)                                                                           $13,475
===============================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

STATEMENT OF FINANCIAL POSITION

(dollars in thousands)                                                        December 31, 1994
- -----------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                            $    5,903
Available-for-sale securities                                                           104,987
Investment in subsidiaries(1)                                                         1,284,709
Other assets                                                                                654
- -----------------------------------------------------------------------------------------------
  Total assets                                                                       $1,396,253
===============================================================================================
LIABILITIES
Securities sold under agreements to repurchase                                       $   84,329
Other liabilities                                                                           (14)
- -----------------------------------------------------------------------------------------------
  Total liabilities                                                                      84,315

STOCKHOLDERS' EQUITY
Preferred stock, no par value: 10,000,000 shares
  authorized -- 6,200,000 shares issued and outstanding                                      --
Common stock, no par value: 100,000,000 shares authorized --
  61,970,704 shares issued and outstanding                                                   --
Capital surplus(1)                                                                      747,562
Valuation reserve for available-for-sale securities                                      (2,511)
Retained earnings(1)                                                                    566,887
- -----------------------------------------------------------------------------------------------
  Total stockholders' equity                                                          1,311,938
- -----------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity                                         $1,396,253
===============================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

STATEMENT OF CASH FLOWS

                                                                      Period of August 17, 1994
(dollars in thousands)                                         (inception) to December 31, 1994
- -----------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income(1)                                                                         $  13,475
Adjustments to reconcile net income to net cash provided by
  operating activities:
     (Increase) in interest receivable                                                     (693)
     Increase in interest payable                                                           884
     (Decrease) in income taxes payable                                                  (1,151)
     Equity in undistributed earnings of subsidiaries(1)                                (13,103)
     Decrease in other assets                                                                39
     Increase in other liabilities                                                          252
- -----------------------------------------------------------------------------------------------
       Net cash (used) by operating activities                                             (297)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of available-for-sale securities                                             (111,984)
Principal repayments of available-for-sale securities                                     4,486
Acquisition of wholly-owned subsidiary(1)                                               (82,877)
- -----------------------------------------------------------------------------------------------
       Net cash (used) by investing activities                                         (190,375)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase in securities sold under agreements to repurchase                               84,329
Issuance of common stock through stock options and employee stock plans                     994
Contribution from wholly-owned subsidiary(1)                                            111,252
- -----------------------------------------------------------------------------------------------
       Net cash provided by financing activities                                        196,575
- -----------------------------------------------------------------------------------------------
       Increase in cash and cash equivalents                                              5,903
       Cash and cash equivalents at beginning of year                                        --
- -----------------------------------------------------------------------------------------------
       Cash and cash equivalents at end of year                                       $   5,903
===============================================================================================

(1) Contains intercompany transactions eliminated upon consolidation.

                            WASHINGTON MUTUAL, INC.

                               INDEX OF EXHIBITS

    Exhibit                                                                              Page
    -----------------------------------------------------------------------------------------
      2.1*      Agreement for Reorganization between the Registrant and Washington
                Mutual, dated October 19, 1994.....................................
      2.2       Amended and Restated Agreement for Merger among Washington Mutual,
                Inc., Washington Mutual Bank, Washington Mutual Federal Savings
                Bank and Olympus Capital Corporation and Olympus Bank, a Federal
                Savings Bank, dated as of January 20, 1995 (Incorporated by reference to Appendix A to the Washington Mutual, Inc. Registration
                Statement on Form S-4, registration no. 33-57413)..................
      3.1*      Restated Articles of Incorporation of the Registrant, filed
                November 28, 1994 (the "Articles").................................
      3.2*      Bylaws of the Registrant...........................................
      4.1*      Article II, Sections D(2), D(3), and D(4) of the Articles, which define the rights of holders of the Series C Preferred Stock, the
                Series D Preferred Stock and the Series E Preferred Stock (filed together with Exhibit 3.1 hereto)..................................
      4.2*      Rights Agreement, dated October 16, 1990...........................
      4.3*      Amendment No. 1 to Rights Agreement, dated October 31, 1994........
      4.4*      Supplement to Rights Agreement, dated November 29, 1994............
     10.1*      Washington Mutual 1994 Stock Option Plan...........................
     10.2*      Amended and Restated Incentive Stock Option Plan...................
     10.3*      Amended and Restated Washington Mutual Restricted Stock Plan
                (1986).............................................................
     10.4*      Washington Mutual Employees' Stock Purchase Program................
     10.5*      Washington Mutual Retirement Savings and Investment Plan...........
     10.6*      Washington Mutual Employee Service Award Plan......................
     10.7*      Supplemental Employee's Retirement Plan for Salaried Employees of
                Washington Mutual..................................................
     10.8*      Employment Contract of Kerry K. Killinger..........................
     10.9*      Employment Contract of William A. Longbrake........................
     10.10*     Employment Contract of Lee D. Lannoye..............................
     10.11*     Employment Contract of Deanna Oppenheimer..........................
     10.12*     Employment Contract of Craig E. Tall...............................
     10.13*     Employment Contract of Michael D. Towers...........................
     10.14*     Employment Contract of S. Liane Wilson.............................
     10.15*     Lease Agreement between Third and University Limited Partnership and Washington Mutual Savings Bank, dated September 1, 1988........
     10.16*     First Amendment to Stock Purchase Agreement between Washington
                Mutual Savings Bank; Washington Mutual, a Federal Savings Bank; RT
                Holdings, Inc.; Pacific First Financial Corporation; RT Capital
                Corporation; RT Finance Corporation; and Royal Trustco Limited
                dated April 9, 1993................................................
     10.17*     Agreement for Merger between Washington Mutual Savings Bank, FSB and Pioneer Savings Bank, dated August 20, 1992....................
     21.00      List of Subsidiaries of the Registrant.............................

- ---------------

* Incorporated by reference to Washington Mutual, Inc. Current Report on Form 8-K dated November 29, 1994 (File No. 0-25188).